Exhibit 99.1
TIME WARNER CABLE INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND OTHER FINANCIAL INFORMATION
     Time Warner Cable Inc. (together with its subsidiaries, “TWC” or the “Company”) filed a shelf registration statement on Form S-3 (the “Shelf Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on June 16, 2008 that allows TWC to offer and sell from time to time senior and subordinated debt securities and debt warrants. In order for TWC to offer and sell securities under the Shelf Registration Statement prior to filing its Annual Report on Form 10-K for the year ended December 31, 2009, SEC rules require that the most recently filed annual financial statements be recast to reflect any subsequent changes in accounting principles or presentation that are being applied retrospectively. As a result, the Company has recast certain financial information presented in its Annual Report on Form 10-K for the year ended December 31, 2008 (filed with the SEC on February 20, 2009) (the “2008 Form 10-K”) to reflect certain changes in accounting principles or basis of presentation that are being applied retrospectively.
     Specifically, the Company has recast its consolidated financial statements as of December 31, 2008 and 2007 and for each year in the three-year period ended December 31, 2008 and the related Management’s Discussion and Analysis of Results of Operations and Financial Condition, including the accompanying schedule, to reflect (i) the Company’s retrospective application of the presentation of noncontrolling interests as provided by Financial Accounting Standards Board Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51, which was adopted by the Company on January 1, 2009, and (ii) the reverse stock split of all outstanding and treasury shares of TWC common stock at a 1-for-3 ratio, implemented by the Company on March 12, 2009 in connection with the Company’s separation from Time Warner Inc., previously its parent company. These changes were previously reflected in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 that was filed with the SEC on April 29, 2009 (the “March 2009 Form 10-Q”). Except as related to the matters that have led to the recast financial information presented herein, the disclosures contained herein have not been updated to reflect other transactions and/or events from those disclosures contained in the Company’s 2008 Form 10-K; accordingly, the financial information herein should be read in conjunction with the Company’s March 2009 Form 10-Q.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION
INTRODUCTION
     Management’s discussion and analysis of results of operations and financial condition (“MD&A”) is a supplement to the accompanying consolidated financial statements and provides additional information on Time Warner Cable Inc.’s (together with its subsidiaries, “TWC” or the “Company”) business, current developments, financial condition, cash flows and results of operations. MD&A is organized as follows:
•	Overview. This section provides a general description of TWC’s business, as well as recent developments the Company believes are important in understanding the results of operations and financial condition or in understanding anticipated future trends.

•	Financial statement presentation. This section provides a summary of how the Company’s operations are presented in the accompanying consolidated financial statements.

•	Results of operations. This section provides an analysis of the Company’s results of operations for the three years ended December 31, 2008.

•	Financial condition and liquidity. This section provides an analysis of the Company’s cash flows for the three years ended December 31, 2008, as well as a discussion of the Company’s outstanding debt and commitments that existed as of December 31, 2008. Included in the analysis of outstanding debt is a discussion of the amount of financial capacity available to fund the Company’s future commitments, as well as a discussion of other financing arrangements.

•	Market risk management. This section discusses how the Company monitors and manages exposure to potential gains and losses arising from changes in market rates and prices, such as interest rates.

•	Critical accounting policies and estimates. This section discusses accounting policies and estimates that require the use of assumptions that were uncertain at the time the estimate was made and that could have a material effect on the Company’s consolidated results of operations or financial condition if there were changes in the estimate or if a different estimate was made. The Company’s significant accounting policies, including those considered to be critical accounting policies and estimates, are summarized in Note 3 to the accompanying consolidated financial statements.

•	Caution concerning forward-looking statements. This section provides a description of the use of forward-looking information appearing in this report, including in MD&A and the consolidated financial statements. Such information is based on management’s current expectations about future events, which are inherently susceptible to uncertainty and changes in circumstances. Refer to Item 1A, “Risk Factors” in Part I of this report, for a discussion of the risk factors applicable to the Company.
OVERVIEW
     TWC is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. As of December 31, 2008, TWC served approximately 14.6 million customers who subscribed to one or more of its video, high-speed data and voice services, representing approximately 34.2 million revenue generating units.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Time Warner Inc. (“Time Warner”) currently owns approximately 84% of the common stock of TWC (representing a 90.6% voting interest), and also currently owns an indirect 12.43% non-voting common stock interest in TW NY Cable Holding Inc. (“TW NY”), a subsidiary of TWC. The financial results of TWC’s operations are consolidated by Time Warner. On May 20, 2008, TWC and its subsidiaries, Time Warner Entertainment Company, L.P. (“TWE”) and TW NY, entered into a Separation Agreement (the “Separation Agreement”) with Time Warner and its subsidiaries, Warner Communications Inc. (“WCI”), Historic TW Inc. (“Historic TW”) and American Television and Communications Corporation (“ATC”), the terms of which will govern TWC’s legal and structural separation from Time Warner. Refer to “—Recent Developments” for further details.
     TWC principally offers three services — video, high-speed data and voice — over its broadband cable systems. TWC markets its services separately and in “bundled” packages of multiple services and features. As of December 31, 2008, 54% of TWC’s customers subscribed to two or more of its primary services, including 21% of its customers who subscribed to all three primary services. Historically, TWC has focused primarily on residential customers, while also selling video, high-speed data and networking and transport services to commercial customers. As part of an increased emphasis on its commercial business, TWC also began selling its commercial Digital Phone service, Business Class Phone, to small- and medium-sized businesses during 2007. During 2008, TWC generated nearly $800 million of revenues from its commercial services. TWC believes providing commercial services will generate additional opportunities for growth. In addition, TWC sells advertising to a variety of national, regional and local customers.
     Video is TWC’s largest service in terms of revenues generated and, as of December 31, 2008, TWC had approximately 13.1 million basic video subscribers, of which approximately 8.6 million subscribed to TWC’s digital video service. Although providing video services is a competitive and highly penetrated business, TWC expects to continue to increase video revenues through the offering of advanced digital video services, as well as through price increases and digital video subscriber growth. TWC’s digital video subscribers provide a broad base of potential customers for additional services. Video programming costs represent a major component of TWC’s expenses and are expected to continue to increase, reflecting programming rate increases on existing services, costs associated with retransmission consent agreements, subscriber growth and the expansion of service offerings (e.g., new network channels). TWC expects that its video service margins as a percentage of video revenues will continue to decline over the next few years as increases in programming costs outpace growth in video revenues.
     As of December 31, 2008, TWC had approximately 8.4 million residential high-speed data subscribers. TWC expects continued growth in residential high-speed data subscribers and revenues for the foreseeable future; however, the rate of growth of both subscribers and revenues is expected to continue to slow over time as high-speed data services become increasingly penetrated. TWC also offers commercial high-speed data services and had 283,000 commercial high-speed data subscribers as of December 31, 2008.
     As of December 31, 2008, TWC had approximately 3.7 million residential Digital Phone subscribers. TWC expects increases in Digital Phone subscribers and revenues for the foreseeable future; however, the rate of growth of both subscribers and revenues is expected to slow over time as Digital Phone services become increasingly penetrated and as an increasing number of homes in the U.S. replace their traditional telephone service with wireless phone service. TWC rolled out Business Class Phone to small- and medium-sized businesses during 2007 in the majority of its operating areas and substantially completed the roll-out in the remainder of its operating areas during 2008. As of December 31, 2008, TWC had 30,000 commercial Digital Phone subscribers.
     TWC faces intense competition from a variety of alternative information and entertainment delivery sources, principally from direct-to-home satellite video providers and certain telephone companies, each of which offers a broad range of services that provide features and functions comparable to those provided by TWC. The services are also offered in bundles of video, high-speed data and voice services similar to TWC’s and, in certain cases, these offerings include wireless services. The availability of these bundled service offerings and of wireless offerings, whether as a single offering or as part of a bundle, has

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OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
intensified competition. In addition, technological advances and product innovations have increased and will likely continue to increase the number of alternatives available to TWC’s customers from other providers and intensify the competitive environment. TWC expects that competition will continue to intensify in the future, which may negatively affect the growth of revenue generating units. By continuing to enhance its services with innovative offerings and continuing to focus on customer service, TWC believes it will distinguish its services from those of its competitors.
     The recent events affecting the U.S. and international financial markets have had a significant and adverse impact on the global economy. These events have served to increase capital market volatility and reduce future expectations for economic growth. Since the end of the third quarter of 2008, the Company has experienced a slowdown in growth across all revenue generating unit categories, which the Company believes is partly a result of the challenging economic environment and a general reduction in consumer spending. The Company believes it is premature to determine if this is a long- or short-term development and that the impact of a protracted economic downturn on its financial and subscriber results is difficult to estimate; however, the Company believes that growth in revenue generating unit net additions, as well as growth in other digital services (e.g., digital video recorders and video-on-demand), will slow in 2009 as compared to 2008. In addition, the Company has continued to see a decline in its Advertising revenues from national, regional and local businesses, which it expects to continue in 2009.
     Excluding the $14.822 billion noncash impairment of cable franchise rights and the $58 million loss on sale of certain cable systems (as discussed below), the Company expects that its year-over-year growth rate in Operating Income will be lower in 2009 (as compared to the same measure in 2008) as a result of, among other things, slower growth in revenues and higher video programming costs, pension expense and restructuring charges, partially offset by various cost saving initiatives. The Company also expects that capital expenditures will decline in 2009 as compared to 2008.
     Despite the current economic environment, the Company believes it continues to have strong liquidity to meet its needs for the foreseeable future. As of December 31, 2008, the Company had $13.130 billion of unused committed capacity (including cash and equivalents and credit facilities containing commitments from a geographically diverse group of major financial institutions), $10.855 billion of which TWC expects to use to finance the Special Dividend (as defined below). Additionally, there are no significant maturities of the Company’s long-term debt prior to February 2011. See “Financial Condition and Liquidity” for further details regarding the Company’s committed capacity.
     Beginning in the first quarter of 2009, TWC is undertaking a significant restructuring, primarily consisting of headcount reductions, and expects to incur restructuring charges ranging from approximately $50 million to $100 million during 2009.
Recent Developments
Impairment of Cable Franchise Rights
     As discussed in more detail in “Critical Accounting Policies—Asset Impairments—Goodwill and Indefinite-lived Intangible Assets,” during the fourth quarter of 2008, the Company recorded a noncash impairment of $14.822 billion to reduce the carrying value of its cable franchise rights as a result of its annual impairment testing of goodwill and indefinite-lived intangible assets.
Separation from Time Warner, Recapitalization and Reverse Stock Split of TWC Common Stock
     On May 20, 2008, TWC and its subsidiaries, TWE and TW NY, entered into the Separation Agreement with Time Warner and its subsidiaries, WCI, Historic TW and ATC. TWC’s separation from Time Warner will take place through a series of related transactions, the occurrence of each of which is a condition to the next. First, Time Warner will complete certain internal restructuring transactions not affecting TWC. Next, following the satisfaction or waiver of certain conditions, including those mentioned below, Historic TW will transfer its 12.43% non-voting common stock interest in TW NY to TWC in

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
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exchange for 80 million newly issued shares of TWC’s Class A common stock (the “TW NY Exchange”). Following the TW NY Exchange, Time Warner will complete certain additional restructuring steps that will make Time Warner the direct owner of all shares of TWC’s Class A common stock and Class B common stock previously held by its subsidiaries (all of Time Warner’s restructuring transaction steps being referred to collectively as the “TW Internal Restructuring”). Upon completion of the TW Internal Restructuring, TWC’s board of directors or a committee thereof will declare a special cash dividend to holders of TWC’s outstanding Class A common stock and Class B common stock, including Time Warner, in an amount equal to $10.27 per share (aggregating $10.855 billion) (the “Special Dividend”). The Special Dividend will be paid prior to the completion of TWC’s separation from Time Warner. Following the receipt by Time Warner of its share of the Special Dividend, TWC will file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation, pursuant to which, among other things, each outstanding share of TWC Class A common stock (including any shares of Class A common stock issued in the TW NY Exchange) and TWC Class B common stock will automatically be converted into one share of common stock, par value $0.01 per share (the “TWC Common Stock”) (the “Recapitalization”). Once the TW NY Exchange, the TW Internal Restructuring, the payment of the Special Dividend and the Recapitalization have been completed, TWC’s separation from Time Warner (the “Separation”) will proceed in the form of a pro rata dividend of all shares of TWC Common Stock held by Time Warner to holders of Time Warner’s common stock (the “Distribution”). The Separation, the TW NY Exchange, the TW Internal Restructuring, the Special Dividend, the Recapitalization and the Distribution collectively are referred to as the “Separation Transactions.”
     The Separation Agreement contains customary covenants, and consummation of the Separation Transactions is subject to customary closing conditions. As of February 12, 2009, all regulatory and other necessary governmental reviews of the Separation Transactions have been satisfactorily completed. Time Warner and TWC expect the Separation Transactions to be consummated in the first quarter of 2009. See Item 1A, “Risk Factors,” in Part I of this report for a discussion of risk factors relating to the Separation.
     In connection with the Separation Transactions, the Company was authorized to effectuate a reverse stock split of the TWC Common Stock (the “TWC reverse stock split”) at a 1-for-3 ratio. The Company has recast the presentation of share and per share data in the accompanying consolidated financial statements to reflect the TWC reverse stock split, which was implemented on March 12, 2009 immediately after the Recapitalization.
     During the year ended December 31, 2008, the Company incurred pretax costs related to the Separation of $62 million, which consisted of direct transaction costs (e.g., legal and professional fees) of $17 million (which are included in other expense, net, in the accompanying consolidated statement of operations) and debt issuance costs of $45 million (which are included in interest expense, net, in the accompanying consolidated statement of operations). The debt issuance costs are primarily related to the portion of the upfront loan fees for the 2008 Bridge Facility that was expensed due to the reduction of commitments under such facility as a result of the 2008 Bond Offerings. The Company expects to incur additional direct transaction costs and financing costs related to the Separation.
     In addition, in connection with the Separation Transactions, and as provided for in Time Warner’s equity plans, the number of Time Warner stock options and restricted stock units outstanding at the Separation and the exercise prices of such stock options will be adjusted to maintain the fair value of those awards. The changes in the number of equity awards and the exercise prices will be determined by comparing the fair value of such awards immediately prior to the Separation Transactions to the fair value of such awards immediately after the Separation Transactions. In performing this analysis, the only assumptions that would change relate to the Time Warner stock price and the employee’s exercise price. The modifications to the outstanding equity awards will be made pursuant to existing antidilution provisions in Time Warner’s equity plans.
     Under the terms of Time Warner’s equity plans and related award agreements, as a result of the Separation, TWC employees who hold Time Warner equity awards will be treated as if their employment with Time Warner had been terminated without cause at the time of the Separation. For most TWC

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employees, this treatment will result in the forfeiture of unvested stock options and shortened exercise periods for vested stock options and pro rata vesting of the next installment of (and forfeiture of the remainder of) the restricted stock units. TWC plans to grant “make-up” TWC equity awards or make cash payments to TWC employees that are generally intended to offset any loss of economic value in Time Warner equity awards as a result of the Separation.
     Finally, in connection with the Special Dividend, and as provided for in the Company’s equity plans and related award agreements, the number and the exercise prices of outstanding TWC stock options will be adjusted to maintain the fair value of those awards. The changes in the number of shares subject to options and the exercise prices will be determined by comparing the fair value of such awards immediately prior to the Special Dividend to the fair value of such awards immediately after the Special Dividend. The modifications to the outstanding equity awards will be made pursuant to existing antidilution provisions in TWC’s equity plans and related award agreements.
2008 Bond Offerings and Credit Facilities
     On June 16, 2008, TWC filed a shelf registration statement on Form S-3 (the “Shelf Registration Statement”) with the Securities and Exchange Commission (the “SEC”) that allows TWC to offer and sell from time to time senior and subordinated debt securities and debt warrants. On June 19, 2008, TWC issued $5.0 billion in aggregate principal amount of senior unsecured notes and debentures under the Shelf Registration Statement (the “June 2008 Bond Offering”), consisting of $1.5 billion principal amount of 6.20% notes due 2013, $2.0 billion principal amount of 6.75% notes due 2018 and $1.5 billion principal amount of 7.30% debentures due 2038. On November 18, 2008, TWC issued $2.0 billion in aggregate principal amount of senior unsecured notes under the Shelf Registration Statement (the “November 2008 Bond Offering” and, together with the June 2008 Bond Offering, the “2008 Bond Offerings”), consisting of $750 million principal amount of 8.25% notes due 2014 and $1.250 billion principal amount of 8.75% notes due 2019. The Company expects to use the net proceeds from the 2008 Bond Offerings to finance, in part, the Special Dividend. Pending the payment of the Special Dividend, a portion of the net proceeds from the 2008 Bond Offerings was used to repay variable-rate debt with lower interest rates than the interest rates on the debt securities issued in the 2008 Bond Offerings, and the remainder was invested in accordance with the Company’s investment policy. If the Separation is not consummated and the Special Dividend is not paid, the Company will use the remainder of the net proceeds from the 2008 Bond Offerings for general corporate purposes, including repayment of indebtedness.
     In addition to issuing the debt securities in the 2008 Bond Offerings described above, on June 30, 2008, the Company entered into a credit agreement with a geographically diverse group of major financial institutions for a senior unsecured term loan facility originally in an aggregate principal amount of $9.0 billion with an initial maturity date that is 364 days after the borrowing date (the “2008 Bridge Facility”) in order to finance, in part, the Special Dividend. The Company may elect to extend the maturity date of the loans outstanding under the 2008 Bridge Facility for an additional year. As a result of the 2008 Bond Offerings, the amount of the commitments of the lenders under the 2008 Bridge Facility was reduced to $2.070 billion. As discussed below in “Financial Condition and Liquidity—Outstanding Debt and Mandatorily Redeemable Preferred Equity and Available Financial Capacity—Lending Commitments,” the Company does not expect that Lehman Brothers Commercial Bank (“LBCB”) will fund its $138 million in commitments under the 2008 Bridge Facility, and, therefore, the Company has included only $1.932 billion of commitments under the 2008 Bridge Facility in its unused committed capacity as of December 31, 2008. TWC may not borrow any amounts under the 2008 Bridge Facility unless and until the Special Dividend is declared.
     On December 10, 2008, Time Warner (as lender) and TWC (as borrower) entered into a credit agreement for a two-year $1.535 billion senior unsecured supplemental term loan facility (the “Supplemental Credit Agreement”). TWC may borrow under the Supplemental Credit Agreement only to repay amounts outstanding at the final maturity of the 2008 Bridge Facility, if any.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     TWC’s obligations under the debt securities issued in the 2008 Bond Offerings and under the 2008 Bridge Facility and the Supplemental Credit Agreement are guaranteed by TWE and TW NY.
     See Note 7 to the accompanying consolidated financial statements for further details regarding the 2008 Bond Offerings, the 2008 Bridge Facility and the Supplemental Credit Agreement.
Investment in Clearwire
     In November 2008, TWC, Intel Corporation, Google Inc., Comcast Corporation (together with its subsidiaries, “Comcast”) and Bright House Networks, LLC collectively invested $3.2 billion in Clearwire Corporation, a wireless broadband communications company (“Clearwire Corp”), and one of its operating subsidiaries (“Clearwire LLC,” and, collectively with Clearwire Corp, “Clearwire”). TWC invested $550 million for membership interests in Clearwire LLC and received voting and board of director nomination rights in Clearwire Corp. Clearwire LLC was formed by the combination of Sprint Nextel Corporation’s (“Sprint”) and Clearwire Corp’s respective wireless broadband businesses and is focused on deploying the first nationwide fourth-generation wireless network to provide mobile broadband services to wholesale and retail customers. In connection with the transaction, TWC entered into a wholesale agreement with Sprint that allows TWC to offer wireless services utilizing Sprint’s second-generation and third-generation network and a wholesale agreement with Clearwire that will allow TWC to offer wireless services utilizing Clearwire’s mobile broadband wireless network. The Company allocated $20 million of its $550 million investment in Clearwire LLC to its rights under these agreements, which the Company believes represents the fair value of favorable pricing provisions contained in the agreements. Such assets are included in other assets in the accompanying consolidated balance sheet as of December 31, 2008 and will be amortized over the estimated lives of the agreements. The Company’s investment in Clearwire LLC is being accounted for under the equity method of accounting. During the fourth quarter of 2008, the Company recorded a noncash pretax impairment of $367 million on its investment in Clearwire LLC as a result of a significant decline in the estimated fair value of Clearwire, reflecting the Clearwire Corp stock price decline from May 2008, when TWC agreed to make its investment. The Company expects that Clearwire will incur losses in its early periods of operation.
SpectrumCo Joint Venture
     TWC is a participant in a joint venture with certain other cable companies (“SpectrumCo”) that holds advanced wireless spectrum (“AWS”) licenses. Under certain circumstances, the members of SpectrumCo have the ability to exit the venture and receive from the venture, subject to certain limitations and adjustments, AWS licenses covering the areas in which they provide cable services. In January 2009, SpectrumCo redeemed the 10.9% interest held by an affiliate of Cox Communications, Inc. (“Cox”) and Cox received AWS licenses, principally covering areas in which Cox has cable services, and approximately $70 million in cash (of which TWC’s share was $22 million). Following the closing of the Cox transaction, SpectrumCo’s AWS licenses cover 20 MHz over 80% of the continental United States and Hawaii.
Sale of Certain Cable Systems
     In December 2008, the Company sold a group of small cable systems, serving 78,000 basic video subscribers and 126,000 revenue generating units as of November 30, 2008, located in areas outside of the Company’s core geographic clusters. The sale price was $54 million, of which $3 million is included in receivables in the accompanying consolidated balance sheet as of December 31, 2008. The Company does not expect that the sale of these systems will have a material impact on the Company’s future financial results. The Company recorded a pretax loss of $58 million on the sale of these systems during 2008, of which $13 million (primarily post-closing and working capital adjustments) was recorded during the fourth quarter.

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Hurricane Ike
     During the third quarter of 2008, Hurricane Ike caused significant damage to a portion of TWC’s operations in Texas, particularly in the Port Arthur, Beaumont, Orange and Bridge City areas. TWC’s cable systems in these areas experienced significant damage, business interruption and a loss of customer relationships. As a result of Hurricane Ike, the Company lost a small number of basic video subscribers and revenue generating units in its southeast Texas cable systems. In addition to Texas, Hurricane Ike also caused physical damage and service outages in parts of Ohio.
     For the year ended December 31, 2008, the Company estimates that both Operating Loss before Depreciation and Amortization and Operating Loss were negatively impacted by $14 million as a result of service outages and damage to the plant infrastructure caused by the storm. Additionally, the Company estimates that it incurred approximately $10 million of capital expenditures during the fourth quarter of 2008 to replace property, plant and equipment damaged by Hurricane Ike.
FINANCIAL STATEMENT PRESENTATION
Revenues
     The Company’s revenues consist of Subscription and Advertising revenues. Subscription revenues consist of revenues from video, high-speed data and voice services.
     Video revenues include subscriber fees for basic, expanded basic and digital services from both residential and commercial subscribers. Video revenues from digital services, or digital video revenues, include revenues from digital tiers, digital pay channels, pay-per-view, video-on-demand, subscription-video-on-demand and digital video recorder services. Video revenues also include related equipment rental charges, installation charges and franchise fees collected on behalf of local franchising authorities. Several ancillary items are also included within video revenues, such as commissions earned on the sale of merchandise by home shopping services and rental income earned on the leasing of antenna attachments on transmission towers owned by the Company.
     High-speed data revenues include subscriber fees from both residential and commercial subscribers, along with related equipment rental charges, home networking fees and installation charges. High-speed data revenues also include fees received from certain distributors of TWC’s Road RunnerTM high-speed data service (including cable systems managed by the Advance/Newhouse Partnership). High-speed data revenues also include fees paid to TWC by the Advance/Newhouse Partnership for managing certain functions for the Advance/Newhouse Partnership, including, among others, programming and engineering. The aggregate of such fees from the Advance/Newhouse Partnership and other third-party distributors totaled $139 million, $132 million and $112 million in 2008, 2007 and 2006, respectively. High-speed data revenues also include fees received from third-party internet service providers whose on-line services are provided to some of TWC’s customers. High-speed data revenues in 2008 included $7 million generated by the sale of commercial networking and transport services (i.e., cellular backhaul). Additionally, in 2006, high-speed data revenues included fees received from Texas and Kansas City Cable Partners, L.P. (“TKCCP”), which was a 50-50 joint venture between a consolidated subsidiary of TWC (Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”)) and Comcast that distributed its assets to TWC and Comcast on January 1, 2007.
     Voice revenues include subscriber fees from residential and commercial Digital Phone subscribers, along with related installation charges. For the years ended December 31, 2007 and December 31, 2006, voice revenues also included subscriber fees from circuit-switched telephone (9,000 and 106,000 subscribers as of December 31, 2007 and December 31, 2006, respectively). During the first half of 2008, TWC completed the process of discontinuing the provision of circuit-switched telephone service in accordance with regulatory requirements. As a result, during 2008, Digital Phone was the only voice service offered by TWC.

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OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Advertising revenues primarily include the fees charged to local, regional and national advertising customers for advertising placed on the Company’s video and high-speed data services. Nearly all Advertising revenues are attributable to advertising placed on the Company’s video service.
Costs and Expenses
     Costs of revenues include: video programming costs (including fees paid to programming vendors net of certain amounts received from the vendors); high-speed data connectivity costs; voice network costs; other service-related expenses, including non-administrative labor costs directly associated with the delivery of services to subscribers; maintenance of the Company’s delivery systems; franchise fees; and other related costs. The Company’s programming agreements are generally multi-year agreements that provide for the Company to make payments to the programming vendors at agreed upon market rates based on the number of subscribers to which the Company provides the programming service.
     Selling, general and administrative expenses include amounts not directly associated with the delivery of services to subscribers or the maintenance of the Company’s delivery systems, such as administrative labor costs, marketing expenses, billing system charges, non-plant repair and maintenance costs, fees paid to Time Warner for reimbursement of certain administrative support functions and other administrative overhead costs. Additionally, management fees received from TKCCP prior to August 1, 2006 were recorded as a reduction of selling, general and administrative expenses.
Use of Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow
     Operating Income (Loss) before Depreciation and Amortization is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines Operating Income (Loss) before Depreciation and Amortization as Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets. Management utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, in evaluating the performance of the Company’s business because Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes Operating Income (Loss) before Depreciation and Amortization because it believes this measure provides valuable insight into the underlying performance of the Company’s individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as net income (loss) attributable to noncontrolling interests, income tax benefit (provision), other income (expense), net, and interest expense, net. In this regard, Operating Income (Loss) before Depreciation and Amortization is a significant measure used in the Company’s annual incentive compensation programs. Operating Income (Loss) before Depreciation and Amortization also is a metric used by the Company’s parent, Time Warner, to evaluate the Company’s performance and is an important measure in the Time Warner reportable segment disclosures. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of this measure is that it does not reflect the significant costs borne by the Company for income taxes, debt servicing costs, the share of Operating Income (Loss) before Depreciation and Amortization related to noncontrolling interests, the results of the Company’s equity investments or other non- operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income (loss) attributable to TWC and net income (loss) attributable to TWC per common share.
     Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the

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Company’s business. The Company believes this measure is an important indicator of its liquidity, including its ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.
     Both Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), net income (loss) attributable to TWC and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies. A reconciliation of Operating Income (Loss) before Depreciation and Amortization to Operating Income (Loss) is presented under “Results of Operations.” A reconciliation of Free Cash Flow to cash provided by operating activities is presented under “Financial Condition and Liquidity.”
RESULTS OF OPERATIONS
Changes in Basis of Presentation
Noncontrolling Interests
     In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“Statement”) No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“FAS 160”). The provisions of FAS 160 establish accounting and reporting standards for the noncontrolling interest in a subsidiary, including the accounting treatment upon the deconsolidation of a subsidiary. The provisions of FAS 160 became effective for TWC on January 1, 2009 and have been applied prospectively, except for the provisions related to the presentation of noncontrolling interests, which have been applied retrospectively for all periods presented. Noncontrolling interests of $1.110 billion and $1.724 billion as of December 31, 2008 and 2007, respectively, were reclassified to a component of total equity in the accompanying consolidated balance sheet. For the year ended December 31, 2008, minority interest income of $1.022 billion ($619 million, net of tax), and for the years ended December 31, 2007 and 2006, minority interest expense of $165 million and $108 million, respectively, ($99 million and $87 million, respectively, net of tax) were excluded from net income in the accompanying consolidated statement of operations. Net income attributable to TWC per common share is not impacted.
Reverse Stock Split
     In connection with the Separation Transactions, on March 12, 2009, the Company implemented the TWC reverse stock split at a 1-for-3 ratio. The Company has recast the presentation of share and per share data in the accompanying consolidated financial statements to reflect the TWC reverse stock split.
Reclassifications
     Certain reclassifications have been made to the prior years’ financial information to conform to the December 31, 2008 presentation.
Recent Accounting Standards
     See Note 2 to the accompanying consolidated financial statements for a discussion of the accounting standards adopted in 2008 and accounting standards not yet adopted.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
2008 vs. 2007
     Revenues. Revenues by major category were as follows (in millions):

	Year Ended December 31,
	2008	2007	% Change

Subscription:
Video	$10,524	$10,165	4%
High-speed data	4,159	3,730	12%
Voice	1,619	1,193	36%

Total Subscription	16,302	15,088	8%
Advertising	898	867	4%

Total	$17,200	$15,955	8%

     Selected subscriber-related statistics were as follows (in thousands):

	December 31,
	2008	2007	% Change
Basic video(a)	13,069	13,251	(1%)
Digital video(b)	8,627	8,022	8%
Residential high-speed data(c)(d)	8,444	7,620	11%
Commercial high-speed data(c)(d)	283	280	1%
Residential Digital Phone(d)(e)	3,747	2,890	30%
Commercial Digital Phone(d)(e)	30	5	500%
Revenue generating units(f)	34,200	32,077	7%
Customer relationships(g)	14,582	14,626	—
Double play(h)	4,794	4,703	2%
Triple play(i)	3,099	2,363	31%

(a)	Basic video subscriber numbers reflect billable subscribers who receive at least basic video service.

(b)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service at their dwelling or commercial establishment via digital transmissions.

(c)	High-speed data subscriber numbers reflect billable subscribers who receive TWC’s Road Runner high-speed data service or any of the other high-speed data services offered by TWC.

(d)	The determination of whether a high-speed data or Digital Phone subscriber is categorized as commercial or residential is generally based upon the type of service provided to that subscriber. For example, if TWC provides a commercial service, the subscriber is classified as commercial.

(e)	Digital Phone subscriber numbers reflect billable subscribers who receive an IP-based telephony service. Residential Digital Phone subscriber numbers as of December 31, 2007 exclude 9,000 subscribers who received traditional, circuit-switched telephone service.

(f)	Revenue generating units represent the total of all basic video, digital video, high-speed data and voice (including circuit-switched telephone service, as applicable) subscribers.

(g)	Customer relationships represent the number of subscribers who receive at least one level of service, encompassing video, high-speed data and voice services, without regard to the number of services purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

(h)	Double play subscriber numbers reflect customers who subscribe to two of the Company’s primary services (video, high-speed data and voice).

(i)	Triple play subscriber numbers reflect customers who subscribe to all three of the Company’s primary services.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Subscription revenues increased as a result of increases in video, high-speed data and voice revenues. The increase in video revenues was primarily due to the continued growth of digital video subscriptions and video price increases. Additional information regarding the major components of video revenues was as follows (in millions):

	Year Ended December 31,
	2008	2007	% Change

Basic video services	$6,259	$6,188	1%
Digital video services	2,551	2,359	8%
Equipment rental and installation charges	1,114	1,026	9%
Franchise fees	459	437	5%
Other	141	155	(9%)

Total	$10,524	$10,165	4%

     High-speed data revenues increased primarily due to growth in high-speed data subscribers.
     The increase in voice revenues was due to growth in Digital Phone subscribers. Voice revenues in 2007 also included $34 million of revenues associated with subscribers who received traditional, circuit-switched telephone service.
     Average monthly subscription revenue (which includes video, high-speed data and voice revenues) per basic video subscriber (“subscription ARPU”) increased 9% to $102.52 in 2008 from $94.09 in 2007. This increase was primarily a result of the increased penetration of digital video, high-speed data and Digital Phone and higher video prices, as discussed above. Average monthly subscription revenue per revenue generating unit remained essentially flat at $40.61 in 2008 as compared to $40.75 in 2007.
     Advertising revenues increased primarily due to an increase in political advertising revenues, partially offset by a decline in Advertising revenues from national, regional and local businesses. The Company expects that Advertising revenues will decline in 2009 due to a decline in political advertising revenues and continued weakness in Advertising revenues from national, regional and local businesses.
     Costs of revenues. The major components of costs of revenues were as follows (in millions):

	Year Ended December 31,
	2008	2007	% Change

Video programming	$3,753	$3,534	6%
Employee	2,338	2,164	8%
High-speed data	146	164	(11%)
Voice	552	455	21%
Video franchise fees	459	437	5%
Other direct operating costs	897	788	14%

Total	$8,145	$7,542	8%

     Costs of revenues increased 8%, primarily related to increases in video programming, employee, voice and other direct operating costs. As a percentage of revenues, costs of revenues were 47% in both 2008 and 2007.
     The increase in video programming costs was primarily due to contractual rate increases and an increase in the percentage of basic video subscribers who also subscribe to expanded tiers of video services. Average programming costs per basic video subscriber increased 7% to $23.60 per month in 2008 from $22.04 per month in 2007. The Company expects video programming costs to increase in 2009 at a rate greater than that experienced in 2008, reflecting programming rate increases on existing services, costs associated with retransmission consent agreements, subscriber growth and the expansion of service offerings.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Employee costs increased primarily due to higher headcount resulting from the continued growth of digital video, high-speed data and Digital Phone services, as well as salary increases.
     High-speed data costs consist of the direct costs associated with the delivery of high-speed data services, including network connectivity costs. High-speed data costs decreased primarily due to a decrease in per-subscriber connectivity costs, partially offset by growth in subscribers and usage per subscriber.
     Voice costs consist of the direct costs associated with the delivery of voice services, including network connectivity costs. Voice costs increased primarily due to growth in Digital Phone subscribers, partially offset by a decline in per-subscriber connectivity costs due to volume discounts received in 2008.
     Other direct operating costs increased primarily due to increases in certain other costs associated with the continued growth of digital video, high-speed data and Digital Phone services.
     Selling, general and administrative expenses. The major components of selling, general and administrative expenses were as follows (in millions):

	Year Ended December 31,
	2008	2007	% Change

Employee	$1,146	$1,059	8%
Marketing	569	499	14%
Other	1,139	1,090	4%

Total	$2,854	$2,648	8%

     Selling, general and administrative expenses increased primarily due to higher employee and marketing costs. Employee costs increased primarily due to headcount and salary increases and marketing costs increased primarily due to intensified marketing efforts. Other costs in 2008 included a benefit of approximately $16 million due to changes in estimates of previously established casualty insurance accruals. Excluding this benefit, other costs increased primarily due to higher miscellaneous administrative costs.
     Merger-related and restructuring costs. The results for 2008 and 2007 included restructuring costs of $15 million and $13 million, respectively. In addition, during 2007, the Company expensed non-capitalizable merger-related costs associated with the 2006 transactions with Adelphia Communications Corporation (“Adelphia”) and Comcast (the “Adelphia/Comcast Transactions”) of $10 million. Beginning in the first quarter of 2009, TWC is undertaking a significant restructuring, primarily consisting of headcount reductions, and expects to incur restructuring charges ranging from approximately $50 million to $100 million during 2009.
     Impairment of cable franchise rights. During the fourth quarter of 2008, the Company recorded a noncash impairment of $14.822 billion to reduce the carrying value of its cable franchise rights as a result of its annual impairment testing of goodwill and indefinite-lived intangible assets. See “Critical Accounting Policies—Asset Impairments—Goodwill and Indefinite-lived Intangible Assets” for further details.
     Loss on sale of cable systems. During 2008, the Company recorded a loss of $58 million as a result of the sale of certain non-core cable systems, which closed in December 2008. See “Overview—Recent Developments—Sale of Certain Cable Systems” for further details.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Reconciliation of Operating Income (Loss) to Operating Income (Loss) before Depreciation and Amortization. The following table reconciles Operating Income (Loss) to Operating Income (Loss) before Depreciation and Amortization. In addition, the table provides the components from Operating Income (Loss) to net income (loss) attributable to TWC for purposes of the discussions that follow (recast; in millions):

	Year Ended December 31,
	2008	2007	% Change

Net income (loss) attributable to TWC	$(7,344)	$1,123	NM
Plus: Net income (loss) attributable to noncontrolling interests	(619)	99	NM

Net income (loss)	(7,963)	1,222	NM
Income tax provision (benefit)	(5,109)	806	NM

Income (loss) before income taxes	(13,072)	2,028	NM
Interest expense, net	923	894	3%
Other expense (income), net	367	(156)	NM

Operating Income (Loss)	(11,782)	2,766	NM
Depreciation	2,826	2,704	5%
Amortization	262	272	(4%)

Operating Income (Loss) before Depreciation and Amortization	$(8,694)	$5,742	NM

NM—Not meaningful.
     Operating Income (Loss) before Depreciation and Amortization. As discussed above, Operating Loss before Depreciation and Amortization in 2008 was negatively impacted by the $14.822 billion impairment of cable franchise rights and the $58 million loss on the sale of certain non-core cable systems. Excluding these items, Operating Income before Depreciation and Amortization increased principally as a result of revenue growth (particularly in high margin high-speed data revenues), partially offset by higher costs of revenues and selling, general and administrative expenses. Additionally, as discussed in “Overview—Recent Developments—Hurricane Ike,” Operating Income before Depreciation and Amortization in 2008 included the $14 million negative impact of Hurricane Ike on the cable systems in southeast Texas and Ohio.
     Depreciation expense. The increase in depreciation expense was primarily associated with purchases of customer premise equipment, scalable infrastructure and line extensions occurring during or subsequent to 2007.
     Amortization expense. Amortization expense decreased primarily due to the absence of amortization expense associated with customer relationships recorded in connection with the 2003 restructuring of TWE, which were fully amortized as of the end of the first quarter of 2007.
     Operating Income (Loss). Operating Loss in 2008 included the impairment of cable franchise rights and the loss on the sale of cable systems, as discussed above. Excluding these items, Operating Income increased primarily due to the increase in Operating Income before Depreciation and Amortization, partially offset by the increase in depreciation expense, as discussed above.
     Interest expense, net. Interest expense, net, increased primarily due to an increase in fixed-rate debt with higher average interest rates as a result of the 2008 Bond Offerings. Additionally, interest expense, net, was impacted by the April 2007 issuance of fixed-rate debt securities and, for 2008, also included $45 million of debt issuance costs primarily related to the portion of the upfront loan fees for the 2008 Bridge Facility that was expensed due to the reduction of commitments under such facility as a result of the 2008 Bond Offerings. These items were partially offset by a decrease in interest on the Company’s variable-rate debt, which resulted from both a decrease in variable-rate debt and lower variable interest rates, and an increase in interest income. As a result of the 2008 Bond Offerings and additional debt that the Company expects to issue in 2009 in connection with the Separation Transactions, the Company expects that interest expense, net, will increase significantly in 2009.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Other expense (income), net. Other expense (income), net, detail is shown in the table below (in millions):

	Year Ended December 31,
	2008	2007

Investment losses (gains)(a)	$366	$(146)
Income from equity investments, net	(16)	(11)
Direct transaction costs related to the Separation Transactions(b)	17	—
Other	—	1

Other expense (income), net	$367	$(156)

(a)	2008 amount consists of pretax impairments on equity-method investments totaling $375 million (primarily consisting of the $367 million impairment on the Company’s investment in Clearwire LLC) and a pretax gain of $9 million recorded on the sale of a cost-method investment. 2007 amount consists of a pretax gain of $146 million as a result of the distribution of the assets of TKCCP to TWC and Comcast on January 1, 2007, which was treated as a sale of the Company’s 50% equity interest in the pool of assets consisting of the Houston cable systems (the “TKCCP Gain”).

(b)	Amount primarily consists of legal and professional fees.
     Income tax provision (benefit). TWC’s income tax provision (benefit) has been prepared as if the Company operated as a stand-alone taxpayer for all periods presented. In 2008, the Company recorded an income tax benefit of $5.109 billion and in 2007, the Company recorded an income tax provision of $806 million. The effective tax rate was 39% in 2008, which included the impacts of the impairment of cable franchise rights and the loss on the sale of cable systems, as compared to 40% in 2007. Absent these items, the effective tax rate for 2008 would have been 44%. The increase in the Company’s effective tax rate for 2008 (excluding the impairment of cable franchise rights and the loss on the sale of cable systems) was primarily due to the tax impact of the 2008 impairment on the Company’s investment in Clearwire LLC, as discussed above.
     On February 19, 2009, California’s legislature approved the state’s budget, which is expected to be signed into law during the first quarter of 2009, that, in part, changes the methodology of income tax apportionment in California. This tax law change is likely to result in an increase in state deferred tax liabilities and a corresponding noncash tax provision, which would be recorded in the first quarter of 2009.
     Net income (loss) attributable to noncontrolling interests. Net loss attributable to noncontrolling interests in 2008 included the impacts of the impairment of cable franchise rights and the loss on the sale of cable systems, as discussed above. Excluding these items, net income attributable to noncontrolling interests increased primarily due to larger profits recorded by TW NY during 2008. Due to pending changes in the ownership structure of the Company as a result of the Separation Transactions, the Company expects that net income attributable to noncontrolling interests will decrease significantly in 2009.
     Net income (loss) attributable to TWC and basic and diluted net income (loss) attributable to TWC per common share. Net loss attributable to TWC was $7.344 billion in 2008 compared to net income attributable to TWC of $1.123 billion in 2007. Basic and diluted net loss attributable to TWC per common share were $22.55 in 2008 compared to basic and diluted net income attributable to TWC per common share of $3.45 in 2007. Net loss attributable to TWC in 2008 included the impairment of cable franchise rights and the loss on the sale of cable systems, as discussed above. Excluding these items, net income attributable to TWC decreased primarily due to the change in other expense (income), net, (which included the 2008 impairment on the Company’s investment in Clearwire LLC and the 2007 TKCCP Gain) and increases in net income attributable to noncontrolling interests and interest expense, net, partially offset by an increase in Operating Income and a decrease in income tax provision.
2007 vs. 2006
     As further discussed in Notes 5 and 10 to the accompanying consolidated financial statements, the Company completed the Adelphia/Comcast Transactions and began consolidating the results of the systems acquired in and retained after the Adelphia/Comcast Transactions (the “Acquired Systems”) on July 31,

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
2006. Additionally, on January 1, 2007, the Company began consolidating the results of certain cable systems located in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”) upon the distribution of the assets of TKCCP to TWC and Comcast. Accordingly, the operating results for 2007 include the results for the systems TWC owned before and retained after the Adelphia/Comcast Transactions (the “Legacy Systems”), the Acquired Systems and the Kansas City Pool for the full twelve-month period, and the operating results for 2006 include the results of the Legacy Systems for the full twelve-month period and the Acquired Systems for only the five months following the closing of the Adelphia/Comcast Transactions and do not include the consolidation of the results of the Kansas City Pool. The impact of the incremental seven months of revenues and expenses of the Acquired Systems on the results for 2007 is referred to as the “impact of the Acquired Systems” in this report. Additionally, the Company has reflected the financial position, results of operations and cash flows of the systems transferred to Comcast in connection with the Adelphia/Comcast Transactions as discontinued operations for all periods presented.
     Revenues. Revenues by major category were as follows (in millions):

	Year Ended December 31,
	2007	2006	% Change

Subscription:
Video	$10,165	$7,632	33%
High-speed data	3,730	2,756	35%
Voice	1,193	715	67%

Total Subscription	15,088	11,103	36%
Advertising	867	664	31%

Total	$15,955	$11,767	36%

     Revenues by major category for the Legacy Systems, the Acquired Systems, the Kansas City Pool and the total systems were as follows (in millions):

	Year Ended December 31, 2007				Year Ended December 31, 2006
	Legacy	Acquired	Kansas	Total	Legacy	Acquired	Total
	Systems	Systems	City Pool	Systems	Systems	Systems(a)	Systems

Subscription:
Video	$6,830	$2,788	$547	$10,165	$6,467	$1,165	$7,632
High-speed data	2,692	835	203	3,730	2,435	321	2,756
Voice	1,011	97	85	1,193	687	28	715

Total Subscription	10,533	3,720	835	15,088	9,589	1,514	11,103
Advertising	539	286	42	867	527	137	664

Total	$11,072	$4,006	$877	$15,955	$10,116	$1,651	$11,767

(a)	Amounts reflect revenues for the Acquired Systems for the five months following the closing of the Adelphia/Comcast Transactions.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Selected subscriber-related statistics were as follows (in thousands):

	Consolidated Subscribers			Managed Subscribers(a)
	as of December 31,			as of December 31,
	2007	2006	% Change	2007	2006	% Change

Basic video(b)	13,251	12,614	5%	13,251	13,402	(1%)
Digital video(c)	8,022	6,938	16%	8,022	7,270	10%
Residential high-speed data(d)(e)	7,620	6,270	22%	7,620	6,644	15%
Commercial high-speed data(d)(e)	280	230	22%	280	245	14%
Residential Digital Phone(e)(f)	2,890	1,719	68%	2,890	1,860	55%
Commercial Digital Phone(e)(f)	5	—	NM	5	—	NM
Revenue generating units(g)	32,077	27,877	15%	32,077	29,527	9%
Customer relationships(h)	14,626	13,710	7%	14,626	14,565	—
Double play(i)	4,703	4,406	7%	4,703	4,647	1%
Triple play(j)	2,363	1,411	67%	2,363	1,523	55%

NM—Not meaningful.

(a)	For 2006, managed subscribers included TWC’s consolidated subscribers and subscribers in the Kansas City Pool of TKCCP, which TWC received on January 1, 2007 in the TKCCP asset distribution. Beginning January 1, 2007, subscribers in the Kansas City Pool are included in both managed and consolidated subscriber results as a result of the consolidation of the Kansas City Pool.

(b)	Basic video subscriber numbers reflect billable subscribers who receive at least basic video service.

(c)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service at their dwelling or commercial establishment via digital transmissions.

(d)	High-speed data subscriber numbers reflect billable subscribers who receive TWC’s Road Runner high-speed data service or any of the other high-speed data services offered by TWC.

(e)	The determination of whether a high-speed data or Digital Phone subscriber is categorized as commercial or residential is generally based upon the type of service provided to that subscriber. For example, if TWC provides a commercial service, the subscriber is classified as commercial.

(f)	Digital Phone subscriber numbers reflect billable subscribers who receive an IP-based telephony service. Residential Digital Phone subscriber numbers as of December 31, 2007 and 2006 exclude 9,000 and 106,000 subscribers, respectively, who received traditional, circuit-switched telephone service.

(g)	Revenue generating units represent the total of all basic video, digital video, high-speed data and voice (including circuit-switched telephone service) subscribers.

(h)	Customer relationships represent the number of subscribers who receive at least one level of service, encompassing video, high-speed data and voice services, without regard to the number of services purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.

(i)	Double play subscriber numbers reflect customers who subscribe to two of the Company’s primary services (video, high-speed data and voice).

(j)	Triple play subscriber numbers reflect customers who subscribe to all three of the Company’s primary services.
     Subscription revenues increased as a result of increases in video, high-speed data and voice revenues. The increase in video revenues was primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool, the continued penetration of digital video services and video price increases. Digital video revenues represented 23% and 22% of video revenues in 2007 and 2006, respectively.
     High-speed data revenues increased primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and growth in high-speed data subscribers.
     The increase in voice revenues was primarily due to growth in Digital Phone subscribers and the consolidation of the Kansas City Pool. Voice revenues for the Acquired Systems also included revenues associated with subscribers acquired from Comcast who received traditional, circuit-switched telephone service of $34 million and $27 million in 2007 and 2006, respectively.
     Subscription ARPU increased 5% to $94.09 in 2007 from $89.75 in 2006. This increase was primarily a result of the increased penetration of advanced services (including digital video, high-speed data and Digital Phone) in the Legacy Systems and higher video prices, as discussed above, partially offset by lower penetration of advanced services in both the Acquired Systems and the Kansas City Pool as compared to the Legacy Systems.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Advertising revenues increased due to a $176 million increase in local advertising and a $27 million increase in national advertising. These increases were primarily due to the impact of the Acquired Systems and, to a lesser extent, the consolidation of the Kansas City Pool.
     Costs of revenues. The major components of costs of revenues were as follows (in millions):

	Year Ended December 31,
	2007	2006	% Change

Video programming	$3,534	$2,523	40%
Employee	2,164	1,505	44%
High-speed data	164	156	5%
Voice	455	309	47%
Video franchise fees	437	357	22%
Other direct operating costs	788	506	56%

Total	$7,542	$5,356	41%

     Costs of revenues increased 41%, and, as a percentage of revenues, were 47% in 2007 compared to 46% in 2006. The increase in costs of revenues was primarily related to the impact of the Acquired Systems and the consolidation of the Kansas City Pool, as well as increases in video programming, employee, voice and other direct operating costs. The increase in costs of revenues as a percentage of revenues in 2007 reflected lower margins in the Acquired Systems.
     Video programming costs for the Legacy Systems, the Acquired Systems, the Kansas City Pool and the total systems were as follows (in millions):

	Year Ended December 31,
	2007	2006

Video programming costs:
Legacy Systems	$2,305	$2,114
Acquired Systems(a)	1,027	409
Kansas City Pool	202	—

Total systems	$3,534	$2,523

(a)	2006 amounts reflect video programming costs for the Acquired Systems for the five months following the closing of the Adelphia/Comcast Transactions.
     The increase in video programming costs was primarily due to the impact of the Acquired Systems and the consolidation of the Kansas City Pool, as well as contractual rate increases and the expansion of service offerings. Average programming costs per basic video subscriber increased 8% to $22.04 per month in 2007 from $20.33 per month in 2006.
     Employee costs increased primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool, higher headcount resulting from the continued roll-out of advanced services and salary increases. Additionally, employee costs in 2006 included a benefit of $32 million (with an additional benefit of $8 million included in selling, general and administrative expenses) related to both changes in estimates and a correction of prior period medical benefit accruals.
     High-speed data costs increased due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and subscriber growth, offset by a decrease in per-subscriber connectivity costs.
     Voice costs increased primarily due to growth in Digital Phone subscribers and the consolidation of the Kansas City Pool, partially offset by a decline in per-subscriber connectivity costs.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Other direct operating costs increased primarily due to the impact of the Acquired Systems and the consolidation of the Kansas City Pool, as well as certain other increases in costs associated with the continued roll-out of advanced services.
     Selling, general and administrative expenses. The major components of selling, general and administrative expenses were as follows (in millions):

	Year Ended December 31,
	2007	2006	% Change

Employee	$1,059	$872	21%
Marketing	499	414	21%
Other	1,090	840	30%

Total	$2,648	$2,126	25%

     Selling, general and administrative expenses increased as a result of higher employee, marketing and other costs. Employee costs increased primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool, increased headcount resulting from the continued roll-out of advanced services and salary increases. Marketing costs increased as a result of the impact of the Acquired Systems and higher marketing costs associated with the continued roll-out of advanced services. Other costs increased primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and increases in administrative costs associated with the increase in headcount discussed above.
     Merger-related and restructuring costs. In 2007 and 2006, the Company expensed non-capitalizable merger-related costs associated with the Adelphia/Comcast Transactions of $10 million and $38 million, respectively. In addition, the results for 2007 and 2006 included restructuring costs of $13 million and $18 million, respectively.
     Reconciliation of Operating Income to Operating Income before Depreciation and Amortization. The following table reconciles Operating Income to Operating Income before Depreciation and Amortization. In addition, the table provides the components from Operating Income to net income attributable to TWC for purposes of the discussions that follow (recast; in millions):

	Year Ended December 31,
	2007	2006	% Change

Net income attributable to TWC	$1,123	$1,976	(43%)
Plus: Net income attributable to noncontrolling interests	99	87	14%

Net income	1,222	2,063	(41%)
Discontinued operations, net of tax	—	(1,042)	(100%)
Cumulative effect of accounting change, net of tax	—	(2)	(100%)

Income from continuing operations	1,222	1,019	20%
Income tax provision	806	645	25%

Income from continuing operations before income taxes	2,028	1,664	22%
Interest expense, net	894	646	38%
Other income, net	(156)	(131)	19%

Operating Income	2,766	2,179	27%
Depreciation	2,704	1,883	44%
Amortization	272	167	63%

Operating Income before Depreciation and Amortization	$5,742	$4,229	36%

     Operating Income before Depreciation and Amortization. Operating Income before Depreciation and Amortization increased principally due to revenue growth (particularly growth in high margin high-speed data revenues), partially offset by higher costs of revenues and selling, general and administrative expenses, as discussed above.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Depreciation expense. Depreciation expense increased primarily due to the impact of the Acquired Systems, the consolidation of the Kansas City Pool and demand-driven increases in recent years of purchases of customer premise equipment, which generally has a shorter useful life compared to the mix of assets previously purchased.
     Amortization expense. Amortization expense increased primarily as a result of the amortization of intangible assets related to customer relationships associated with the Acquired Systems. This was partially offset by the absence after the first quarter of 2007 of amortization expense associated with customer relationships recorded in connection with the 2003 restructuring of TWE, which were fully amortized as of the end of the first quarter of 2007.
     Operating Income. Operating Income increased primarily due to the increase in Operating Income before Depreciation and Amortization, partially offset by increases in both depreciation and amortization expense, as discussed above.
     Interest expense, net. Interest expense, net, increased primarily due to an increase in long-term debt and mandatorily redeemable preferred membership units issued by a subsidiary in connection with the Adelphia/Comcast Transactions, partially offset by a decrease in mandatorily redeemable preferred equity issued by a subsidiary as a result of ATC’s contribution in 2006 of its 1% common equity interest and $2.4 billion preferred equity interest in TWE to TW NY in exchange for a 12.43% non-voting common stock interest in TW NY (the “ATC Contribution”).
     Other income, net. Other income, net, detail is shown in the table below (in millions):

	Year Ended December 31,
	2007	2006

Investment gains(a)	$(146)	$—
Income from equity investments, net	(11)	(129)
Other	1	(2)

Other income, net	$(156)	$(131)

(a)	2007 amount consists of the TKCCP Gain recorded as a result of the distribution of TKCCP’s assets.
     Income from equity investments, net, decreased primarily due to the Company no longer treating TKCCP as an equity-method investment.
     Income tax provision. TWC’s income tax provision has been prepared as if the Company operated as a stand-alone taxpayer for all periods presented. In 2007 and 2006, the Company recorded income tax provisions of $806 million and $645 million, respectively. The effective tax rate was approximately 40% in 2007 and 39% in 2006.
     Income from continuing operations. Income from continuing operations was $1.222 billion in 2007 compared to $1.019 billion in 2006. Income from continuing operations attributable to TWC was $1.123 billion in 2007 and $936 million in 2006. Basic and diluted income from continuing operations attributable to TWC per common share were $3.45 in 2007 compared to $2.84 in 2006. These increases were due to an increase in Operating Income and other income, net, partially offset by increases in interest expense, net, and income tax provision and a decrease in income from equity investments, net.
     Discontinued operations, net of tax. Discontinued operations, net of tax, in 2006 reflected the impact of treating the systems transferred to Comcast in connection with the Adelphia/Comcast Transactions as discontinued operations. In 2006, the Company recognized pretax income applicable to these systems of $289 million ($1.042 billion, net of a tax benefit). Included in the 2006 results were a pretax gain of $165 million on the systems transferred to Comcast in connection with the Adelphia/Comcast Transactions and a net tax benefit of $800 million comprised of a tax benefit of $814 million on the redemption of Comcast’s interest in TWC and TWE, partially offset by a provision of $14 million on the exchange of

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
cable systems with Comcast in connection with the Adelphia/Comcast Transactions. The tax benefit of $814 million resulted primarily from the reversal of historical deferred tax liabilities that had existed on systems transferred to Comcast in the redemption of Comcast’s interest in TWC. The redemption of Comcast’s interest in TWC was designed to qualify as a tax-free split-off under section 355 of the Internal Revenue Code of 1986, as amended, and, as a result, such liabilities were no longer required. However, if the Internal Revenue Service were successful in challenging the tax-free characterization of the redemption of Comcast’s interest in TWC, an additional cash liability on account of taxes of up to an estimated $900 million could become payable by the Company.
     Cumulative effect of accounting change, net of tax. In 2006, the Company recorded a benefit of $2 million, net of tax, as the cumulative effect of a change in accounting principle upon the adoption of FASB Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123R”) to recognize the effect of estimating the number of Time Warner equity-based awards granted to TWC employees prior to January 1, 2006 that are not ultimately expected to vest.
     Net income attributable to noncontrolling interests. Net income attributable to noncontrolling interests increased primarily reflecting the change in the ownership structure of the Company and TWE as a result of the ATC Contribution and the redemption of Comcast’s interest in TWC and TWE.
     Net income attributable to TWC and basic and diluted net income attributable to TWC per common share. Net income attributable to TWC was $1.123 billion in 2007 compared to $1.976 billion in 2006. Basic and diluted net income attributable to TWC per common share were $3.45 in 2007 compared to $5.99 in 2006.
FINANCIAL CONDITION AND LIQUIDITY
     Management believes that cash generated by or available to TWC should be sufficient to fund its capital and liquidity needs for the foreseeable future, including the expected payment of $10.855 billion for the Special Dividend. There are no significant maturities of the Company’s long-term debt prior to February 2011. TWC’s sources of cash include cash provided by operating activities, cash and equivalents on hand, borrowing capacity under its committed credit facilities (including the 2008 Bridge Facility, under which TWC may not borrow any amounts unless and until the Special Dividend is declared) and commercial paper program, as well as access to capital markets.
     TWC’s unused committed capacity was $13.130 billion as of December 31, 2008, reflecting $5.449 billion of cash and equivalents, $5.749 billion of available borrowing capacity under the Company’s $6.0 billion senior unsecured five-year revolving credit facility (the “Revolving Credit Facility”) and $1.932 billion of borrowing capacity under the 2008 Bridge Facility. TWC may not borrow any amounts under the 2008 Bridge Facility unless and until the Special Dividend is declared. Borrowings under the Supplemental Credit Agreement are only available to the Company at the final maturity of the 2008 Bridge Facility to repay amounts then outstanding under the 2008 Bridge Facility, if any, and are not included in TWC’s unused committed capacity. See “—Outstanding Debt and Mandatorily Redeemable Preferred Equity and Available Financial Capacity—Lending Commitments” below for a discussion regarding the Company’s decision to exclude funding commitments from subsidiaries of Lehman Brothers Holdings Inc. in determining the amount of its unused committed capacity.
Current Financial Condition
     As of December 31, 2008, the Company had $17.728 billion of debt, $5.449 billion of cash and equivalents (net debt of $12.279 billion, defined as total debt less cash and equivalents), $300 million of mandatorily redeemable non-voting Series A Preferred Equity Membership Units (the “TW NY Cable Preferred Membership Units”) issued by a subsidiary of TWC, Time Warner NY Cable LLC (“TW NY Cable”), and $17.164 billion of total TWC shareholders’ equity. As of December 31, 2007, the Company had $13.577 billion of debt, $232 million of cash and equivalents (net debt of $13.345 billion), $300

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
million of TW NY Cable Preferred Membership Units and $24.706 billion of total TWC shareholders’ equity.
     The following table shows the significant items contributing to the decrease in net debt from December 31, 2007 to December 31, 2008 (in millions):

Balance as of December 31, 2007(a)	$13,345
Cash provided by operating activities	(5,300)
Capital expenditures	3,522
Debt issuance costs	97
Investments and acquisitions, net of cash acquired and distributions received(b)	685
Proceeds from the sale of cable systems	(51)
All other, net	(19)

Balance as of December 31, 2008(a)	$12,279

(a)	Amounts include unamortized fair value adjustments of $114 million and $126 million as of December 31, 2008 and December 31, 2007, respectively, which include the fair value adjustment recognized as a result of the merger of America Online, Inc. (now known as AOL LLC) and Time Warner Inc. (now known as Historic TW Inc.).

(b)	Amount primarily includes the Company’s investment of $536 million in Clearwire LLC (which includes $6 million of transaction-related costs) and the $103 million reclassification of the Company’s investment in The Reserve Fund. See below for further discussion.
     As discussed in “Overview—Recent Developments—2008 Bond Offerings and Credit Facilities,” the Shelf Registration Statement on file with the SEC allows TWC to offer and sell from time to time senior and subordinated debt securities and debt warrants.
     As discussed in “Overview—Recent Developments—Separation from Time Warner, Recapitalization and Reverse Stock Split of TWC Common Stock,” upon completion of the TW Internal Restructuring, TWC’s board of directors or a committee thereof will declare the Special Dividend to holders of TWC’s outstanding Class A common stock and Class B common stock, including Time Warner, in an amount equal to $10.27 per share (aggregating $10.855 billion), which will be paid prior to the completion of the Separation.
     As discussed in “Overview—Recent Developments—2008 Bond Offerings and Credit Facilities,” pending the payment of the Special Dividend, a portion of the net proceeds of the 2008 Bond Offerings was used to repay variable-rate debt with lower interest rates, and the remainder was invested in accordance with the Company’s investment policy.
     The Company invests its cash and equivalents in a combination of money market, government and treasury funds, as well as bank certificates of deposit, in accordance with the Company’s investment policy of diversifying its investments and limiting the amount of its investments in a single entity or fund. Consistent with the foregoing, the Company invested a portion of the cash proceeds of the June 2008 Bond Offering in The Reserve Fund’s Primary Fund (“The Reserve Fund”). On the morning of September 15, 2008, the Company requested a full redemption of its $490 million investment in The Reserve Fund, but the redemption request was not honored. On September 22, 2008, The Reserve Fund announced that redemptions of shares were suspended pursuant to an SEC order requested by The Reserve Fund so that an orderly liquidation could be effected. Through December 31, 2008, the Company has received $387 million from The Reserve Fund representing its pro rata share of partial distributions made by The Reserve Fund. The Company has not been informed as to when the remaining amount will be returned. However, the Company believes its remaining receivable is recoverable. As a result of the status of The Reserve Fund, the Company has classified the remaining $103 million receivable from The Reserve Fund as of December 31, 2008 as prepaid expenses and other current assets in the Company’s consolidated balance sheet and within investments and acquisitions, net of cash acquired and distributions received, in the Company’s consolidated statement of cash flows.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     In addition, as discussed in “Overview—Recent Developments—Investment in Clearwire,” TWC invested $550 million in Clearwire LLC on November 28, 2008. Of such investment, $20 million was allocated to the additional agreements entered into in connection with its investment in Clearwire LLC.
     TWE’s 7.25% debentures due September 1, 2008 (aggregate principal amount of $600 million) matured and were retired on September 1, 2008.
Cash Flows
     Cash and equivalents increased by $5.217 billion, $181 million and $39 million in 2008, 2007 and 2006, respectively. Components of these changes are discussed below in more detail.
Operating Activities
     Details of cash provided by operating activities are as follows (in millions):

	Year Ended December 31,
	2008	2007	2006

Operating Income (Loss) before Depreciation and Amortization	$(8,694)	$5,742	$4,229
Noncash impairment of cable franchise rights	14,822	—	—
Noncash loss on sale of cable systems	58	—	—
Net interest payments(a)	(707)	(845)	(662)
Pension plan contributions	(402)	(1)	(101)
Noncash equity-based compensation	78	59	33
Net income taxes paid(b)	(36)	(292)	(474)
Merger-related and restructuring payments, net of accruals(c)	(7)	(11)	(3)
Net cash flows from discontinued operations(d)	—	47	112
All other, net, including working capital changes	188	(136)	461

Cash provided by operating activities	$5,300	$4,563	$3,595

(a)	Amounts include interest income received of $38 million, $10 million and $5 million in 2008, 2007 and 2006, respectively.

(b)	Amounts include income tax refunds received of $4 million, $6 million and $4 million in 2008, 2007 and 2006, respectively.

(c)	Amounts include payments of merger-related and restructuring costs and payments for certain other merger-related liabilities, net of accruals.

(d)	Amounts reflect net income from discontinued operations of $1.042 billion in 2006 (none in 2008 and 2007), as well as noncash gains and expenses and working capital-related adjustments of $47 million and $(930) million in 2007 and 2006, respectively (none in 2008).
     Cash provided by operating activities increased from $4.563 billion in 2007 to $5.300 billion in 2008. This increase was primarily related to an increase in Operating Income before Depreciation and Amortization excluding the noncash items noted in the table above (primarily due to revenue growth, partially offset by increases in costs of revenues and selling, general and administrative expenses, as previously discussed), a favorable change in working capital requirements and decreases in net income tax and net interest payments, partially offset by 2008 pension plan contributions. The change in working capital requirements was primarily due to the timing of payments and collections of accounts receivable. The decrease in net income tax payments was primarily due to the impact of the Economic Stimulus Act of 2008, which was enacted in the first quarter of 2008 and provided for a bonus first year depreciation deduction of 50% of qualified property. The benefits of this legislation were applicable to certain of the Company’s capital expenditures during 2008. With the passage of the American Recovery and Reinvestment Act of 2009, signed by the President on February 17, 2009, this bonus depreciation benefit will continue.
     As a result of the 2008 Bond Offerings and additional debt that the Company expects to incur in 2009 in connection with the Separation Transactions, the Company expects that its net interest payments will increase significantly in 2009.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     The Company expects to make discretionary cash contributions of at least $150 million to its defined benefit pension plans during 2009, subject to market conditions and other considerations. See Note 13 to the accompanying consolidated financial statements for additional discussion of the funded status of the Company’s defined benefit pension plans.
     Cash provided by operating activities increased from $3.595 billion in 2006 to $4.563 billion in 2007. This increase was primarily related to an increase in Operating Income before Depreciation and Amortization (due to revenue growth, partially offset by increases in costs of revenues and selling, general and administrative expenses, as described above) and a decrease in net income taxes paid (primarily as a result of the timing of tax-related payments to Time Warner under the Company’s tax sharing arrangement, as well as tax benefits related to the Adelphia/Comcast Transactions) and a decrease in pension plan contributions, which were partially offset by a change in working capital requirements, an increase in net interest payments reflecting the increase in debt levels attributable to the Adelphia/Comcast Transactions and a decrease in cash relating to discontinued operations. The change in working capital requirements was primarily due to the timing of payments and collections of accounts receivable.
Investing Activities
     Details of cash used by investing activities are as follows (in millions):

	Year Ended December 31,
	2008	2007	2006

Investments and acquisitions, net of cash acquired and distributions received:
Clearwire LLC	$(536)	$—	$—
The Reserve Fund	(103)	—	—
SpectrumCo(a)	(3)	(33)	(633)
Distributions received from an investee(b)	—	51	—
Acquisition of Adelphia assets and exchange of systems with Comcast(c)	2	(25)	(9,080)
Redemption of Comcast’s interest in TWE	—	—	(147)
All other	(45)	(53)	(2)
Capital expenditures from continuing operations	(3,522)	(3,433)	(2,718)
Capital expenditures from discontinued operations	—	—	(56)
Proceeds from the sale of cable systems	51	52	—
Proceeds from the repayment by Comcast of TKCCP debt owed to TWE-A/N	—	—	631
Other investing activities	16	9	6

Cash used by investing activities	$(4,140)	$(3,432)	$(11,999)

(a)	2006 amount represents the Company’s initial investment in SpectrumCo. 2007 amount includes a contribution of $28 million to SpectrumCo to fund the Company’s share of a payment to Sprint to purchase Sprint’s interest in SpectrumCo for an amount equal to Sprint’s capital contributions.

(b)	Distributions received from an investee represent distributions received from Sterling Entertainment Enterprises, LLC (d/b/a SportsNet New York), an equity-method investee.

(c)	2006 amount consists of cash paid at closing of $8.935 billion, a contractual closing adjustment of $67 million and other transaction-related costs of $78 million. 2007 amount primarily represents additional transaction-related costs, including working capital adjustments.
     Cash used by investing activities increased from $3.432 billion in 2007 to $4.140 billion in 2008. This increase was principally due to the Company’s investment in Clearwire LLC and the classification of the Company’s investment in The Reserve Fund as prepaid expenses and other current assets on the Company’s consolidated balance sheet as a result of the status of the investment (as discussed above), as well as an increase in capital expenditures.
     Cash used by investing activities decreased from $11.999 billion in 2006 to $3.432 billion in 2007. This decrease was principally due to payments associated with the Adelphia/Comcast Transactions, which closed on July 31, 2006, and a decrease in investment spending related to the Company’s investment in SpectrumCo. This decrease was partially offset by an increase in capital expenditures from continuing

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
operations, driven by the Acquired Systems, as well as the continued roll-out of advanced digital services in the Legacy Systems, and the receipt of proceeds associated with the repayment by Comcast of TKCCP debt owed to TWE-A/N during 2006.
     TWC’s capital expenditures from continuing operations included the following major categories (in millions):

	Year Ended December 31,
	2008	2007	2006

Customer premise equipment(a)	$1,628	$1,485	$1,125
Scalable infrastructure(b)	600	604	568
Line extensions(c)	350	372	280
Upgrades/rebuilds(d)	315	315	151
Support capital(e)	629	657	594

Total capital expenditures	$3,522	$3,433	$2,718

(a)	Amounts represent costs incurred in the purchase and installation of equipment that resides at a customer’s home or business for the purpose of receiving/sending video, high-speed data and/or voice signals. Such equipment typically includes digital (including high-definition) set-top boxes, remote controls, high-speed data modems, telephone modems and the costs of installing such new equipment. Customer premise equipment also includes materials and labor incurred to install the “drop” cable that connects a customer’s dwelling or business to the closest point of the main distribution network.

(b)	Amounts represent costs incurred in the purchase and installation of equipment that controls signal reception, processing and transmission throughout TWC’s distribution network, as well as controls and communicates with the equipment residing at a customer’s home or business. Also included in scalable infrastructure is certain equipment necessary for content aggregation and distribution (video-on-demand equipment) and equipment necessary to provide certain video, high-speed data and Digital Phone service features (voicemail, e-mail, etc.).

(c)	Amounts represent costs incurred to extend TWC’s distribution network into a geographic area previously not served. These costs typically include network design, the purchase and installation of fiber optic and coaxial cable and certain electronic equipment.

(d)	Amounts primarily represent costs incurred to upgrade or replace certain existing components or an entire geographic area of TWC’s distribution network. These costs typically include network design, the purchase and installation of fiber optic and coaxial cable and certain electronic equipment.

(e)	Amounts represent all other capital purchases required to run day-to-day operations. These costs typically include vehicles, land and buildings, computer hardware/software, office equipment, furniture and fixtures, tools and test equipment. Amounts include capitalized software costs of $201 million, $196 million and $137 million in 2008, 2007 and 2006, respectively.
     TWC incurs expenditures associated with the construction of its cable systems. Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized. TWC generally capitalizes expenditures for tangible fixed assets having a useful life of greater than one year. Capitalized costs include direct material, labor and overhead, as well as interest. Sales and marketing costs, as well as the costs of repairing or maintaining existing fixed assets, are expensed as incurred. With respect to certain customer premise equipment, which includes set-top boxes and high-speed data and telephone cable modems, TWC capitalizes installation charges only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects are expensed as incurred. Depreciation on these assets is provided generally using the straight-line method over their estimated useful lives. For set-top boxes and modems, the useful life is 3 to 5 years, and, for distribution plant, the useful life is up to 16 years.
     The Company expects that capital expenditures will decline in 2009 as compared to 2008.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
Financing Activities
     Details of cash provided (used) by financing activities are as follows (in millions):

	Year Ended December 31,
	2008	2007	2006

Borrowings (repayments), net(a)	$(206)	$(1,545)	$651
Borrowings	7,182	8,387	10,300
Repayments	(2,817)	(7,679)	(975)
Debt issuance costs	(97)	(29)	(17)
Issuance of TW NY Cable Preferred Membership Units	—	—	300
Redemption of Comcast’s interest in TWC	—	—	(1,857)
Other financing activities	(5)	(84)	41

Cash provided (used) by financing activities	$4,057	$(950)	$8,443

(a)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.
     Cash used by financing activities was $950 million in 2007 compared to cash provided by financing activities of $4.057 billion in 2008. Cash provided by financing activities in 2008 primarily included borrowings from the 2008 Bond Offerings, partially offset by repayments under the Revolving Credit Facility and commercial paper program, repayment of matured long-term debt as previously discussed, and debt issuance costs relating to the 2008 Bond Offerings and the 2008 Bridge Facility. Cash used by financing activities for 2007 included net repayments under the Company’s debt obligations and payments for other financing activities.
     Cash used by financing activities was $950 million in 2007 compared to cash provided by financing activities of $8.443 billion in 2006. Cash used by financing activities for 2007 included net repayments under the Company’s debt obligations and payments for other financing activities, while cash provided by financing activities for 2006 included significant net borrowings primarily associated with the financing of the Adelphia/Comcast Transactions, the issuance of the TW NY Cable Preferred Membership Units in connection with the Adelphia/Comcast Transactions and other financing activities, net of cash used in the TWC Redemption on July 31, 2006.
Free Cash Flow
     Reconciliation of Cash provided by operating activities to Free Cash Flow. The following table reconciles Cash provided by operating activities to Free Cash Flow (in millions):

	Year Ended December 31,
	2008	2007	2006
			(recast)

Cash provided by operating activities	$5,300	$4,563	$3,595
Reconciling items:
Discontinued operations, net of tax	—	—	(1,042)
Adjustments relating to the operating cash flow of discontinued operations	—	(47)	930

Cash provided by continuing operating activities	5,300	4,516	3,483
Add: Excess tax benefit from exercise of stock options	—	5	4
Less:
Capital expenditures from continuing operations	(3,522)	(3,433)	(2,718)
Partnership tax distributions, stock option distributions and principal payments on capital leases of continuing operations	(5)	(28)	(34)

Free Cash Flow	$1,773	$1,060	$735

     Free Cash Flow increased from $1.060 billion in 2007 to $1.773 billion in 2008 primarily as a result of an increase in cash provided by continuing operating activities, partially offset by an increase in capital expenditures, as discussed above.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Free Cash Flow increased from $735 million in 2006 to $1.060 billion in 2007 primarily as a result of an increase in cash provided by continuing operating activities, partially offset by an increase in capital expenditures from continuing operations, as discussed above.
Outstanding Debt and Mandatorily Redeemable Preferred Equity and Available Financial Capacity
     Debt and mandatorily redeemable preferred equity as of December 31, 2008 and 2007 were as follows:

	Interest Rate at			Outstanding Balance as of
	December 31,			December 31,
	2008		Maturity	2008	2007
				(in millions)
Credit facilities(a)(b)	1.353	%(c)	2011	$3,045	$5,256
TWC notes and debentures	6.752	%(c)	2012-2038	11,956	4,985
TWE notes and debentures(d)(e)	7.809	%(c)	2012-2033	2,714	3,326
Capital leases and other(f)				13	10

Total debt				17,728	13,577
TW NY Cable Preferred Membership Units	8.210%		2013	300	300

Total debt and mandatorily redeemable preferred equity				$18,028	$13,877

(a)	TWC’s unused committed capacity was $13.130 billion as of December 31, 2008, reflecting $5.449 billion in cash and equivalents, $5.749 billion of available borrowing capacity under the Revolving Credit Facility (which reflects a reduction of $126 million for outstanding letters of credit backed by the Revolving Credit Facility and $125 million for commitments of LBB, as defined and discussed below) and $1.932 billion of borrowing capacity under the 2008 Bridge Facility (excluding $138 million of commitments of LBCB). TWC may not borrow any amounts under the 2008 Bridge Facility unless and until the Special Dividend is declared.

(b)	Outstanding balance amount as of December 31, 2007 excludes an unamortized discount on commercial paper of $5 million (none as of December 31, 2008).

(c)	Rate represents an effective weighted-average interest rate.

(d)	Outstanding balance amount as of December 31, 2008 and 2007 includes an unamortized fair value adjustment of $114 million and $126 million, respectively.

(e)	As of December 31, 2007, the Company classified $601 million of TWE 7.25% debentures due September 1, 2008 as long-term in the consolidated balance sheet to reflect management’s intent and ability to refinance the obligation on a long-term basis through the utilization of the Company’s unused committed capacity.

(f)	Amount includes $1 million of debt due within one year as of December 31, 2008 (none as of December 31, 2007), which primarily relates to capital lease obligations.
     See “Overview—Recent Developments—2008 Bond Offerings and Credit Facilities” and Note 7 to the accompanying consolidated financial statements for further details regarding the Company’s outstanding debt and mandatorily redeemable preferred equity and other financing arrangements, including certain information about maturities, covenants, rating triggers and bank credit agreement leverage ratios relating to such debt and financing arrangements.
Lending Commitments
     As noted above, as of December 31, 2008, TWC had $5.749 billion of available borrowing capacity under the Revolving Credit Facility and $1.932 billion of borrowing capacity under the 2008 Bridge Facility. TWC may not borrow any amounts under the 2008 Bridge Facility unless and until the Special Dividend is declared. The 2008 Bridge Facility consists of commitments of approximately $138 million from each of 14 institutions, consisting of affiliates of Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, LTD., Barclays Bank Plc, BNP Paribas Securities Corp., Citibank, N.A., Deutsche Bank AG, Fortis Bank SA/NV, Goldman Sachs Bank USA, Mizuho Corporate Bank, LTD., Morgan Stanley Bank, The Royal Bank of Scotland PLC, Sumitomo Mitsui Banking Corporation, UBS Loan Finance LLC and Wachovia Bank, National Association. These same financial institutions also comprise approximately 70% of the commitments under the Revolving Credit Facility. Recently, a number of these lenders have entered into agreements to acquire or to be acquired by other financial institutions. TWC believes that these transactions will not adversely affect the commitments under the 2008 Bridge Facility or the Revolving Credit Facility. The Company’s bank credit agreements do not contain borrowing restrictions due to

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
material adverse changes in the Company’s business or market disruption. See Note 7 to the accompanying consolidated financial statements.
     In addition, LBCB and Lehman Brothers Bank, FSB (“LBB”), subsidiaries of Lehman Brothers Holdings Inc. (“Lehman”), are lenders under the 2008 Bridge Facility and the Revolving Credit Facility, respectively, with undrawn commitments of $138 million and $125 million, respectively, as of December 31, 2008. On September 15, 2008, Lehman filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York (the “Lehman Bankruptcy”). TWC has not requested to borrow under either the 2008 Bridge Facility or the Revolving Credit Facility since the Lehman Bankruptcy, and neither LBCB nor LBB has been placed in receivership or a similar proceeding as of February 19, 2009. While the Company believes that LBCB and LBB are contractually obligated under the 2008 Bridge Facility and the Revolving Credit Facility, respectively, the Company does not expect that LBCB and LBB will fund any future borrowing requests and is uncertain as to whether another lender might assume either commitment. Accordingly, the Company’s unused committed capacity as of December 31, 2008 excludes the undrawn commitments of LBCB and LBB. The Company believes that it continues to have sufficient liquidity to meet its needs for the foreseeable future, including payment of the Special Dividend, even if LBCB and/or LBB fails to fund its portion of any future borrowing requests.
Contractual and Other Obligations
Contractual Obligations
     The Company has obligations under certain contractual arrangements to make future payments for goods and services. These contractual obligations secure the future rights to various assets and services to be used in the normal course of operations. For example, the Company is contractually committed to make certain minimum lease payments for the use of property under operating lease agreements. In accordance with applicable accounting rules, the future rights and obligations pertaining to firm commitments, such as operating lease obligations and certain purchase obligations under contracts, are not reflected as assets or liabilities in the accompanying consolidated balance sheet.

TIME WARNER CABLE INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     The following table summarizes the Company’s aggregate contractual obligations as of December 31, 2008, and the estimated timing and effect that such obligations are expected to have on the Company’s liquidity and cash flows in future periods.

		2010-	2012-	2014 and
	2009	2011	2013	thereafter	Total
			(in millions)

Programming purchases(a)	$3,098	$5,076	$2,933	$527	$11,634
Outstanding debt obligations and TW NY Cable Preferred Membership Units(b)	1	3,046	3,909	11,002	17,958
Interest and dividends(c)	1,078	2,176	1,952	9,234	14,440
Facility leases(d)	110	199	159	385	853
Data processing services	48	96	44	—	188
High-speed data connectivity(e)	40	21	7	35	103
Digital Phone connectivity(f)	453	704	280	1	1,438
Set-top box and modem purchases	175	—	—	—	175
Other	146	22	14	81	263

Total	$5,149	$11,340	$9,298	$21,265	$47,052

(a)	Programming purchases represent contracts that the Company has with cable television networks and broadcast stations to provide programming services to its subscribers. Typically, these arrangements provide that the Company purchase cable television and broadcast programming for a certain number of subscribers as long as the Company is providing video services to such number of subscribers. There is generally no obligation to purchase these services if the Company is not providing video services. Programming fees represent a significant portion of its costs of revenues. Future fees under such contracts are based on numerous variables, including number and type of customers. The amounts included above represent estimates of future programming costs based on subscriber numbers as of December 31, 2008 applied to the per-subscriber contractual rates contained in the contracts that were in effect as of December 31, 2008, for which the Company does not have the right to cancel the contract or for contracts with a guaranteed minimum commitment.

(b)	Outstanding debt obligations and TW NY Cable Preferred Membership Units represent principal amounts due on outstanding debt obligations and the TW NY Cable Preferred Membership Units as of December 31, 2008. Amounts do not include any fair value adjustments, bond premiums, discounts, interest payments or dividends.

(c)	Amounts are based on the outstanding debt or TW NY Cable Preferred Membership Units balances, respective interest or dividend rates (interest rates on variable-rate debt were held constant through maturity at the December 31, 2008 rates) and maturity schedule of the respective instruments as of December 31, 2008. Interest ultimately paid on these obligations may differ based on changes in interest rates for variable-rate debt, as well as any potential future refinancings entered into by the Company. See Note 7 to the accompanying consolidated financial statements for further details.

(d)	The Company has facility lease obligations under various operating leases including minimum lease obligations for real estate and operating equipment.

(e)	High-speed data connectivity obligations are based on the contractual terms for bandwidth circuits that were in use as of December 31, 2008.

(f)	Digital Phone connectivity obligations relate to transport, switching and interconnection services that allow for the origination and termination of local and long-distance telephony traffic. These expenses also include related technical support services. There is generally no obligation to purchase these services if the Company is not providing Digital Phone service. The amounts included above are based on the number of Digital Phone subscribers as of December 31, 2008 and the per-subscriber contractual rates contained in the contracts that were in effect as of December 31, 2008.
     The Company’s total rent expense, which primarily includes facility rental expense and pole attachment rental fees, amounted to $190 million in 2008, $182 million in 2007 and $149 million in 2006.
     Minimum pension funding requirements have not been presented, as such amounts have not been determined beyond 2008. The Company did not have a required minimum pension contribution obligation for its funded defined benefit pension plans in 2008; however, the Company made discretionary cash contributions of $400 million to these plans and expects to contribute at least $150 million to these plans in 2009.
Contingent Commitments
     The Six Flags Guarantee
     Prior to the restructuring of TWE, which was completed in March 2003 (the “TWE Restructuring”), TWE had various contingent commitments, including guarantees, related to TWE’s non-cable businesses,

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
including Warner Bros., Home Box Office, and TWE’s interests in The WB Television Network (which has subsequently ceased operations), Comedy Central (which was subsequently sold) and the Courtroom Television Network (d/b/a truTV effective January 1, 2008) (collectively, the “Non-cable Businesses”). In connection with the TWE Restructuring, some of these commitments were not transferred with their applicable Non-cable Business and they remain contingent commitments of TWE. Specifically, in connection with the Non-cable Businesses’ former investment in the Six Flags theme parks located in Georgia and Texas (“Six Flags Georgia” and “Six Flags Texas,” respectively, and, collectively, the “Parks”), in 1997, TWE and a subsidiary of Time Warner, Historic TW Inc. (formerly known as Time Warner Inc., “Historic TW”), each agreed to guarantee (the “Six Flags Guarantee”) certain obligations of the partnerships that hold the Parks (the “Partnerships”) for the benefit of the limited partners in such Partnerships, including the following (the “Guaranteed Obligations”): (a) making a minimum annual distribution to the limited partners of the Partnerships (the minimum was approximately $61 million in 2008 and is subject to annual cost of living adjustments); (b) making a minimum amount of capital expenditures each year (an amount approximating 6% of the Parks’ annual revenues); (c) offering each year to purchase 5% of the limited partnership units of the Partnerships (plus any such units not purchased pursuant to such offer in any prior year) based on an aggregate price for all limited partnership units at the higher of (i) $250 million in the case of Six Flags Georgia and $374.8 million in the case of Six Flags Texas (the “Base Valuations”) and (ii) a weighted average multiple of EBITDA for the respective Park over the previous four-year period (the “Cumulative LP Unit Purchase Obligation”); (d) making annual ground lease payments; and (e) either (i) purchasing all of the outstanding limited partnership units through the exercise of a call option upon the earlier of the occurrence of certain specified events and the end of the term of each of the Partnerships in 2027 (Six Flags Georgia) and 2028 (Six Flags Texas) (the “End of Term Purchase”) or (ii) causing each of the Partnerships to have no indebtedness and to meet certain other financial tests as of the end of the term of the Partnership. The aggregate amount payable in connection with an End of Term Purchase option on either Park will be the Base Valuation applicable to such Park, adjusted for changes in the consumer price index from December 1996, in the case of Six Flags Georgia, and December 1997, in the case of Six Flags Texas, through December of the year immediately preceding the year in which the End of Term Purchase occurs, in each case, reduced ratably to reflect limited partnership units previously purchased.
     In connection with Time Warner’s 1998 sale of Six Flags Entertainment Corporation (which held the controlling interests in the Parks) to Six Flags, Inc. (formerly Premier Parks Inc.) (“Six Flags”), Six Flags, Historic TW and TWE, among others, entered into a Subordinated Indemnity Agreement (the “Six Flags Indemnity Agreement”) pursuant to which Six Flags agreed to guarantee the performance of the Guaranteed Obligations when due and, to indemnify Historic TW and TWE, among others, in the event that the Guaranteed Obligations are not performed and the Six Flags Guarantee is called upon. In the event of a default of Six Flags’ obligations under the Six Flags Indemnity Agreement, the Six Flags Indemnity Agreement and related agreements provide, among other things, that Historic TW and TWE have the right to acquire control of the managing partner of the Parks. Six Flags’ obligations to Historic TW and TWE are further secured by its interest in all limited partnership units that are held by Six Flags.
     Additionally, Time Warner and WCI have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments. In the event that TWE is required to make a payment related to any contingent liabilities of the TWE Non-cable Businesses, TWE will recognize an expense from discontinued operations and will receive a capital contribution from Time Warner and/or its subsidiary, WCI, for reimbursement of the incurred expenses. Additionally, costs related to any acquisition and subsequent distribution to Time Warner would also be treated as an expense of discontinued operations to be reimbursed by Time Warner. Pursuant to the original terms of the Six Flags Guarantee, TWE is expected to terminate its obligations thereunder in connection with the Separation Transactions. Also in connection with the Separation Transactions, TWE is expected to assign its rights and obligations under the Six Flags Indemnity Agreement to Warner Bros. Entertainment Inc., a subsidiary of Time Warner.
     In November 2007, Moody’s Investors Service, Standard & Poor’s and Fitch Ratings downgraded their credit ratings for Six Flags. In March 2008, Moody’s Investors Service changed Six Flags’ rating outlook

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
to negative from stable and downgraded its speculative-grade liquidity rating. In June 2008, Moody’s Investors Service and Fitch Ratings downgraded their senior unsecured credit ratings for Six Flags. In September 2008, Moody’s Investors Service downgraded Six Flags’ corporate family rating. To date, no payments have been made by Historic TW or TWE pursuant to the Six Flags Guarantee. In its quarterly report on Form 10-Q for the period ended September 30, 2008, Six Flags reported an estimated maximum Cumulative LP Unit Purchase Obligation for 2009 of approximately $335 million. The aggregate undiscounted estimated future cash flow requirements covered by the Six Flags Guarantee over the remaining term of the agreements are approximately $1.4 billion. Six Flags has also publicly disclosed that it has deposited approximately $15 million in an escrow account as a source of funds in the event Historic TW or TWE is required to fund any portion of the Guaranteed Obligations in the future.
     Because the Six Flags Guarantee existed prior to the Company’s adoption of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”), and no modifications to the arrangements have been made since the date the guarantee came into existence, the recognition requirements of FIN 45 are not applicable to the arrangements and the Company has continued to account for the Guaranteed Obligations in accordance with FASB Statement No. 5, Accounting for Contingencies (“FAS 5”). Based on its evaluation of the current facts and circumstances surrounding the Guaranteed Obligations and the Six Flags Indemnity Agreement (including the recent financial performance reported for the Parks and by Six Flags), the Company has concluded that a probable loss does not exist and, consequently, no liability for the arrangements has been recognized at December 31, 2008. Because of the specific circumstances surrounding the arrangements and the fact that no active or observable market exists for this type of financial guarantee, the Company is unable to determine a current fair value for the Guaranteed Obligations and related Six Flags Indemnity Agreement.
     Other Contingent Commitments
     TWC has cable franchise agreements containing provisions requiring the construction of cable plant and the provision of services to customers within the franchise areas. In connection with these obligations under existing franchise agreements, TWC obtains surety bonds or letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums. Such surety bonds and letters of credit as of December 31, 2008 and 2007 totaled $288 million and $299 million, respectively. Payments under these arrangements are required only in the event of nonperformance. TWC does not expect that these contingent commitments will result in any amounts being paid in the foreseeable future.
     TWC is required to make cash distributions to Time Warner when employees of the Company exercise previously issued Time Warner stock options. For more information, see “Market Risk Management—Equity Risk” below.
MARKET RISK MANAGEMENT
     Market risk is the potential gain/loss arising from changes in market rates and prices, such as interest rates.
Interest Rate Risk
Variable-rate Debt
     As of December 31, 2008, TWC had an outstanding balance of variable-rate debt of $3.045 billion. Based on TWC’s variable-rate obligations outstanding at December 31, 2008, each 25 basis point increase or decrease in the level of interest rates would, respectively, increase or decrease TWC’s annual interest expense and related cash payments by approximately $8 million. Such potential increases or decreases are based on certain simplifying assumptions, including a constant level of variable-rate debt for all maturities and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period. Conversely, since almost all of the Company’s cash

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
balance of $5.449 billion is invested in variable-rate interest-earning assets, the Company would also earn more (less) interest income due to such an increase (decrease) in interest rates.
Fixed-rate Debt and TW NY Cable Preferred Membership Units
     As of December 31, 2008, TWC had fixed-rate debt and TW NY Cable Preferred Membership Units with an outstanding balance of $14.970 billion, including an unamortized fair value adjustment of $114 million, and an estimated fair value of $14.587 billion. Based on TWC’s fixed-rate debt obligations outstanding at December 31, 2008, a 25 basis point increase or decrease in the level of interest rates would, respectively, decrease or increase the fair value of the fixed-rate debt by approximately $263 million. Such potential increases or decreases are based on certain simplifying assumptions, including a constant level of fixed-rate debt and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period.
Equity Risk
     TWC is also exposed to market risk as it relates to changes in the market value of its investments. TWC invests in equity instruments of companies for operational and strategic business purposes. These investments are subject to significant fluctuations in fair market value due to volatility in the general equity markets and the specific industries in which the companies operate. As of December 31, 2008, TWC had $895 million of investments, which primarily included $663 million related to SpectrumCo and $167 million related to Clearwire LLC.
     Some of TWC’s employees have been granted options to purchase shares of Time Warner common stock in connection with their past employment with subsidiaries and affiliates of Time Warner, including TWC. TWC has agreed that, upon the exercise by any of its officers or employees of any options to purchase Time Warner common stock, TWC will reimburse Time Warner in an amount equal to the excess of the closing price of a share of Time Warner common stock on the date of the exercise of the option over the aggregate exercise price paid by the exercising officer or employee for each share of Time Warner common stock. TWC accrues stock option distributions payable to Time Warner, which are not payable until the underlying options are exercised and then only subject to limitations on cash distributions in accordance with the senior unsecured revolving credit facilities. Any accrued amounts will be adjusted in subsequent accounting periods based on changes in the quoted market prices for Time Warner’s common stock. As of December 31, 2008, TWC had no stock option distributions payable to Time Warner. See Note 12 to the accompanying consolidated financial statements.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
     The Company’s consolidated financial statements are prepared in accordance with GAAP, which requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management considers an accounting policy and estimate to be critical if it requires the use of assumptions that were uncertain at the time the estimate was made and if changes in the estimate or selection of a different estimate could have a material effect on the Company’s consolidated results of operations or financial condition. The development and selection of the following critical accounting policies and estimates have been determined by the management of TWC and the related disclosures have been reviewed with the Audit Committee of the board of directors of TWC. Due to the significant judgment involved in selecting certain of the assumptions used in these areas, it is possible that different parties could choose different assumptions and reach different conclusions. For a summary of all of the Company’s significant accounting policies, see Note 3 to the accompanying consolidated financial statements.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
Asset Impairments
     Goodwill and Indefinite-lived Intangible Assets
     Goodwill impairment is determined using a two-step process. The first step involves a comparison of the estimated fair value of each of the Company’s eight geographic reporting units to its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit using a combination of a discounted cash flow (“DCF”) analysis and a market-based approach. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based approach. The cash flows employed in the DCF analyses are based on the Company’s most recent budget and, for years beyond the budget, the Company’s estimates, which are based on assumed growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. In addition, the market-based approach utilizes comparable company public trading values, research analyst estimates and, where available, values observed in private market transactions. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with its goodwill carrying amount to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment is recognized in an amount equal to that excess.
     The impairment test for other intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using a DCF valuation analysis. The DCF methodology used to value cable franchise rights entails identifying the projected discrete cash flows related to such cable franchise rights and discounting them back to the valuation date. Significant judgments inherent in this analysis include the selection of appropriate discount rates, estimating the amount and timing of estimated future cash flows attributable to cable franchise rights and identification of appropriate terminal growth rate assumptions. The discount rates used in the DCF analyses are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
     Goodwill and indefinite-lived intangible assets, primarily the Company’s cable franchise rights, are tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. As a result of entering into the Separation Agreement, the Company tested goodwill and the cable franchise rights for impairment during the second quarter of 2008, and no impairment charges were recognized. The Company’s 2008 annual impairment analysis, which was performed as of December 31, 2008, did not result in any goodwill impairments, but did result in a noncash pretax impairment on its cable franchise rights of $14.822 billion. The impairment charge by unit of accounting, as well as the remaining value of the cable franchise rights by unit of accounting as of December 31, 2008, is as follows (in millions):

	Balance as of			Balance as of
	December 31,		Other	December 31,
	2007	Impairment	Activity	2008
West	$6,908	$(3,558)	$—	$3,350
New York City	5,501	(2,156)	—	3,345
Texas	4,971	(3,270)	(1)	1,700
Midwest	7,863	(2,835)	—	5,028
Carolinas	5,558	(1,659)	9	3,908
Upstate New York	6,605	(962)	2	5,645
Kansas City	388	—	5	393
National	1,128	(382)	(24)	722

	$38,922	$(14,822)	$(9)	$24,091

     The aggregate impairment charge was primarily attributable to the use of higher discount rates, which accounted for approximately two-thirds of the decline in fair value as compared to the impairment test performed in May 2008 and lower projected future cash flows related to the cable franchise rights utilized in the DCF valuation analyses (which accounted for the remaining approximately one-third decline). Although the Company continues to project future growth in cash flows, such growth is lower than that estimated at the time the cable franchise rights were acquired. The higher discount rates (on average approximately 12.5% as compared to approximately 10% used in the May 2008 valuation) reflect an increase in the risks inherent in the estimated future cash flows attributable to the individual cable franchise rights; this increase in risk is due to the current economic volatility, which became more pronounced during the fourth quarter of 2008. The discount rates used in both the May 2008 and December 2008 analyses include significant risk premiums of up to 250 basis points to the Company’s weighted-average cost of capital to reflect the greater uncertainty in the cash flows attributable to the Company’s cable franchise rights. Furthermore, had the Company used a discount rate in assessing the impairment of its cable franchise rights that was 1% higher across all units of accounting (holding all other assumptions unchanged) the Company would have recorded an additional impairment charge of approximately $3.0 billion.
     The reduction in estimated future cash flows since May 2008 reflects the impact of the weaker economy and increased competition, including fourth quarter 2008 subscriber trends (specifically, lower fourth quarter revenue generating unit net additions) lower advertising revenues and higher video programming costs (resulting from, among other things, higher projected costs for acquiring retransmission consent rights) offset in part by reduced capital expenditures and increased cost controls in other areas of the Company. In addition, the terminal growth rates used in the analyses for both the May 2008 and December 2008 impairment tests were the same and in line with historical U.S. gross domestic product growth rates.
     As a result of the cable franchise rights impairment taken in 2008, the carrying values of the Company’s impaired cable franchise rights (which represented the cable franchise rights in all but one of the Company’s eight units of accounting) were re-set to their estimated fair values as of December 31, 2008. Consequently, any further decline in the estimated fair values of these cable franchise rights could result in additional cable franchise rights impairments. Management has no reason to believe that any one unit of accounting is more likely than any other to incur further impairments of its cable franchise rights. It is possible that such impairments, if required, could be material and may need to be recorded prior to the

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
fourth quarter of 2009 (i.e., during an interim period) if the Company’s results of operations or other factors require such assets to be tested for impairment at an interim date.
     For illustrative purposes only, had the fair values of each of the cable franchise rights been lower by 10% as of December 31, 2008, the Company would have recorded an additional cable franchise rights impairment of approximately $2.37 billion; had the fair values of the cable franchise rights been lower by 20%, the Company would have recorded an additional cable franchise rights impairment of approximately $4.74 billion; and had the fair values of the cable franchise rights been lower by 30%, the Company would have recorded an additional cable franchise rights impairment of approximately $7.11 billion. A decline in the fair values of the reporting units by up to 30% would not result in any goodwill impairments, as the accounting rules first require a company to impair its indefinite-lived intangible assets prior to testing for any goodwill impairments.
     Long-lived Assets
     Long-lived assets (e.g., customer relationships and property, plant and equipment) do not require that an annual impairment test be performed; instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the more likely than not disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of estimated undiscounted future cash flows generated by the asset group against the carrying value of the asset group. If the carrying value of the asset group exceeds the estimated undiscounted future cash flows, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the estimated fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer), the impairment test involves comparing the asset’s carrying value to its estimated fair value. To the extent the carrying value is greater than the asset’s estimated fair value, an impairment loss is recognized for the difference.
     Significant judgments in this area involve determining whether a triggering event has occurred, determining the future cash flows for the assets involved and selecting the appropriate discount rate to be applied in determining estimated fair value. In 2008, there were no significant long-lived asset impairments. However, as a result of the impairment of cable franchise rights recorded during 2008, the Company determined a triggering event had occurred and tested certain customer relationships for impairment in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, concluding that these customer relationships were not impaired.
     Investments
     TWC’s investments are primarily accounted for using the equity method of accounting. A subjective aspect of accounting for investments involves determining whether an other-than-temporary decline in value of the investment has been sustained. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. This evaluation is dependent on the specific facts and circumstances. TWC evaluates available information (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment. This list is not all-inclusive and the Company weighs all known quantitative and qualitative factors in determining if an other-than-temporary decline in the value of an investment has occurred. As discussed further in “Overview—Recent Developments—Investment in Clearwire,” during the fourth quarter of 2008, the Company recorded a noncash pretax impairment of $367 million on its investment in Clearwire LLC as a result of a significant

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
decline in the estimated fair value of Clearwire, reflecting the Clearwire Corp stock price decline from May 2008, when TWC agreed to make its investment.
Legal Contingencies
     The Company is subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of business. The Company records an estimated liability for those proceedings and claims arising in the ordinary course of business based upon the probable and reasonably estimable criteria contained in FAS 5. The Company reviews outstanding claims with internal, as well as external, counsel to assess the probability and the estimates of loss. The Company reassesses the risk of loss as new information becomes available and adjusts liabilities as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s consolidated financial position but could possibly be material to the Company’s consolidated results of operations or cash flow for any one period.
Income Taxes
     From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty. Examples of such transactions include business acquisitions and dispositions, including dispositions designed to be tax free, issues related to consideration paid or received, and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. The Company prepares and files tax returns based on interpretation of tax laws and regulations. In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be “more likely than not” of being sustained upon examination, based on their technical merits. That is, for financial reporting purposes, the Company only recognizes tax benefits taken on the tax return that it believes are “more likely than not” of being sustained. There is considerable judgment involved in determining whether positions taken on the tax return are “more likely than not” of being sustained.
     The Company adjusts its tax reserve estimates periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax provision of any given year includes adjustments to prior year income tax accruals that are considered appropriate and any related estimated interest. The Company’s policy is to recognize, when applicable, interest and penalties on uncertain tax positions as part of income tax expense. Refer to Note 11 to the accompanying consolidated financial statements for further details.
Programming Agreements
     The Company exercises significant judgment in estimating programming expense associated with certain video programming contracts. The Company’s policy is to record video programming costs based on the Company’s contractual agreements with its programming vendors, which are generally multi-year agreements that provide for the Company to make payments to the programming vendors at agreed upon market rates based on the number of subscribers to which the Company provides the programming service. If a programming contract expires prior to the parties’ entry into a new agreement and the Company continues to distribute the service, management estimates the programming costs during the period there is no contract in place. In doing so, management considers the previous contractual rates, inflation and the status of the negotiations in determining its estimates. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. Management also makes estimates in the recognition of programming expense related to other items, such as the accounting for free periods and credits from service interruptions, as well as the allocation of consideration exchanged between the parties in multiple-element transactions. Additionally, judgments are also required by management when the Company purchases multiple services from the same programming

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OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
vendor. In these scenarios, the total consideration provided to the programming vendor is required to be allocated to the various services received based upon their respective fair values. Because multiple services from the same programming vendor may be received over different contractual periods and may have different contractual rates, the allocation of consideration to the individual services will have an impact on the timing of the Company’s expense recognition.
Pension Plans
     TWC has both funded and unfunded noncontributory defined benefit pension plans covering a majority of its employees. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period. The Company recognized pension expense associated with these plans of $91 million, $64 million and $77 million in 2008, 2007 and 2006, respectively. The Company expects pension expense to be approximately $150 million in 2009. The pension expense recognized by the Company is determined using certain assumptions, including the expected long-term rate of return on plan assets, the interest factor implied by the discount rate and the rate of compensation increases. TWC uses a December 31 measurement date for its plans. See Notes 3 and 13 to the accompanying consolidated financial statements for additional discussion. The determination of these assumptions is discussed in more detail below.
     The Company used a discount rate of 6% to compute 2008 pension expense. The discount rate for the plan year ended December 31, 2007 was determined by comparison against the Moody’s Aa Corporate Index rate, adjusted for coupon frequency and duration of the obligation, consistent with prior periods. The resulting discount rate was supported by periodic matching of plan liability cash flows to a pension yield curve constructed of a large population of high-quality corporate bonds. Effective for the plan year ending on December 31, 2008, the Company refined the discount rate determination process to rely on the matching of plan liability cash flows to a pension yield curve constructed of a large population of high-quality corporate bonds, without comparison against the Moody’s Aa Corporate Index rate. A decrease in the discount rate of 25 basis points, from 6.00% to 5.75%, while holding all other assumptions constant, would have resulted in an increase in the Company’s pension expense of approximately $13 million in 2008.
     The Company’s expected long-term rate of return on plan assets used to compute 2008 pension expense was 8%. In developing the expected long-term rate of return on assets, the Company considered the pension portfolio’s composition, past average rate of earnings and discussions with portfolio managers. The expected long-term rate of return is based on an asset allocation assumption of 75% equity securities and 25% fixed-income securities. A decrease in the expected long-term rate of return of 25 basis points, from 8.00% to 7.75%, while holding all other assumptions constant, would have resulted in an increase in the Company’s pension expense of approximately $3 million in 2008.
     The Company used an estimated rate of future compensation increases of 4.5% to compute 2008 pension expense. An increase in the rate of 25 basis points while holding all other assumptions constant would have resulted in an increase in the Company’s domestic pension expense of approximately $4 million in 2008.
Property, Plant and Equipment
     TWC incurs expenditures associated with the construction of its cable systems. Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized. TWC uses standard capitalization rates to capitalize installation activities. Significant judgment is involved in the development of these capitalization standards, including the average time required to perform an installation and the determination of the nature and amount of indirect costs to be capitalized. Additionally, the development of capitalization standards for new products involves more estimates than those used for established products because the Company has less historical data related to the installation of new products. The capitalization standards are reviewed at least annually and adjusted, if necessary, based on comparisons to actual costs incurred.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS AND FINANCIAL CONDITION—(Continued)
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
     This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, particularly statements anticipating future growth in revenues, Operating Income (Loss) before Depreciation and Amortization, cash provided by operating activities and other financial measures. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances, and the Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.
     Various factors could adversely affect the operations, business or financial results of TWC in the future and cause TWC’s actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in Item 1A, “Risk Factors,” in Part I of this report, and in TWC’s other filings made from time to time with the SEC after the date of this report. In addition, the Company operates in a highly competitive, consumer and technology-driven and rapidly changing business. The Company’s business is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, its continued ability to protect and secure any necessary intellectual property rights. TWC’s actual results could differ materially from management’s expectations because of changes in such factors.
     Further, lower than expected valuations associated with the Company’s cash flows and revenues may result in the Company’s inability to realize the value of recorded intangibles and goodwill. Additionally, achieving the Company’s financial objectives could be adversely affected by the factors discussed in detail in Item 1A, “Risk Factors,” in Part I of this report, as well as:
•	a longer than anticipated continuation of the current economic slowdown or further deterioration in the economy;

•	any reduction in the Company’s ability to access the capital markets for debt securities or bank financings, including as a result of current liquidity issues affecting the capital markets;

•	the impact of terrorist acts and hostilities;

•	changes in the Company’s plans, strategies and intentions;

•	the impacts of significant acquisitions, dispositions and other similar transactions, including the Company’s planned separation from Time Warner; and

•	the failure to meet earnings expectations.

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET

	December 31,
	2008	2007
	(recast; in millions)
ASSETS
Current assets:
Cash and equivalents	$5,449	$232
Receivables, less allowances of $90 million and $87 million as of December 31, 2008 and 2007, respectively	692	743
Receivables from affiliated parties	161	2
Deferred income tax assets	156	91
Prepaid expenses and other current assets	201	95

Total current assets	6,659	1,163
Investments	895	735
Property, plant and equipment, net	13,537	12,873
Intangible assets subject to amortization, net	493	719
Intangible assets not subject to amortization	24,094	38,925
Goodwill	2,101	2,117
Other assets	110	68

Total assets	$47,889	$56,600

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$546	$417
Deferred revenue and subscriber-related liabilities	156	164
Payables to affiliated parties	209	204
Accrued programming expense	530	509
Other current liabilities	1,432	1,237
Current liabilities of discontinued operations	—	5

Total current liabilities	2,873	2,536
Long-term debt	17,727	13,577
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income tax liabilities, net	8,193	13,291
Long-term payables to affiliated parties	—	36
Other liabilities	522	430
Commitments and contingencies (Note 16)
TWC shareholders’ equity:
Class A common stock, $0.01 par value, 300.7 million shares issued and outstanding as of December 31, 2008 and 2007, respectively	3	3
Class B common stock, $0.01 par value, 25.0 million shares issued and outstanding as of December 31, 2008 and 2007, respectively	—	—
Paid-in capital	19,514	19,418
Accumulated other comprehensive loss, net	(467)	(174)
Retained earnings (deficit)	(1,886)	5,459

Total TWC shareholders’ equity	17,164	24,706
Noncontrolling interests	1,110	1,724

Total equity	18,274	26,430

Total liabilities and equity	$47,889	$56,600

See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
	2008	2007	2006
	(recast; in millions, except per share data)
Revenues:
Subscription:
Video	$10,524	$10,165	$7,632
High-speed data	4,159	3,730	2,756
Voice	1,619	1,193	715

Total Subscription	16,302	15,088	11,103
Advertising	898	867	664

Total revenues(a)	17,200	15,955	11,767
Costs and expenses:
Costs of revenues(a)(b)	8,145	7,542	5,356
Selling, general and administrative(a)(b)	2,854	2,648	2,126
Depreciation	2,826	2,704	1,883
Amortization	262	272	167
Merger-related and restructuring costs	15	23	56
Impairment of cable franchise rights	14,822	—	—
Loss on sale of cable systems	58	—	—

Total costs and expenses	28,982	13,189	9,588

Operating Income (Loss)	(11,782)	2,766	2,179
Interest expense, net(a)	(923)	(894)	(646)
Other income (expense), net	(367)	156	131

Income (loss) from continuing operations before income taxes	(13,072)	2,028	1,664
Income tax benefit (provision)	5,109	(806)	(645)

Income (loss) from continuing operations	(7,963)	1,222	1,019
Discontinued operations, net of tax	—	—	1,042
Cumulative effect of accounting change, net of tax	—	—	2

Net income (loss)	(7,963)	1,222	2,063
Less: Net (income) loss attributable to noncontrolling interests	619	(99)	(87)
Net income (loss) attributable to TWC	$(7,344)	$1,123	$1,976

Basic income (loss) from continuing operations attributable to TWC per common share	$(22.55)	$3.45	$2.84
Discontinued operations	—	—	3.14
Cumulative effect of accounting change	—	—	0.01

Basic net income (loss) attributable to TWC per common share	$(22.55)	$3.45	$5.99

Average basic common shares outstanding	325.7	325.6	330.1

Diluted income (loss) from continuing operations attributable to TWC per common share	$(22.55)	$3.45	$2.84
Discontinued operations	—	—	3.14
Cumulative effect of accounting change	—	—	0.01

Diluted net income (loss) attributable to TWC per common share	$(22.55)	$3.45	$5.99

Average diluted common shares outstanding	325.7	325.7	330.1

Amounts attributable to TWC common shareholders:
Income (loss) from continuing operations, net of tax	$(7,344)	$1,123	$936
Discontinued operations, net of tax	—	—	1,038
Cumulative effect of accounting change, net of tax	—	—	2

Net income (loss)	$(7,344)	$1,123	$1,976

(a)	Amounts include the following income (expenses) resulting from transactions with related companies:

	Year Ended December 31,
	2008	2007	2006
	(in millions)
Revenues	$29	$20	$94
Costs of revenues	(1,054)	(1,024)	(830)
Selling, general and administrative	(22)	(16)	9
Interest expense, net	—	—	(73)

(b)	Costs of revenues and selling, general and administrative expenses exclude depreciation.
See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
	2008	2007	2006
	(recast; in millions)
OPERATING ACTIVITIES
Net income (loss)(a)	$(7,963)	$1,222	$2,063
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	—	(2)
Depreciation and amortization	3,088	2,976	2,050
Impairment of cable franchise rights	14,822	—	—
Pretax (gain) loss on asset sales	49	(146)	—
(Income) loss from equity investments, net of cash distributions	378	12	(129)
Deferred income taxes	(4,960)	383	265
Equity-based compensation expense	78	59	33
Changes in operating assets and liabilities, net of acquisitions:
Receivables	20	18	(146)
Accounts payable and other liabilities	48	(29)	456
Other changes	(260)	21	(65)
Adjustments relating to discontinued operations(a)	—	47	(930)

Cash provided by operating activities	5,300	4,563	3,595

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	(685)	(60)	(9,862)
Capital expenditures from continuing operations	(3,522)	(3,433)	(2,718)
Capital expenditures from discontinued operations	—	—	(56)
Proceeds from asset sales	67	61	6
Other investing activities	—	—	631

Cash used by investing activities	(4,140)	(3,432)	(11,999)

FINANCING ACTIVITIES
Borrowings (repayments), net(b)	(206)	(1,545)	651
Borrowings(c)	7,182	8,387	10,300
Repayments(c)	(2,817)	(7,679)	(975)
Debt issuance costs	(97)	(29)	(17)
Issuance of mandatorily redeemable preferred membership units	—	—	300
Redemption of Comcast’s interest in TWC	—	—	(1,857)
Other financing activities	(5)	(84)	41

Cash provided (used) by financing activities	4,057	(950)	8,443

INCREASE IN CASH AND EQUIVALENTS	5,217	181	39
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	232	51	12

CASH AND EQUIVALENTS AT END OF PERIOD	$5,449	$232	$51

(a)	Net income (loss) included income from discontinued operations of $1.038 billion attributable to TWC and $4 million attributable to noncontrolling interests for the year ended December 31, 2006 (none for the years ended December 31, 2008 and 2007). Income from discontinued operations in 2006 included gains, net of taxes, of $965 million. Net cash flows from discontinued operations were $47 million and $112 million for the years ended December 31, 2007 and 2006, respectively.

(b)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.

(c)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
See accompanying notes.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF EQUITY

			Retained	Total TWC
	Common	Paid-in	Earnings	Shareholders’	Noncontrolling	Total
	Stock	Capital	(Deficit)	Equity	Interests	Equity
	(recast; in millions)
BALANCE AS OF DECEMBER 31, 2005	$3	$17,957	$2,387	$20,347	$1,007	$21,354
Net income(a)	—	—	1,976	1,976	87	2,063
Change in pension benefit obligation, net of $1 million income tax impact	—	—	1	1	—	1

Comprehensive income	—	—	1,977	1,977	87	2,064
Change in underfunded / unfunded pension benefit obligation upon adoption of FAS 158, net of $84 million tax benefit	—	—	(124)	(124)	—	(124)
Shares of Class A common stock issued in the Adelphia acquisition	1	5,499	—	5,500	—	5,500
Reclassification of mandatorily redeemable Class A common stock(b)	—	984	—	984	—	984
Redemption of Comcast’s interest in TWC	(1)	(4,326)	—	(4,327)	(812)	(5,139)
Contribution of ATC’s interest in TWE(c)	—	—	—	—	1,353	1,353
Adjustment to goodwill resulting from the pushdown of Time Warner’s basis in TWC	—	(719)	—	(719)	—	(719)
Equity-based compensation	—	31	—	31	2	33
Allocations from Time Warner and other, net(d)	—	(105)	—	(105)	(13)	(118)

BALANCE AS OF DECEMBER 31, 2006	3	19,321	4,240	23,564	1,624	25,188
Net income(a)	—	—	1,123	1,123	99	1,222
Change in underfunded / unfunded pension benefit obligation, net of $29 million income tax benefit	—	—	(43)	(43)	—	(43)
Change in realized and unrealized losses on derivative financial instruments, net of $1 million income tax benefit	—	—	(1)	(1)	—	(1)

Comprehensive income	—	—	1,079	1,079	99	1,178
Impact of adopting new accounting pronouncements(e)	—	—	(34)	(34)	—	(34)
Equity-based compensation	—	55	—	55	4	59
Allocations from Time Warner and other, net(d)	—	42	—	42	(3)	39

BALANCE AS OF DECEMBER 31, 2007	3	19,418	5,285	24,706	1,724	26,430
Net loss(a)	—	—	(7,344)	(7,344)	(619)	(7,963)
Change in underfunded / unfunded pension benefit obligation, net of $192 million income tax benefit	—	—	(290)	(290)	—	(290)
Change in realized and unrealized losses on derivative financial instruments, net of $2 million income tax benefit	—	—	(3)	(3)	—	(3)

Comprehensive loss	—	—	(7,637)	(7,637)	(619)	(8,256)
Impact of adopting new accounting pronouncements(e)	—	—	(1)	(1)	—	(1)
Equity-based compensation	—	73	—	73	5	78
Allocations from Time Warner and other, net(d)	—	23	—	23	—	23

BALANCE AS OF DECEMBER 31, 2008	$3	$19,514	$(2,353)	$17,164	$1,110	$18,274

(a)	Net income (loss) included income from discontinued operations of $1.038 billion attributable to TWC and $4 million attributable to noncontrolling interests for the year ended December 31, 2006 (none for the years ended December 31, 2008 and 2007).

(b)	The mandatorily redeemable Class A common stock represents shares of TWC’s Class A common stock that were held by Comcast Corporation (“Comcast”) until July 31, 2006. During 2004, these shares were classified as mandatorily redeemable as a result of an agreement with Comcast that under certain circumstances would have required TWC to redeem such shares. During 2006, this requirement terminated upon the closing of the redemption of Comcast’s interest in TWC and Time Warner Entertainment Company, L.P. (“TWE”), and as a result, these shares were reclassified to shareholders’ equity (Class A common stock and paid-in capital) before ultimately being redeemed on July 31, 2006.

(c)	The amount relates to the contribution of American Television and Communications Corporation’s (“ATC”), a subsidiary of Time Warner Inc. (“Time Warner”), 1% common equity interest and $2.4 billion preferred equity interest in TWE to TW NY Cable Holding Inc. (“TW NY”), a newly created subsidiary of TWC and the parent of Time Warner NY Cable LLC, in exchange for a 12.43% non-voting common stock interest in TW NY.

(d)	The amounts primarily represent the change in TWC’s accrued liability payable to Time Warner for vested employee stock options, as well as other amounts pursuant to accounting for equity-based compensation plans.

(e)	The amount relates to the impact of adopting the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements, of $(1) million for the year ended December 31, 2008, and EITF 06-2, Accounting for Sabbatical Leave and Other Similar Benefits, of $37 million, partially offset by the impact of adopting the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, of $3 million for the year ended December 31, 2007.
See accompanying notes.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Description of Business
     Time Warner Cable Inc. (together with its subsidiaries, “TWC” or the “Company”) is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. As of December 31, 2008, TWC served approximately 14.6 million customers who subscribed to one or more of its video, high-speed data and voice services, representing approximately 34.2 million revenue generating units.
     Time Warner Inc. (“Time Warner”) currently owns approximately 84% of the common stock of TWC (representing a 90.6% voting interest), and also currently owns an indirect 12.43% non-voting common stock interest in TW NY Cable Holding Inc. (“TW NY”), a subsidiary of TWC. The financial results of TWC’s operations are consolidated by Time Warner. On May 20, 2008, TWC and its subsidiaries, Time Warner Entertainment Company, L.P. (“TWE”) and TW NY, entered into a Separation Agreement (the “Separation Agreement”) with Time Warner and its subsidiaries, Warner Communications Inc. (“WCI”), Historic TW Inc. (“Historic TW”) and American Television and Communications Corporation (“ATC”), the terms of which will govern TWC’s legal and structural separation from Time Warner. Refer to Note 4 for further details.
     TWC principally offers three services — video, high-speed data and voice — over its broadband cable systems. TWC markets its services separately and in “bundled” packages of multiple services and features. As of December 31, 2008, 54% of TWC’s customers subscribed to two or more of its primary services, including 21% of its customers who subscribed to all three primary services. Historically, TWC has focused primarily on residential customers, while also selling video, high-speed data and networking and transport services to commercial customers. As part of an increased emphasis on its commercial business, TWC also began selling its commercial Digital Phone service, Business Class Phone, to small- and medium-sized businesses during 2007. During 2008, TWC generated nearly $800 million of revenues from its commercial services. In addition, TWC sells advertising to a variety of national, regional and local customers.
     Video is TWC’s largest service in terms of revenues generated and, as of December 31, 2008, TWC had approximately 13.1 million basic video subscribers, of which approximately 8.6 million subscribed to TWC’s digital video service. Although providing video services is a competitive and highly penetrated business, TWC continues to increase video revenues through the offering of advanced digital video services, as well as through price increases and digital video subscriber growth. TWC’s digital video subscribers provide a broad base of potential customers for additional services.
     As of December 31, 2008, TWC had approximately 8.4 million residential high-speed data subscribers. TWC also offers commercial high-speed data services and had 283,000 commercial high-speed data subscribers as of December 31, 2008.
     As of December 31, 2008, TWC had approximately 3.7 million residential Digital Phone subscribers. TWC rolled out Business Class Phone to small- and medium-sized businesses during 2007 in the majority of its operating areas and substantially completed the roll-out in the remainder of its operating areas during 2008. As of December 31, 2008, TWC had 30,000 commercial Digital Phone subscribers.
Basis of Presentation
Changes in Basis of Presentation
     The consolidated financial statements presented herein have been recast for the retrospective application of Financial Accounting Standards Board (“FASB”) Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“FAS 160”) and the reverse stock split of TWC common stock. Except as related to the matters that have led to the recast financial information presented herein, the disclosures contained herein have not been updated to reflect other transactions and/or events from those disclosures contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008; accordingly, the financial information herein should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Noncontrolling Interests. In December 2007, the FASB issued FAS 160. The provisions of FAS 160 establish accounting and reporting standards for the noncontrolling interest in a subsidiary, including the accounting treatment upon the deconsolidation of a subsidiary. The provisions of FAS 160 became effective for TWC on January 1, 2009 and have been applied prospectively, except for the provisions related to the presentation of noncontrolling interests, which have been applied retrospectively for all periods presented. Noncontrolling interests of $1.110 billion and $1.724 billion as of December 31, 2008 and 2007, respectively, were reclassified to a component of total equity in the consolidated balance sheet. For the year ended December 31, 2008, minority interest income of $1.022 billion ($619 million, net of tax), and for the years ended December 31, 2007 and 2006, minority interest expense of $165 million and $108 million, respectively, ($99 million and $87 million, respectively, net of tax) were excluded from net income in the consolidated statement of operations. Net income attributable to TWC per common share is not impacted.
     TWC Reverse Stock Split. As discussed more fully in Note 4, in connection with TWC’s separation from Time Warner, the Company implemented a reverse stock split of TWC common stock (the “TWC reverse stock split”) at a 1-for-3 ratio on March 12, 2009. The Company has recast the presentation of share and per share data in the consolidated financial statements to reflect the TWC reverse stock split.
Basis of Consolidation
     The consolidated financial statements include 100% of the assets, liabilities, revenues, expenses and cash flows of TWC and all entities in which TWC has a controlling voting interest, as well as allocations of certain Time Warner corporate costs deemed reasonable by management to present the Company’s consolidated results of operations, financial position, changes in equity and cash flows on a stand-alone basis. The Time Warner corporate costs include specified administrative services, including selected tax, human resources, legal, information technology, treasury, financial, public policy and corporate and investor relations services, and approximate Time Warner’s estimated cost for services rendered. In accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised 2003), Consolidation of Variable Interest Entities—an interpretation of ARB No. 51, the consolidated financial statements include the results of Time Warner Entertainment-Advance/Newhouse Partnership (“TWE-A/N”) only for the systems that are controlled by TWC and for which TWC holds an economic interest. Intercompany accounts and transactions between consolidated companies have been eliminated in consolidation.
     Consolidation of Kansas City Pool. As discussed more fully in Note 10, on January 1, 2007, the Company began consolidating the results of the Kansas City Pool it received upon the distribution of the assets of TKCCP to TWC and Comcast. Prior to January 1, 2007, the Company accounted for TKCCP as an equity-method investment.
     Discontinued Operations. As discussed more fully in Note 5, the Company has reflected the financial position, results of operations and cash flows of the Transferred Systems (as defined in Note 5) as discontinued operations for all periods presented.
Use of Estimates
     The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and footnotes thereto. Actual results could differ from those estimates.
     Significant estimates inherent in the preparation of the consolidated financial statements include accounting for asset impairments, allowances for doubtful accounts, investments, depreciation and amortization, business combinations, pension benefits, equity-based compensation, income taxes, contingencies and certain programming arrangements. Allocation methodologies used to prepare the consolidated financial statements are based on estimates and have been described in the notes, where appropriate.
Reclassifications
     Certain reclassifications have been made to the prior years’ financial information to conform to the December 31, 2008 presentation.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
2. RECENT ACCOUNTING STANDARDS
Accounting Standards Adopted in 2008
Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment
     On January 1, 2008, the Company adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-1, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Equipment Necessary for an End-Customer to Receive Service from the Service Provider (“EITF 06-1”). EITF 06-1 provides that consideration provided to the manufacturers or resellers of specialized equipment should be accounted for as a reduction of revenue if the consideration provided is in the form of cash and the service provider directs that such cash be provided directly to the customer. Otherwise, the consideration should be recorded as an expense. The adoption of the provisions of EITF 06-1 did not have a material impact on the Company’s consolidated financial statements.
Accounting for Postretirement Benefit Aspects of Split-Dollar Life Insurance Arrangements
     On January 1, 2008, the Company adopted the provisions of EITF Issue No. 06-10, Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements (“EITF 06-10”), which requires that a company recognize a liability for the postretirement benefits associated with endorsement and collateral assignment split-dollar life insurance arrangements. The provisions of EITF 06-10 are applicable in instances where the Company has contractually agreed to maintain a life insurance policy (i.e., the Company pays the premiums) for an employee in periods in which the employee is no longer providing services. The adoption of EITF 06-10 did not have a material impact on the Company’s consolidated financial statements.
Fair Value Measurements
     On January 1, 2008, the Company adopted certain provisions of FASB Statement of Financial Accounting Standards (“Statement”) No. 157, Fair Value Measurements (“FAS 157”), which establishes the authoritative definition of fair value, sets out a framework for measuring fair value and expands the required disclosures about fair value measurement. The provisions of FAS 157 adopted on January 1, 2008 relate to financial assets and liabilities, as well as other assets and liabilities carried at fair value on a recurring basis and did not have a material impact on the Company’s consolidated financial statements. The provisions of FAS 157 related to other nonfinancial assets and liabilities will be effective for TWC on January 1, 2009, and will be applied prospectively. These provisions are not expected to have any impact on the Company’s historical consolidated financial statements.
Accounting Standards Not Yet Adopted
Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities
     In June 2008, the FASB issued Staff Position (“FSP”) EITF Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”), in which the FASB concluded that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends or dividend equivalents (such as restricted stock units granted by the Company) are considered participating securities. Because the awards are considered participating securities, the issuing entity is required to apply the two-class method of computing basic and diluted earnings per share. The provisions of FSP EITF 03-6-1 will be effective for TWC on January 1, 2009 and will be applied retrospectively to all prior-period earnings per share computations. The adoption of FSP EITF 03-6-1 is not expected to have a material impact on earnings per share amounts in prior periods.
Business Combinations
     In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations (“FAS 141R”). FAS 141R establishes principles and requirements for how an acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, (ii) recognizes and measures goodwill acquired in a business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of the business combination. In addition, FAS 141R requires that changes in the amount of acquired tax attributes be included in the Company’s results of operations. FAS

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
141R will be effective for TWC on January 1, 2009 and will be applied prospectively to business combinations that have an acquisition date on or after January 1, 2009. While FAS 141R applies only to business combinations with an acquisition date after its effective date, the amendments to FASB Statement No. 109, Accounting for Income Taxes (“FAS 109”), with respect to deferred tax asset valuation allowances and liabilities for income tax uncertainties, will be applied to all deferred tax valuation allowances and liabilities for income tax uncertainties recognized in prior business combinations. The provisions of FAS 141R will not impact the Company’s consolidated financial statements for prior periods.
3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Cash and Equivalents
     Cash and equivalents include money market funds, overnight deposits and other investments that are readily convertible into cash and have original maturities of three months or less. Cash equivalents are carried at cost, which approximates fair value.
     The Company invests its cash and equivalents in a combination of money market, government and treasury funds, as well as bank certificates of deposit, in accordance with the Company’s investment policy of diversifying its investments and limiting the amount of its investments in a single entity or fund. Consistent with the foregoing, the Company invested a portion of the cash proceeds of the June 2008 Bond Offering (as defined in Note 7) in The Reserve Fund’s Primary Fund (“The Reserve Fund”). On the morning of September 15, 2008, the Company requested a full redemption of its $490 million investment in The Reserve Fund, but the redemption request was not honored. On September 22, 2008, The Reserve Fund announced that redemptions of shares were suspended pursuant to a Securities and Exchange Commission (“SEC”) order requested by The Reserve Fund so that an orderly liquidation could be effected. Through December 31, 2008, the Company has received $387 million from The Reserve Fund representing its pro rata share of partial distributions made by The Reserve Fund. The Company has not been informed as to when the remaining amount will be returned. However, the Company believes its remaining receivable is recoverable. As a result of the status of The Reserve Fund, the Company has classified the remaining $103 million receivable from The Reserve Fund as of December 31, 2008 as prepaid expenses and other current assets in the Company’s consolidated balance sheet and within investments and acquisitions, net of cash acquired and distributions received, in the Company’s consolidated statement of cash flows.
Investments
     Investments in companies in which TWC has significant influence, but less than a controlling voting interest, are accounted for using the equity method. Significant influence is generally presumed to exist when TWC owns between 20% and 50% of the investee or holds substantial management rights.
     Under the equity method of accounting, only TWC’s investment in and amounts due to and from the equity investee are included in the consolidated balance sheet; only TWC’s share of the investee’s earnings (losses) is included in the consolidated statement of operations; and only the dividends, cash distributions, loans or other cash received from the investee, additional cash investments, loan repayments or other cash paid to the investee are included in the consolidated statement of cash flows. Additionally, the carrying value of investments accounted for using the equity method of accounting is adjusted downward to reflect any other-than-temporary declines in value. Refer to “—Asset Impairments” below for further details.
Property, Plant and Equipment
     Property, plant and equipment are stated at cost. TWC incurs expenditures associated with the construction of its cable systems. Costs associated with the construction of the cable transmission and distribution facilities and new cable service installations are capitalized. With respect to certain customer premise equipment, which includes set-top boxes and high-speed data and telephone cable modems, TWC capitalizes installation charges only upon the initial deployment of these assets. All costs incurred in subsequent disconnects and reconnects are expensed as incurred. Depreciation on these assets is provided generally using the straight-line method over their estimated useful lives.
     TWC uses standard capitalization rates to capitalize installation activities. Significant judgment is involved in the development of these capitalization standards, including the average time required to perform an installation and the determination of the nature and amount of indirect costs to be capitalized. Additionally, the development of capitalization standards for new products involves more estimates than those used for established products because the Company has less historical data related to the installation of new

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products. The capitalization standards are reviewed at least annually and adjusted, if necessary, based on comparisons to actual costs incurred.
     TWC generally capitalizes expenditures for tangible fixed assets having a useful life of greater than one year. Types of capitalized expenditures include: customer premise equipment, scalable infrastructure, line extensions, plant upgrades and rebuilds and support capital.
     As of December 31, 2008 and 2007, the Company’s property, plant and equipment and related accumulated depreciation included the following (in millions):

	December 31,		Estimated
	2008	2007	Useful Lives

Land, buildings and improvements(a)	$1,159	$1,070	10-20 years
Distribution systems	14,492	12,940	3-25 years(b)
Converters and modems	5,081	4,447	3-5 years
Capitalized software costs	937	738	3-5 years
Vehicles and other equipment	1,635	1,529	3-10 years
Construction in progress	496	466

	23,800	21,190
Less: accumulated depreciation	(10,263)	(8,317)

Total	$13,537	$12,873

(a)	Land, buildings and improvements includes $147 million related to land as of both December 31, 2008 and 2007, which is not depreciated.

(b)	Weighted-average useful lives for distribution systems are approximately 12 years.
Capitalized Software Costs
     TWC capitalizes certain costs incurred for the development of internal use software. These costs, which include the costs associated with coding, software configuration, upgrades and enhancements, are included in property, plant and equipment in the consolidated balance sheet. Such costs are depreciated on a straight-line basis over 3 to 5 years. These costs, net of accumulated depreciation, totaled $505 million and $457 million as of December 31, 2008 and 2007, respectively. Amortization of capitalized software costs was $157 million in 2008, $115 million in 2007 and $81 million in 2006.
Intangible Assets
     TWC has a significant number of intangible assets, including customer relationships and cable franchise rights. Customer relationships and cable franchise rights acquired in business combinations are recorded at fair value on the Company’s consolidated balance sheet. Other costs incurred to negotiate and renew cable franchise agreements are capitalized as incurred. Customer relationships acquired are amortized on a straight-line basis over their estimated useful life (4 years) and other costs incurred to gain access to sell services to a particular property and to negotiate and renew cable franchise agreements are amortized over the term of such franchise agreements.
Asset Impairments
Goodwill and Indefinite-lived Intangible Assets
     Goodwill impairment is determined using a two-step process. The first step involves a comparison of the estimated fair value of each of the Company’s eight geographic reporting units to its carrying amount, including goodwill. In performing the first step, the Company determines the fair value of a reporting unit using a combination of a discounted cash flow (“DCF”) analysis and a market-based approach. Determining fair value requires the exercise of significant judgment, including judgment about appropriate discount rates, perpetual growth rates, the amount and timing of expected future cash flows, as well as relevant comparable company earnings multiples for the market-based approach. The cash flows employed in the DCF analyses are based on the Company’s most recent budget and, for years beyond the budget, the Company’s estimates, which are based on assumed growth rates. The discount rates used in the DCF analyses are intended to reflect the risks inherent in the future cash flows of the respective reporting units. In addition, the market-based approach utilizes comparable company public trading values, research analyst estimates and, where available, values

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observed in private market transactions. If the estimated fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is not impaired and the second step of the impairment test is not necessary. If the carrying amount of a reporting unit exceeds its estimated fair value, then the second step of the goodwill impairment test must be performed. The second step of the goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with its goodwill carrying amount to measure the amount of impairment, if any. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination. In other words, the estimated fair value of the reporting unit is allocated to all of the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid. If the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill, an impairment is recognized in an amount equal to that excess.
     The impairment test for other intangible assets not subject to amortization involves a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of intangible assets not subject to amortization are determined using a DCF valuation analysis. The DCF methodology used to value cable franchise rights entails identifying the projected discrete cash flows related to such cable franchise rights and discounting them back to the valuation date. Significant judgments inherent in this analysis include the selection of appropriate discount rates, estimating the amount and timing of estimated future cash flows attributable to cable franchise rights and identification of appropriate terminal growth rate assumptions. The discount rates used in the DCF analyses are intended to reflect the risk inherent in the projected future cash flows generated by the respective intangible assets.
     Goodwill and indefinite-lived intangible assets, primarily the Company’s cable franchise rights, are tested annually for impairment during the fourth quarter or earlier upon the occurrence of certain events or substantive changes in circumstances. As a result of entering into the Separation Agreement, the Company tested goodwill and the cable franchise rights for impairment during the second quarter of 2008, and no impairment charges were recognized. The Company’s 2008 annual impairment analysis, which was performed as of December 31, 2008, did not result in any goodwill impairments, but did result in a noncash pretax impairment on its cable franchise rights of $14.822 billion. The impairment charge by unit of accounting, as well as the remaining value of the cable franchise rights by unit of accounting as of December 31, 2008, is as follows (in millions):

	Balance as of			Balance as of
	December 31,		Other	December 31,
	2007	Impairment	Activity	2008
West	$6,908	$(3,558)	$—	$3,350
New York City	5,501	(2,156)	—	3,345
Texas	4,971	(3,270)	(1)	1,700
Midwest	7,863	(2,835)	—	5,028
Carolinas	5,558	(1,659)	9	3,908
Upstate New York	6,605	(962)	2	5,645
Kansas City	388	—	5	393
National	1,128	(382)	(24)	722

	$38,922	$(14,822)	$(9)	$24,091

     The aggregate impairment charge was primarily attributable to the use of higher discount rates, which accounted for approximately two-thirds of the decline in fair value as compared to the impairment test performed in May 2008 and lower projected future cash flows related to the cable franchise rights utilized in the DCF valuation analyses (which accounted for the remaining approximately one-third decline). Although the Company continues to project future growth in cash flows, such growth is lower than that estimated at the time the cable franchise rights were acquired. The higher discount rates (on average approximately 12.5% as compared to approximately 10% used in the May 2008 valuation) reflect an increase in the risks inherent in the estimated future cash flows attributable to the individual cable franchise rights; this increase in risk is due to the current economic volatility, which became more pronounced during the fourth quarter of 2008. The discount rates used in both the May 2008 and December 2008 analyses include significant risk premiums of up to 250 basis points to the Company’s weighted-average cost of capital to reflect the greater uncertainty in the cash flows attributable to the Company’s cable franchise rights. Furthermore, had the Company used a discount rate in assessing the impairment of its cable franchise rights that was 1% higher across all units of accounting (holding all other assumptions unchanged) the Company would have recorded an additional impairment charge of approximately $3.0 billion.
     The reduction in estimated future cash flows since May 2008 reflects the impact of the weaker economy and increased competition, including fourth quarter 2008 subscriber trends (specifically, lower fourth quarter revenue generating unit net additions)

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lower advertising revenues and higher video programming costs (resulting from, among other things, higher projected costs for acquiring retransmission consent rights) offset in part by reduced capital expenditures and increased cost controls in other areas of the Company. In addition, the terminal growth rates used in the analyses for both the May 2008 and December 2008 impairment tests were the same and in line with historical U.S. gross domestic product growth rates.
     As a result of the cable franchise rights impairment taken in 2008, the carrying values of the Company’s impaired cable franchise rights (which represented the cable franchise rights in all but one of the Company’s eight units of accounting) were re-set to their estimated fair values as of December 31, 2008. Consequently, any further decline in the estimated fair values of these cable franchise rights could result in additional cable franchise rights impairments. Management has no reason to believe that any one unit of accounting is more likely than any other to incur further impairments of its cable franchise rights. It is possible that such impairments, if required, could be material and may need to be recorded prior to the fourth quarter of 2009 (i.e., during an interim period) if the Company’s results of operations or other factors require such assets to be tested for impairment at an interim date.
     For illustrative purposes only, had the fair values of each of the cable franchise rights been lower by 10% as of December 31, 2008, the Company would have recorded an additional cable franchise rights impairment of approximately $2.37 billion; had the fair values of the cable franchise rights been lower by 20%, the Company would have recorded an additional cable franchise rights impairment of approximately $4.74 billion; and had the fair values of the cable franchise rights been lower by 30%, the Company would have recorded an additional cable franchise rights impairment of approximately $7.11 billion. A decline in the fair values of the reporting units by up to 30% would not result in any goodwill impairments, as the accounting rules first require a company to impair its indefinite-lived intangible assets prior to testing for any goodwill impairments.
Long-lived Assets
     Long-lived assets (e.g., customer relationships and property, plant and equipment) do not require that an annual impairment test be performed; instead, long-lived assets are tested for impairment upon the occurrence of a triggering event. Triggering events include the more likely than not disposal of a portion of such assets or the occurrence of an adverse change in the market involving the business employing the related assets. Once a triggering event has occurred, the impairment test is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. If the intent is to hold the asset for continued use, the impairment test first requires a comparison of estimated undiscounted future cash flows generated by the asset group against the carrying value of the asset group. If the carrying value of the asset group exceeds the estimated undiscounted future cash flows, the asset would be deemed to be impaired. Impairment would then be measured as the difference between the estimated fair value of the asset and its carrying value. Fair value is generally determined by discounting the future cash flows associated with that asset. If the intent is to hold the asset for sale and certain other criteria are met (e.g., the asset can be disposed of currently, appropriate levels of authority have approved the sale, and there is an active program to locate a buyer), the impairment test involves comparing the asset’s carrying value to its estimated fair value. To the extent the carrying value is greater than the asset’s estimated fair value, an impairment loss is recognized for the difference.
     Significant judgments in this area involve determining whether a triggering event has occurred, determining the future cash flows for the assets involved and selecting the appropriate discount rate to be applied in determining estimated fair value. In 2008, there were no significant long-lived asset impairments. However, as a result of the impairment of cable franchise rights recorded during 2008, the Company determined a triggering event had occurred and tested certain customer relationships for impairment in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, concluding that these customer relationships were not impaired.
Investments
TWC’s investments are primarily accounted for using the equity method of accounting. A subjective aspect of accounting for investments involves determining whether an other-than-temporary decline in value of the investment has been sustained. If it has been determined that an investment has sustained an other-than-temporary decline in its value, the investment is written down to its fair value by a charge to earnings. This evaluation is dependent on the specific facts and circumstances. TWC evaluates available information (e.g., budgets, business plans, financial statements, etc.) in addition to quoted market prices, if any, in determining whether an other-than-temporary decline in value exists. Factors indicative of an other-than-temporary decline include recurring operating losses, credit defaults and subsequent rounds of financing at an amount below the cost basis of the Company’s investment. This list is not all-inclusive and the Company weighs all known quantitative and qualitative factors in determining if an other-than-

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temporary decline in the value of an investment has occurred. As discussed further in Note 10, during the fourth quarter of 2008, the Company recorded a noncash pretax impairment of $367 million on its investment in Clearwire LLC as a result of a significant decline in the estimated fair value of Clearwire, reflecting the Clearwire Corp stock price decline from May 2008, when TWC agreed to make its investment.
Accounting for Pension Plans
     TWC has both funded and unfunded noncontributory defined benefit pension plans covering a majority of its employees. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period. The pension expense recognized by the Company is determined using certain assumptions, including the expected long-term rate of return on plan assets, the interest factor implied by the discount rate and the rate of compensation increases. The determination of these assumptions is discussed in more detail in Note 13.
Equity-based Compensation
     The Company follows the provisions of FASB Statement No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), which require that a company measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost is recognized in the consolidated statement of operations over the period during which an employee is required to provide service in exchange for the award. FAS 123R also requires that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations.
     Historically, TWC employees were granted equity awards under Time Warner’s equity plans. Since April 2007, grants of equity awards to TWC employees have been and will continue to be made under TWC’s equity plans.
     With respect to Time Warner equity grants to TWC employees, the grant date fair value of a stock option is estimated using the Black-Scholes option-pricing model, consistent with the provisions of FAS 123R and SEC Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment. Because the option-pricing model requires the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the Time Warner stock options granted to TWC employees. Time Warner determines the volatility assumption for these stock options using implied volatilities data from its traded options. The expected term, which represents the period of time that options granted are expected to be outstanding, is estimated based on the historical exercise experience of Time Warner employees. Groups of employees that have similar historical exercise behavior are considered separately for valuation purposes. The risk-free rate assumed in valuing the options is based on the U.S. Treasury yield curve in effect at the time of grant for the expected term of the option. The Company determines the expected dividend yield percentage by dividing the expected annual dividend by the market price of Time Warner common stock at the date of grant.
     In April 2007, TWC made its first grant of stock options and restricted stock units based on TWC Class A common stock. The valuation of, as well as the expense recognition for, such awards is generally consistent with the treatment of Time Warner awards granted to TWC employees as described above. However, because TWC’s Class A common stock has a limited trading history, the volatility assumption was calculated using a 75%-25% weighted average of implied volatility of TWC traded options and the historical stock price volatility of a comparable peer group of publicly traded companies.
     For Time Warner awards granted prior to the adoption of FAS 123R on January 1, 2006, the Company recognizes equity-based compensation expense for awards with graded vesting by treating each vesting tranche as a separate award and recognizing compensation expense ratably for each tranche. For equity awards granted subsequent to the adoption of FAS 123R, the Company treats such awards as a single award and recognizes equity-based compensation expense on a straight-line basis (net of estimated forfeitures) over the employee service period. Equity-based compensation expense is recorded in costs of revenues or selling, general and administrative expense depending on the job function of the grantee.
     When recording compensation cost for equity awards, FAS 123R requires companies to estimate the number of equity awards granted that are expected to be forfeited. Prior to the adoption of FAS 123R, the Company recognized forfeitures when they occurred, rather than using an estimate at the grant date and subsequently adjusting the estimated forfeitures to reflect actual forfeitures. The Company recorded a benefit of $2 million, net of tax, as the cumulative effect of a change in accounting principle upon the adoption

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
of FAS 123R in the first quarter of 2006, to recognize the effect of estimating the number of awards granted prior to January 1, 2006 that are not ultimately expected to vest.
Revenues and Costs
     Revenues are principally derived from video, high-speed data and voice services and advertising. Subscriber fees are recorded as revenues in the period during which the service is provided. Subscription revenues received from subscribers who purchase bundled services at a discounted rate are allocated to each product in a pro-rata manner based on the individual product’s determined fair value. Installation revenues obtained from subscriber service connections are recognized in accordance with FASB Statement No. 51, Financial Reporting by Television Cable Companies, as a component of Subscription revenues as the connections are completed, as installation revenues recognized are less than the related direct selling costs. Advertising revenues, including those from advertising purchased by programmers, are recognized in the period during which the advertisements are exhibited.
     Video programming, high-speed data and voice costs are recorded as the services are provided. Video programming costs are recorded based on the Company’s contractual agreements with its programming vendors. These contracts are generally multi-year agreements that provide for the Company to make payments to the programming vendors at agreed upon market rates based on the number of subscribers to which the Company provides the programming service. If a programming contract expires prior to the parties’ entry into a new agreement and the Company continues to distribute the service, management estimates the programming costs during the period there is no contract in place. In doing so, management considers the previous contractual rates, inflation and the status of the negotiations in determining its estimates. When the programming contract terms are finalized, an adjustment to programming expense is recorded, if necessary, to reflect the terms of the new contract. Management also makes estimates in the recognition of programming expense related to other items, such as the accounting for free periods and credits from service interruptions, as well as the allocation of consideration exchanged between the parties in multiple-element transactions. Additionally, judgments are also required by management when the Company purchases multiple services from the same programming vendor. In these scenarios, the total consideration provided to the programming vendor is required to be allocated to the various services received based upon their respective fair values. Because multiple services from the same programming vendor may be received over different contractual periods and may have different contractual rates, the allocation of consideration to the individual services will have an impact on the timing of the Company’s expense recognition.
     Launch fees received by the Company from programming vendors are recognized as a reduction of expense on a straight-line basis over the life of the related programming arrangement. Amounts received from programming vendors representing the reimbursement of marketing costs are recognized as a reduction of marketing expenses as the marketing services are provided.
     Advertising costs are expensed upon the first exhibition of related advertisements. Marketing expense (including advertising), net of reimbursements from programmers, was $569 million in 2008, $499 million in 2007 and $414 million in 2006.
Multiple-element Transactions
     Multiple-element transactions involve situations where judgment must be exercised in determining the fair value of the different elements in a bundled transaction. As the term is used here, multiple-element arrangements can involve:
•	Contemporaneous purchases and sales (e.g., the Company sells advertising services to a customer and at the same time purchases programming services);

•	Sales of multiple products and/or services (e.g., the Company sells video, high-speed data and voice services to a customer); and/or

•	Purchases of multiple products and/or services, or the settlement of an outstanding item contemporaneous with the purchase of a product or service (e.g., the Company settles a dispute on an existing programming contract at the same time that it enters into a new programming contract with the same programming vendor).

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Contemporaneous Purchases and Sales
     In the normal course of business, TWC enters into multiple-element transactions where the Company is simultaneously both a customer and a vendor with the same counterparty. For example, when negotiating the terms of programming purchase contracts with cable networks, TWC may at the same time negotiate for the sale of advertising to the same cable network. Arrangements, although negotiated contemporaneously, may be documented in one or more contracts. In accounting for such arrangements, the Company looks to the guidance contained in the following authoritative literature:
•	Accounting Principles Board Opinion No. 29, Accounting for Nonmonetary Transactions;

•	FASB Statement No. 153, Exchanges of Nonmonetary Assets — an amendment of APB Opinion No. 29;

•	EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer; and

•	EITF Issue No. 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor (“EITF 02-16”).
     The Company’s accounting policy for each transaction negotiated contemporaneously is to record each element of the transaction based on the respective estimated fair values of the products or services purchased and the products or services sold. The judgments made in determining fair value in such transactions impact the amount of revenues, expenses and net income recognized over the respective terms of the transactions, as well as the respective periods in which they are recognized.
     In determining the fair value of the respective elements, TWC refers to quoted market prices (where available), historical transactions or comparable cash transactions. The most frequent transactions of this type that the Company encounters involve funds received from its vendors, which the Company accounts for in accordance with EITF 02-16. The Company records cash consideration received from a vendor as a reduction in the price of the vendor’s product unless (i) the consideration is for the reimbursement of a specific, incremental, identifiable cost incurred in which case it would record the cash consideration received as a reduction in such cost or (ii) the Company is providing an identifiable benefit in exchange for the consideration in which case it recognizes revenue for this element.
     With respect to programming vendor advertising arrangements being negotiated simultaneously with the same cable network, TWC assesses whether each piece of the arrangements is at fair value. The factors that are considered in determining the individual fair values of the programming and advertising vary from arrangement to arrangement and include:
•	existence of a “most-favored-nation” clause or comparable assurances as to fair market value with respect to programming;

•	comparison to fees under a prior contract;

•	comparison to fees paid for similar networks; and

•	comparison to advertising rates paid by other advertisers on the Company’s systems.
Sales of Multiple Products or Services
     The Company’s policy for revenue recognition in instances where multiple deliverables are sold contemporaneously to the same counterparty is based on the guidelines of EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables, and SAB No. 104, Revenue Recognition. Specifically, if the Company enters into sales contracts for the sale of multiple products or services, then the Company evaluates whether it has fair value evidence for each deliverable in the transaction. If the Company has fair value evidence for each deliverable of the transaction, then it accounts for each deliverable in the transaction separately, based on the relevant revenue recognition accounting policies. If the Company is unable to determine fair value for one or more undelivered elements of the transaction, the Company recognizes revenue on a straight-line basis over the term of the agreement. For example, the Company sells video, high-speed data and voice services to subscribers in a bundled package at a rate lower than if the subscriber purchases each product on an individual basis. Subscription revenues received from such subscribers are allocated to each product in a pro-rata manner based on the fair value of each of the respective services.
Purchases of Multiple Products or Services
     The Company’s policy for cost recognition in instances where multiple products or services are purchased contemporaneously from the same counterparty is consistent with the Company’s policy for the sale of multiple deliverables to a customer. Specifically, if the Company enters into a contract for the purchase of multiple products or services, the Company evaluates whether it has fair

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value evidence for each product or service being purchased. If the Company has fair value evidence for each product or service being purchased, it accounts for each separately, based on the relevant cost recognition accounting policies. If the Company is unable to determine fair value for one or more of the purchased elements, the Company recognizes the cost of the transaction on a straight-line basis over the term of the agreement.
     This policy also applies in instances where the Company settles a dispute at the same time the Company purchases a product or service from that same counterparty. For example, the Company may settle a dispute on an existing programming contract with a programming vendor at the same time that it enters into a new programming contract with the same programming vendor. Because the Company is negotiating both the settlement of the dispute and a new programming contract, each of the elements is evaluated to ensure it is accounted for at fair value. The amount allocated to the settlement of the dispute, if determinable and supportable, would be recognized immediately, whereas the amount allocated to the new programming contract would be accounted for prospectively, consistent with the accounting for other similar programming agreements. In the event the fair value of the two elements could not be established, the net amount paid or payable to the vendor would be recognized over the term of the new or amended programming contract.
Gross Versus Net Revenue Recognition
     In the normal course of business, the Company acts as or uses an intermediary or agent in executing transactions with third parties. The accounting issue presented by these arrangements is whether the Company should report revenue based on the gross amount billed to the ultimate customer or on the net amount received from the customer after commissions and other payments to third parties. To the extent revenues are recorded on a gross basis, any commissions or other payments to third parties are recorded as expense so that the net amount (gross revenues less expense) is reflected in Operating Income. Accordingly, the impact on Operating Income is the same whether the Company records revenue on a gross or net basis.
     For example, TWC is assessed franchise fees by franchising authorities, which are passed on to the customer. The accounting issue presented by these arrangements is whether TWC should report revenues based on the gross amount billed to the ultimate customer or on the net amount received from the customer after payments to franchising authorities. The Company has determined that these amounts should be reported on a gross basis. TWC’s policy is that, in instances where the fees are being assessed directly to the Company, amounts paid to the governmental authorities and amounts received from the customers are recorded on a gross basis. That is, amounts paid to the governmental authorities are recorded as costs of revenues and amounts received from the customer are recorded as Subscription revenues. The amount of such franchise fees recorded on a gross basis related to video and voice services was $524 million in 2008, $495 million in 2007 and $392 million in 2006.
Legal Contingencies
     The Company is subject to legal, regulatory and other proceedings and claims that arise in the ordinary course of business. The Company records an estimated liability for those proceedings and claims arising in the ordinary course of business based upon the probable and reasonably estimable criteria contained in FASB Statement No. 5, Accounting for Contingencies. The Company reviews outstanding claims with internal, as well as external, counsel to assess the probability and the estimates of loss. The Company reassesses the risk of loss as new information becomes available and adjusts liabilities as appropriate. The actual cost of resolving a claim may be substantially different from the amount of the liability recorded. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s consolidated financial position but could possibly be material to the Company’s consolidated results of operations or cash flow for any one period.
Income Taxes
     TWC is not a separate taxable entity for U.S. federal and various state income tax purposes and its results are included in the consolidated U.S. federal and certain state income tax returns of Time Warner. The income tax benefits and provisions, related tax payments, and current and deferred tax balances have been prepared as if TWC operated as a stand-alone taxpayer for all periods presented in accordance with the tax sharing arrangement between TWC and Time Warner. Under the tax sharing arrangement, TWC is obligated to make tax sharing payments to Time Warner as if it were a separate payer. Income taxes are provided using the asset and liability method prescribed by FAS 109. Under this method, income taxes (i.e., deferred tax assets, deferred tax liabilities, taxes currently payable/refunds receivable and tax expense) are recorded based on amounts refundable or payable in the current year and

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include the results of any difference between GAAP and tax reporting. Deferred income taxes reflect the tax effect of net operating losses, capital losses, and general business credit carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.
     The Company made cash tax payments to Time Warner of $9 million in 2008, $263 million in 2007 and $444 million in 2006.
     On January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This interpretation requires the Company to recognize in the consolidated financial statements those tax positions determined to be “more likely than not” of being sustained upon examination, based on the technical merits of the positions.
     From time to time, the Company engages in transactions in which the tax consequences may be subject to uncertainty. Examples of such transactions include business acquisitions and dispositions, including dispositions designed to be tax free, issues related to consideration paid or received, and certain financing transactions. Significant judgment is required in assessing and estimating the tax consequences of these transactions. The Company prepares and files tax returns based on interpretation of tax laws and regulations. In the normal course of business, the Company’s tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities. In determining the Company’s tax provision for financial reporting purposes, the Company establishes a reserve for uncertain tax positions unless such positions are determined to be “more likely than not” of being sustained upon examination, based on their technical merits. That is, for financial reporting purposes, the Company only recognizes tax benefits taken on the tax return that it believes are “more likely than not” of being sustained. There is considerable judgment involved in determining whether positions taken on the tax return are “more likely than not” of being sustained.
     The Company adjusts its tax reserve estimates periodically because of ongoing examinations by, and settlements with, the various taxing authorities, as well as changes in tax laws, regulations and interpretations. The consolidated tax provision of any given year includes adjustments to prior year income tax accruals that are considered appropriate and any related estimated interest. The Company’s policy is to recognize, when applicable, interest and penalties on uncertain tax positions as part of income tax expense. Refer to Note 11 for further details.
Comprehensive Income (Loss)
     Comprehensive income (loss) is reported in the consolidated statement of shareholders’ equity as a component of retained earnings (deficit) and consists of net income (loss) and other gains and losses affecting shareholders’ equity that, under GAAP, are excluded from net income (loss). For TWC, such items consist of gains and losses on certain derivative financial instruments and changes in unfunded and underfunded benefit plan obligations. The following summary sets forth the components of other comprehensive income (loss), net of tax, accumulated in shareholders’ equity (in millions):

		Net
	Net	Change in	Net
	Derivative	Underfunded /	Accumulated
	Financial	Unfunded	Other
	Instrument	Benefit	Comprehensive
	Losses(a)	Obligation	Loss
Balance at December 31, 2005	$—	$(7)	$(7)
2006 activity(b)	—	(123)	(123)

Balance at December 31, 2006	—	(130)	(130)
2007 activity	(1)	(43)	(44)

Balance at December 31, 2007	(1)	(173)	(174)
2008 activity	(3)	(290)	(293)

Balance at December 31, 2008	$(4)	$(463)	$(467)

(a)	The Company uses derivative instruments to manage the risk associated with movements in foreign currency exchange rates related to forecasted payments denominated in the Philippine peso made to vendors who provide Road RunnerTM customer care support services.

(b)	2006 activity primarily reflects the adoption of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefits (“FAS 158”), on December 31, 2006. Specifically, as a result of adopting FAS 158, on December 31, 2006, the Company reflected the funded status of its plans by reducing its net pension asset by $208 million to reflect actuarial and investment losses that had been deferred pursuant to prior pension accounting rules and recording a corresponding deferred tax asset of $84 million and a net after-tax charge of $124 million.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Net Income (Loss) per Common Share
     Basic net income (loss) attributable to TWC per common share is computed by dividing net income attributable to TWC by the weighted average of common shares outstanding during the period. Weighted-average common shares include shares of Class A common stock and Class B common stock. Diluted net income (loss) attributable to TWC per common share adjusts basic net income (loss) attributable to TWC per common share for the effects of stock options and restricted stock units only in the periods in which such effect is dilutive. Set forth below is a reconciliation of basic and diluted net income (loss) attributable to TWC per common share (recast; in millions, except per share data):

	Year Ended December 31,
	2008	2007	2006
Net income (loss) attributable to TWC	$(7,344)	$1,123	$1,976

Average common shares outstanding—basic	325.7	325.6	330.1
Dilutive effect of equity awards	—	0.1	—

Average common shares outstanding—diluted	325.7	325.7	330.1

Net income (loss) attributable to TWC per common share:
Basic	$(22.55)	$3.45	$5.99

Diluted	$(22.55)	$3.45	$5.99

     Diluted net loss attributable to TWC per common share for 2008 excludes 240,000 common shares issuable under the Company’s stock compensation plans because they do not have a dilutive effect due to the Company’s loss from continuing operations.
Segments
     FASB Statement No. 131, Disclosure about Segments of an Enterprise and Related Information, requires public companies to disclose certain information about their reportable operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and is evaluated on a regular basis by the chief operating decision makers in deciding how to allocate resources to an individual segment and in assessing performance of the segment. Since the Company’s continuing operations provide its services over the same delivery system, the Company has only one reportable segment.
4. SEPARATION FROM TIME WARNER, RECAPITALIZATION AND REVERSE STOCK SPLIT OF TWC COMMON STOCK
     On May 20, 2008, TWC and its subsidiaries, TWE and TW NY, entered into the Separation Agreement with Time Warner and its subsidiaries, WCI, Historic TW and ATC. TWC’s separation from Time Warner will take place through a series of related transactions, the occurrence of each of which is a condition to the next. First, Time Warner will complete certain internal restructuring transactions not affecting TWC. Next, following the satisfaction or waiver of certain conditions, including those mentioned below, Historic TW will transfer its 12.43% non-voting common stock interest in TW NY to TWC in exchange for 80 million newly issued shares of TWC’s Class A common stock (the “TW NY Exchange”). Following the TW NY Exchange, Time Warner will complete certain additional restructuring steps that will make Time Warner the direct owner of all shares of TWC’s Class A common stock and Class B common stock previously held by its subsidiaries (all of Time Warner’s restructuring transaction steps being referred to collectively as the “TW Internal Restructuring”). Upon completion of the TW Internal Restructuring, TWC’s board of directors or a committee thereof will declare a special cash dividend to holders of TWC’s outstanding Class A common stock and Class B common stock, including Time Warner, in an amount equal to $10.27 per share (aggregating $10.855 billion) (the “Special Dividend”). The Special Dividend will be paid prior to the completion of TWC’s separation from Time Warner. Following the receipt by Time Warner of its share of the Special Dividend, TWC will file with the Secretary of State of the State of Delaware an amended and restated certificate of incorporation, pursuant to which, among other things, each outstanding share of TWC Class A common stock (including any shares of Class A common stock issued in the TW NY Exchange) and TWC Class B common stock will automatically be converted into one share of common stock, par value $0.01 per share (the “TWC Common Stock”) (the “Recapitalization”). Once the TW NY Exchange, the TW Internal Restructuring, the payment of the Special Dividend and the Recapitalization have been completed, TWC’s separation from Time Warner (the “Separation”) will proceed in the form of a pro rata dividend of all shares of TWC Common Stock held by Time Warner to holders of Time Warner’s common stock (the “Distribution”).

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The Special Dividend generally will constitute a dividend for United States federal income tax purposes to the extent paid from TWC’s current or accumulated earnings and profits (“e&p”), as determined under United States federal income tax principles. Distributions in excess of e&p generally will constitute a return of capital that will be applied against and reduce (but not below zero) a stockholder’s adjusted tax basis in TWC Class A and Class B common stock. Any remaining excess will be treated as a gain as if realized on the sale or other disposition of the stock. The Company currently expects that between 30% and 35% of the Special Dividend paid to the public stockholders would be taxed as a dividend. The remainder of the distribution would be characterized as a return of capital (to the extent of the stockholder’s adjusted tax basis) and thereafter as a gain realized on the sale or other disposition of the stock. The foregoing estimate is based on the Company’s results through December 31, 2008 and may change depending upon a number of factors, including completion of an ongoing e&p study, actual financial/tax results and the timing of the Special Dividend. The Company can make no assurances as to the tax treatment of the Special Dividend and stockholders should consult their own tax advisors on such tax treatment. The Separation, the TW NY Exchange, the TW Internal Restructuring, the Special Dividend, the Recapitalization and the Distribution collectively are referred to as the “Separation Transactions.”
     The Separation Agreement contains customary covenants, and consummation of the Separation Transactions is subject to customary closing conditions. As of February 12, 2009, all regulatory and other necessary governmental reviews of the Separation Transactions have been satisfactorily completed. Time Warner and TWC expect the Separation Transactions to be consummated in the first quarter of 2009.
     In connection with the Separation Transactions, the Company implemented the TWC reverse stock split at a 1-for-3 ratio on March 12, 2009, effective immediately after the Recapitalization.
5. TRANSACTIONS WITH ADELPHIA AND COMCAST
     On July 31, 2006, a subsidiary of TWC, Time Warner NY Cable LLC (“TW NY Cable”) and Comcast completed their respective acquisitions of assets comprising in the aggregate substantially all of the cable assets of Adelphia Communications Corporation (“Adelphia”) (the “Adelphia Acquisition”). Additionally, on July 31, 2006, immediately before the closing of the Adelphia Acquisition, Comcast’s interests in TWC and TWE were redeemed (the “TWC Redemption” and the “TWE Redemption,” respectively, and, collectively, the “Redemptions”). Following the Redemptions and the Adelphia Acquisition, on July 31, 2006, TW NY Cable and Comcast swapped certain cable systems, most of which were acquired from Adelphia, in order to enhance TWC’s and Comcast’s respective geographic clusters of subscribers (the “Exchange” and, together with the Adelphia Acquisition and the Redemptions, the “Adelphia/Comcast Transactions”). In February 2007, Adelphia’s Chapter 11 reorganization plan became effective. Under the terms of the reorganization plan, substantially all of the shares of TWC Class A common stock that Adelphia received as part of the payment for the systems TW NY Cable acquired from Adelphia were distributed to Adelphia’s creditors. As a result, under applicable securities law regulations and provisions of the U.S. bankruptcy code, TWC became a public company subject to the requirements of the Securities Exchange Act of 1934, as amended. On March 1, 2007, TWC’s Class A common stock began trading on the New York Stock Exchange under the symbol “TWC.”
     As a result of the closing of the Adelphia/Comcast Transactions, on July 31, 2006, TWC acquired systems with approximately 4.0 million basic video subscribers and disposed of the Transferred Systems (as defined below), with approximately 0.8 million basic video subscribers, for a net gain of approximately 3.2 million basic video subscribers. In addition, on July 28, 2006, ATC, a subsidiary of Time Warner, contributed its 1% common equity interest and $2.4 billion preferred equity interest in TWE to TW NY, a newly created subsidiary of TWC and the parent of TW NY Cable, in exchange for a 12.43% non-voting common stock interest in TW NY having an equivalent fair value.
     The systems acquired in connection with the Adelphia/Comcast Transactions have been included in the consolidated financial statements since the closing of the Adelphia/Comcast Transactions. The systems previously owned by TWC that were transferred to Comcast in connection with the Redemptions and the Exchange (the “Transferred Systems”) have been reflected as discontinued operations in the consolidated financial statements for all periods presented.
     Included in discontinued operations for the year ended December 31, 2006 were a pretax gain of $165 million on the Transferred Systems and a net tax benefit of $800 million comprised of a tax benefit of $814 million on the Redemptions, partially offset by a provision of $14 million on the Exchange. The tax benefit of $814 million resulted primarily from the reversal of historical deferred tax liabilities that had existed on systems transferred to Comcast in the TWC Redemption. The TWC Redemption was designed to qualify as a tax-free split-off under section 355 of the Internal Revenue Code of 1986, as amended, and, as a result, such liabilities

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
were no longer required. However, if the Internal Revenue Service were successful in challenging the tax-free characterization of the TWC Redemption, an additional cash liability on account of taxes of up to an estimated $900 million could become payable by the Company.
6. SALE OF CERTAIN CABLE SYSTEMS
     In December 2008, the Company sold a group of small cable systems, serving 78,000 basic video subscribers and 126,000 revenue generating units as of November 30, 2008, located in areas outside of the Company’s core geographic clusters. The sale price was $54 million, of which $3 million is included in receivables in the consolidated balance sheet as of December 31, 2008. The Company does not expect that the sale of these systems will have a material impact on the Company’s future financial results. The Company recorded a pretax loss of $58 million on the sale of these systems during 2008, of which $13 million (primarily post-closing and working capital adjustments) was recorded during the fourth quarter.
     The closing of the Adelphia/Comcast Transactions, which included the Company’s acquisition from Adelphia of certain cable systems in Mooresville, Cornelius, Davidson and unincorporated Mecklenburg County, North Carolina, triggered a right of first refusal under the franchise agreements covering these systems. These municipalities exercised their right to acquire these systems. As a result, on December 19, 2007, these cable systems, serving approximately 14,000 basic video subscribers and approximately 30,000 revenue generating units as of the closing date, were sold for $52 million. The sale of these systems did not have a material impact on the Company’s results of operations or cash flows.
7. DEBT AND MANDATORILY REDEEMABLE PREFERRED EQUITY
     Debt and mandatorily redeemable preferred equity as of December 31, 2008 and 2007 were as follows:

	Interest Rate at			Outstanding Balance as of
	December 31,			December 31,
	2008		Maturity	2008	2007
				(in millions)
Credit facilities(a)(b)	1.353	%(c)	2011	$3,045	$5,256
TWC notes and debentures	6.752	%(c)	2012-2038	11,956	4,985
TWE notes and debentures	7.809	%(c)	2012-2033	2,714	3,326
Capital leases and other(d)				13	10

Total debt				17,728	13,577
TW NY Cable Preferred Membership Units	8.210%		2013	300	300

Total debt and mandatorily redeemable preferred equity				$18,028	$13,877

(a)	TWC’s unused committed capacity was $13.130 billion as of December 31, 2008, reflecting $5.449 billion in cash and equivalents, $5.749 billion of available borrowing capacity under the Revolving Credit Facility (which reflects a reduction of $126 million for outstanding letters of credit backed by the Revolving Credit Facility and $125 million for commitments of LBB, as defined and discussed below) and $1.932 billion of borrowing capacity under the 2008 Bridge Facility (excluding $138 million of commitments of LBCB, as defined and discussed below). TWC may not borrow any amounts under the 2008 Bridge Facility unless and until the Special Dividend is declared.

(b)	Outstanding balance amount as of December 31, 2007 excludes an unamortized discount on commercial paper of $5 million (none as of December 31, 2008).

(c)	Rate represents an effective weighted-average interest rate.

(d)	Amount includes $1 million of debt due within one year as of December 31, 2008 (none as of December 31, 2007), which primarily relates to capital lease obligations.
Credit Facilities
     As of December 31, 2008, the Company has a $6.0 billion senior unsecured five-year revolving credit facility maturing February 15, 2011 (the “Revolving Credit Facility”) and a $3.045 billion five-year term loan facility maturing February 21, 2011 (the “Term Facility” and together with the Revolving Credit Facility, the “Facilities”). In addition, to finance, in part, the Special Dividend, the Company has a $1.932 billion senior unsecured term loan facility (the “2008 Bridge Facility”), under which the Company cannot borrow any amounts unless and until the Special Dividend is declared, and a $1.535 billion senior unsecured supplemental term loan facility between the Company and Time Warner (the “Supplemental Credit Agreement”) under which the Company can borrow only to repay amounts outstanding at the final maturity of the 2008 Bridge Facility, if any. The Company’s obligations under each of these facilities are guaranteed by TWE and TW NY.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Revolving Credit Facility, Term Facility and Commercial Paper Program
     Borrowings under the Revolving Credit Facility bear interest at a rate based on the credit rating of TWC, which rate was LIBOR plus 0.27% per annum at December 31, 2008. In addition, TWC is required to pay a facility fee on the aggregate commitments under the Revolving Credit Facility at a rate determined by the credit rating of TWC, which rate was 0.08% per annum at December 31, 2008. TWC may also incur an additional usage fee of 0.10% per annum on the outstanding loans and other extensions of credit under the Revolving Credit Facility if and when such amounts exceed 50% of the aggregate commitments thereunder. Borrowings under the Term Facility bear interest at a rate based on the credit rating of TWC, which rate was LIBOR plus 0.40% per annum at December 31, 2008. In April 2007, TWC used a portion of the net proceeds of the 2007 Bond Offering (defined below) to repay a portion of the outstanding indebtedness under the Term Facility, which reduced such facility from $4.0 billion to $3.045 billion.
     The Revolving Credit Facility provides same-day funding capability and a portion of the commitment, not to exceed $500 million at any time, may be used for the issuance of letters of credit. The Facilities contain a maximum leverage ratio covenant of 5.0 times the consolidated EBITDA of TWC (as defined in the Facilities). The terms and related financial metrics associated with the leverage ratio are defined in the applicable agreements. At December 31, 2008, TWC was in compliance with the leverage covenant, with a leverage ratio, calculated in accordance with the agreements, of approximately 2.0 times. The Facilities do not contain any credit ratings-based defaults or covenants or any ongoing covenant or representations specifically relating to a material adverse change in the financial condition or results of operations of Time Warner or TWC. Borrowings under the Revolving Credit Facility may be used for general corporate purposes, and unused credit is available to support borrowings under TWC’s commercial paper program.
     In addition to the Facilities, TWC maintains a $6.0 billion unsecured commercial paper program (the “CP Program”) that is also guaranteed by TW NY and TWE. Commercial paper issued under the CP Program is supported by unused committed capacity under the Revolving Credit Facility and ranks pari passu with other unsecured senior indebtedness of TWC, TWE and TW NY.
     As of December 31, 2008, there were borrowings of $3.045 billion outstanding under the Term Facility, no borrowings and letters of credit totaling $126 million outstanding under the Revolving Credit Facility, and no commercial paper outstanding under the CP Program. TWC’s available committed capacity under the Revolving Credit Facility as of December 31, 2008 was $5.749 billion, and TWC had $5.449 billion of cash and equivalents on hand.
2008 Bridge Facility
     On June 30, 2008, the Company entered into the 2008 Bridge Facility with a geographically diverse group of major financial institutions for a senior unsecured term loan facility originally in an aggregate principal amount of $9.0 billion with an initial maturity date that is 364 days after the borrowing date in order to finance, in part, the Special Dividend. The Company may elect to extend the maturity date of the loans outstanding under the 2008 Bridge Facility for an additional year. Subject to certain limited exceptions pursuant to the terms of the 2008 Bridge Facility, to the extent the Company incurs debt (other than an incurrence of debt under the Revolving Credit Facility and its existing commercial paper program), issues equity securities or completes asset sales prior to drawing on the 2008 Bridge Facility, the commitments of the lenders under the 2008 Bridge Facility will be reduced by an amount equal to the net cash proceeds from any such incurrence, issuance or sale. As a result of the 2008 Bond Offerings (as defined below), the amount of the commitments of the lenders under the 2008 Bridge Facility was reduced to $2.070 billion. As discussed below, the Company does not expect that LBCB (as defined below) will fund its $138 million in commitments under the 2008 Bridge Facility, and, therefore, the Company has included only $1.932 billion of commitments under the 2008 Bridge Facility in its unused committed capacity as of December 31, 2008. In the event the Company borrows any amounts under the 2008 Bridge Facility, subject to certain limited exceptions, the Company is required to use the net cash proceeds from any subsequent incurrence of debt (other than an incurrence of debt under the Revolving Credit Facility and its existing commercial paper program), issuance of equity securities and asset sale to prepay amounts outstanding under the 2008 Bridge Facility. The Company may prepay amounts outstanding under the 2008 Bridge Facility at any time without penalty or premium, subject to minimum amounts. TWC may not borrow any amounts under the 2008 Bridge Facility unless and until the Special Dividend is declared.
     Amounts outstanding under the 2008 Bridge Facility will bear interest at a rate equal to LIBOR plus an applicable margin based on the Company’s credit rating, which margin, at the time of the Separation, is expected to be 100 basis points. In addition, the per annum interest rate under the 2008 Bridge Facility will increase by 25 basis points every six months until all amounts outstanding under the 2008 Bridge Facility are repaid.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The 2008 Bridge Facility contains a maximum leverage ratio covenant of 5.0 times the consolidated EBITDA (as defined in the credit agreement) of TWC. The 2008 Bridge Facility also contains conditions, covenants, representations and warranties and events of default substantially identical to those contained in the Term Facility.
     The financial institutions’ commitments to fund borrowings under the 2008 Bridge Facility will expire upon the earliest of (i) May 19, 2009, (ii) the date on which the Separation Agreement is terminated in accordance with its terms or (iii) the completion of the Separation.
Lending Commitments under the Revolving Credit Facility and the 2008 Bridge Facility
     The 2008 Bridge Facility consists of commitments of approximately $138 million from each of 14 institutions, consisting of affiliates of Bank of America, N.A., The Bank of Tokyo-Mitsubishi UFJ, LTD., Barclays Bank Plc, BNP Paribas Securities Corp., Citibank, N.A., Deutsche Bank AG, Fortis Bank SA/NV, Goldman Sachs Bank USA, Mizuho Corporate Bank, LTD., Morgan Stanley Bank, The Royal Bank of Scotland PLC, Sumitomo Mitsui Banking Corporation, UBS Loan Finance LLC and Wachovia Bank, National Association. These same financial institutions also comprise approximately 70% of the commitments under the Revolving Credit Facility. Recently, a number of these lenders have entered into agreements to acquire or to be acquired by other financial institutions. TWC believes that these transactions will not adversely affect the commitments under the 2008 Bridge Facility or the Revolving Credit Facility. The Company’s bank credit agreements do not contain borrowing restrictions due to material adverse changes in the Company’s business or market disruption.
     In addition, Lehman Brothers Commercial Bank (“LBCB”) and Lehman Brothers Bank, FSB (“LBB”), subsidiaries of Lehman Brothers Holdings Inc. (“Lehman”), are lenders under the 2008 Bridge Facility and the Revolving Credit Facility, respectively, with undrawn commitments of $138 million and $125 million, respectively, as of December 31, 2008. On September 15, 2008, Lehman filed a petition under Chapter 11 of the U.S. Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of New York (the “Lehman Bankruptcy”). TWC has not requested to borrow under either the 2008 Bridge Facility or the Revolving Credit Facility since the Lehman Bankruptcy, and neither LBCB nor LBB has been placed in receivership or a similar proceeding as of February 19, 2009. While the Company believes that LBCB and LBB are contractually obligated under the 2008 Bridge Facility and the Revolving Credit Facility, respectively, the Company does not expect that LBCB and LBB will fund any future borrowing requests and is uncertain as to whether another lender might assume either commitment. Accordingly, the Company’s unused committed capacity as of December 31, 2008 excludes the undrawn commitments of LBCB and LBB. The Company believes that it continues to have sufficient liquidity to meet its needs for the foreseeable future, including payment of the Special Dividend, even if LBCB and/or LBB fails to fund its portion of any future borrowing requests.
Supplemental Credit Agreement
     On December 10, 2008, Time Warner (as lender) and TWC (as borrower) entered into the Supplemental Credit Agreement, a two-year $1.535 billion senior unsecured supplemental term loan facility. The Company may borrow under the Supplemental Credit Agreement only to repay amounts outstanding at the final maturity of the 2008 Bridge Facility, if any (the date of such borrowing, the “Supplemental Borrowing Date”).
     Time Warner may assign its obligations under the Supplemental Credit Agreement to certain other lenders with the Company’s consent, but any such assignment prior to the Supplemental Borrowing Date will not relieve Time Warner of its obligation to fund the full amount of the Supplemental Credit Agreement on the Supplemental Borrowing Date.
     Amounts outstanding under the Supplemental Credit Agreement will bear interest at a rate equal to LIBOR or, if Time Warner has assigned its loans under the Supplemental Credit Agreement in full, at a rate equal to LIBOR or an alternate base rate, at the Company’s option, plus, in each case, an applicable margin based on TWC’s credit rating. The applicable margin may be increased on the Supplemental Borrowing Date based on the average price for a five-year credit default swap of TWC for the thirty days preceding the Supplemental Borrowing Date, but will not exceed 500 basis points. In addition, the per annum interest rate under the Supplemental Credit Agreement will increase by 25 basis points every six months following the Supplemental Borrowing Date until all amounts outstanding under the Supplemental Credit Agreement are repaid.
     The Supplemental Credit Agreement contains a maximum leverage ratio covenant of five times the consolidated EBITDA (as defined in the Supplemental Credit Agreement) of TWC. The Supplemental Credit Agreement also contains conditions, covenants,

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
representations and warranties and events of default (with customary grace periods, as applicable) substantially identical to the conditions, covenants, representations and warranties and events of default in the 2008 Bridge Facility. If any events of default occur and are not cured within applicable grace periods or waived, the maturity of the outstanding loans may be accelerated. TWC is not subject to the leverage ratio covenant or other covenants or events of default unless and until the Supplemental Borrowing Date, at which point, the leverage ratio covenant and other covenants and events of default become effective. As a condition to borrowing under the Supplemental Credit Agreement, at the Supplemental Borrowing Date, no defaults or events of default under the Supplemental Credit Agreement and no events of default under the Revolving Credit Facility may be in existence.
     Time Warner’s commitment under the Supplemental Credit Agreement will be further reduced by (i) 50% of any additional amounts by which the commitments under the 2008 Bridge Facility are further reduced by the net cash proceeds of subsequent issuances of debt or certain equity or certain asset sales by TWC prior to TWC’s borrowing under the 2008 Bridge Facility and (ii) the amount by which the sum of the borrowing availability under the Revolving Credit Facility plus the amount above $100 million of the total cash and equivalents of TWC and certain of its subsidiaries exceeds $2.0 billion (x) on any date prior to the Supplemental Borrowing Date on which the commitments under the Revolving Credit Facility are increased in excess of the current $6.0 billion amount or (y) on the Supplemental Borrowing Date. After the Supplemental Borrowing Date, subject to certain limited exceptions, TWC will be required to use the net cash proceeds from any incurrence of debt (other than an incurrence of debt under the Revolving Credit Facility and its existing commercial paper program), issuance of equity securities and asset sale to prepay amounts outstanding under the Supplemental Credit Agreement. In addition, TWC must prepay amounts outstanding under the Supplemental Credit Agreement by the amount by which the sum of the borrowing availability under the Revolving Credit Facility plus the amount above $100 million of the total cash and equivalents of TWC and certain of its subsidiaries exceeds $2.0 billion (i) on any date on which the commitments under the Revolving Credit Facility are increased in excess of the current $6.0 billion amount and (ii) on the last day of each fiscal quarter. TWC may prepay amounts outstanding under the Supplemental Credit Agreement at any time without penalty or premium, subject to minimum amounts.
     Time Warner’s commitment to fund a borrowing under the Supplemental Credit Agreement is subject to satisfaction of certain customary conditions. Time Warner’s commitment will expire on the earliest of (i) the final maturity date of the 2008 Bridge Facility if no amounts have been borrowed under the Supplemental Credit Agreement, (ii) the date on which TWC terminates the Supplemental Credit Agreement, which it may do at any time prior to its borrowing under the Supplemental Credit Agreement, or (iii) a reduction in Time Warner’s commitment to zero as a result of a reduction in the commitments under the 2008 Bridge Facility as described above.
TWC Notes and Debentures
     TWC notes and debentures as of December 31, 2008 and 2007 were as follows:

		Interest Rate at		Outstanding Balance as of
	Face	December 31,		December 31,
	Amount	2008	Maturity	2008	2007
	(in millions)			(in millions)
Senior notes	$1,500	5.400%	2012	$1,498	$1,498
Senior notes	1,500	6.200%	2013	1,497	—
Senior notes	750	8.250%	2014	749	—
Senior notes	2,000	5.850%	2017	1,996	1,996
Senior notes	2,000	6.750%	2018	1,998	—
Senior notes	1,250	8.750%	2019	1,231	—
Senior debentures	1,500	6.550%	2037	1,491	1,491
Senior debentures	1,500	7.300%	2038	1,496	—

Total	$12,000			$11,956	$4,985

2008 Bond Offerings
     On June 16, 2008, TWC filed a shelf registration statement on Form S-3 (the “Shelf Registration Statement”) with the SEC that allows TWC to offer and sell from time to time senior and subordinated debt securities and debt warrants. On June 19, 2008, TWC issued $5.0 billion in aggregate principal amount of senior unsecured notes and debentures under the Shelf Registration Statement (the “June 2008 Bond Offering”), consisting of $1.5 billion principal amount of 6.20% notes due 2013 (the “July 2013 Notes”), $2.0 billion principal amount of 6.75% notes due 2018 (the “July 2018 notes”) and $1.5 billion principal amount of 7.30% debentures due

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
2038 (the “July 2038 debentures and, together with the July 2013 Notes and the July 2018 Notes, the “June 2008 Debt Securities”). On November 18, 2008, TWC issued $2.0 billion in aggregate principal amount of senior unsecured notes under the Shelf Registration Statement (the “November 2008 Bond Offering” and, together with the June 2008 Bond Offering, the “2008 Bond Offerings”), consisting of $750 million principal amount of 8.25% notes due 2014 (the “February 2014 Notes”) and $1.250 billion principal amount of 8.75% notes due 2019 (the “February 2019 Notes” and, together with the February 2014 Notes, the “November 2008 Debt Securities” and, together with the June 2008 Debt Securities, the “2008 Debt Securities”). The Company expects to use the net proceeds from the 2008 Bond Offerings to finance, in part, the Special Dividend. Pending the payment of the Special Dividend, a portion of the net proceeds from the 2008 Bond Offerings was used to repay variable-rate debt with lower interest rates than the interest rates on the debt securities issued in the 2008 Bond Offerings, and the remainder was invested in accordance with the Company’s investment policy. If the Separation is not consummated and the Special Dividend is not paid, the Company will use the remainder of the net proceeds from the 2008 Bond Offerings for general corporate purposes, including repayment of indebtedness. The 2008 Debt Securities are guaranteed by TWE and TW NY (the “Guarantors”). The 2008 Debt Securities were issued pursuant to the Indenture (as defined and described below).
     The July 2013 Notes mature on July 1, 2013, the July 2018 Notes mature on July 1, 2018 and the July 2038 Debentures mature on July 1, 2038. Interest on the June 2008 Debt Securities is payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2009. The February 2014 Notes mature on February 14, 2014 and the February 2019 Notes mature on February 14, 2019. Interest on the November 2008 Debt Securities is payable semi-annually in arrears on February 14 and August 14 of each year, beginning on February 14, 2009. The 2008 Debt Securities are unsecured senior obligations of the Company and rank equally with its other unsecured and unsubordinated obligations. The guarantees of the 2008 Debt Securities are unsecured senior obligations of the Guarantors and rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantors.
     The 2008 Debt Securities may be redeemed in whole or in part at any time at the Company’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the 2008 Debt Securities being redeemed and (ii) the sum of the present values of the remaining scheduled payments on the 2008 Debt Securities discounted to the redemption date on a semi-annual basis at a government treasury rate plus 40 basis points for each of the July 2013 Notes, July 2018 Notes and the July 2038 Debentures and 50 basis points for each of the February 2014 Notes and the February 2019 Notes as further described in the Indenture and the 2008 Debt Securities, plus, in each case, accrued but unpaid interest to the redemption date.
2007 Bond Offering
     On April 9, 2007, the Company issued $5.0 billion in aggregate principal amount of senior unsecured notes and debentures (the “2007 Bond Offering”) consisting of $1.5 billion principal amount of 5.40% Notes due 2012 (the “2012 Initial Notes”), $2.0 billion principal amount of 5.85% Notes due 2017 (the “2017 Initial Notes”) and $1.5 billion principal amount of 6.55% Debentures due 2037 (the “2037 Initial Debentures” and, together with the 2012 Initial Notes and the 2017 Initial Notes, the “Initial Debt Securities”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Initial Debt Securities are guaranteed by TWE and TW NY. In April 2007, TWC used a portion of the net proceeds of the 2007 Bond Offering to repay all of the outstanding indebtedness under its $4.0 billion three-year term credit facility, which was terminated on April 13, 2007. The balance of the net proceeds was used to repay a portion of the outstanding indebtedness under the Term Facility on April 27, 2007, which reduced the amounts outstanding under that facility to $3.045 billion as of such date.
     On November 5, 2007, pursuant to a registration rights agreement entered into in connection with the issuance of the Initial Debt Securities, TWC and the Guarantors exchanged (i) substantially all of the 2012 Initial Notes for a like aggregate principal amount of registered debt securities without transfer restrictions or registration rights (the “2012 Registered Notes,” and, together with the 2012 Initial Notes, the “2012 Notes”), (ii) all of the 2017 Initial Notes for a like aggregate principal amount of registered debt securities without transfer restrictions or registration rights (the “2017 Registered Notes,” and, together with the 2017 Initial Notes, the “2017 Notes”), and (iii) substantially all of the 2037 Initial Debentures for a like aggregate principal amount of registered debt securities without transfer restrictions or registration rights (the “2037 Registered Debentures,” and, together with the 2037 Initial Debentures, the “2037 Debentures”). Collectively, the 2012 Notes, the 2017 Notes and the 2037 Debentures are referred to as the “2007 Debt Securities.”
     The 2007 Debt Securities were issued pursuant to an Indenture, dated as of April 9, 2007 (the “Base Indenture”), by and among TWC, the Guarantors and The Bank of New York, as trustee, as supplemented by the First Supplemental Indenture, dated as of April

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
9, 2007 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among TWC, the Guarantors and The Bank of New York, as trustee. The Indenture contains customary covenants relating to restrictions on the ability of TWC or any material subsidiary to create liens and on the ability of TWC and the Guarantors to consolidate, merge or convey or transfer substantially all of their assets. The Indenture also contains customary events of default.
     The 2012 Notes mature on July 2, 2012, the 2017 Notes mature on May 1, 2017 and the 2037 Debentures mature on May 1, 2037. Interest on the 2012 Notes is payable semi-annually in arrears on January 2 and July 2 of each year, beginning on July 2, 2007. Interest on the 2017 Notes and the 2037 Debentures is payable semi-annually in arrears on May 1 and November 1 of each year, beginning on November 1, 2007. The 2007 Debt Securities are unsecured senior obligations of TWC and rank equally with its other unsecured and unsubordinated obligations. The guarantees of the 2007 Debt Securities are unsecured senior obligations of the Guarantors and rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantors.
     The 2007 Debt Securities may be redeemed in whole or in part at any time at TWC’s option at a redemption price equal to the greater of (i) 100% of the principal amount of the 2007 Debt Securities being redeemed and (ii) the sum of the present values of the remaining scheduled payments on the 2007 Debt Securities discounted to the redemption date on a semi-annual basis at a government treasury rate plus 20 basis points for the 2012 Notes, 30 basis points for the 2017 Notes and 35 basis points for the 2037 Debentures as further described in the Indenture and the 2007 Debt Securities, plus, in each case, accrued but unpaid interest to the redemption date.
TWE Notes and Debentures
     TWE notes and debentures as of December 31, 2008 and 2007 were as follows:

		Interest Rate at		Outstanding Balance as of
	Face	December 31,		December 31,	December 31,
	Amount	2008	Maturity	2008	2007
	(in millions)			(in millions)
Senior debentures(a)	$600	7.250%	2008	$—	$601
Senior notes	250	10.150%	2012	263	267
Senior notes	350	8.875%	2012	362	365
Senior debentures	1,000	8.375%	2023	1,038	1,040
Senior debentures	1,000	8.375%	2033	1,051	1,053

Total(b)	$3,200			$2,714	$3,326

(a)	As of December 31, 2007, the Company classified $601 million of TWE 7.25% debentures due September 1, 2008 as long-term in the consolidated balance sheet to reflect management’s intent and ability to refinance the obligation on a long-term basis through the utilization of the Company’s unused committed capacity. TWE’s 7.25% debentures due September 1, 2008 (aggregate principal amount of $600 million) matured and were retired.

(b)	Outstanding balance amount as of December 31, 2008 and 2007 includes an unamortized fair value adjustment of $114 million and $126 million, respectively.
     During 1992 and 1993, TWE issued the TWE notes and debentures (the “TWE Notes”) publicly in a number of offerings. The maturities of these outstanding issuances ranged from 15 to 40 years and the fixed interest rates range from 7.25% to 10.15%. The fixed-rate borrowings include an unamortized debt premium of $114 million and $126 million as of December 31, 2008 and 2007, respectively. The debt premium is amortized over the term of each debt issue as a reduction of interest expense. As discussed below, TWC and TW NY have each guaranteed TWE’s obligations under the TWE Notes. Prior to November 2, 2006, ATC and WCI, which entities are subsidiaries of Time Warner, each guaranteed pro rata portions of the TWE Notes based on the relative fair value of the net assets that each contributed to TWE prior to the restructuring of TWE, which was completed in March 2003 (the “TWE Restructuring”). TWE has no obligation to file reports with the SEC under the Exchange Act.
     The indenture (the “TWE Indenture”) governing the TWE Notes was amended in several respects during 2006. Pursuant to the Tenth Supplemental Indenture to the TWE Indenture, TW NY fully, unconditionally and irrevocably guarantees the payment of principal and interest on the TWE Notes. As a result of a consent solicitation that was completed on November 2, 2006, the Eleventh Supplemental Indenture to the TWE Indenture was entered into pursuant to which (i) TWC provides a direct guaranty of the TWE Notes, rather than a guaranty of the TW Partner Guaranties (as defined below), (ii) the guaranties (the “TW Partner Guaranties”) previously provided by ATC and WCI were terminated and (iii) TWE is permitted to provide holders of the TWE Notes with quarterly and annual reports that TWC (or any other ultimate parent guarantor, as described in the Eleventh Supplemental Indenture) would be required to file with the SEC pursuant to Section 13 of the Exchange Act, if it were required to file such reports with the SEC in respect of the TWE Notes pursuant to such section of the Exchange Act, subject to certain exceptions as described in the Eleventh Supplemental Indenture.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
TW NY Cable Preferred Membership Units
     In connection with the financing of the Adelphia Acquisition, TW NY Cable issued $300 million of its Series A Preferred Membership Units (the “TW NY Cable Preferred Membership Units”) to a limited number of third parties. The TW NY Cable Preferred Membership Units pay cash dividends at an annual rate equal to 8.21% of the sum of the liquidation preference thereof and any accrued but unpaid dividends thereon, on a quarterly basis. The TW NY Cable Preferred Membership Units are subject to mandatory redemption by TW NY Cable on August 1, 2013 and are not redeemable by TW NY Cable at any time prior to that date. The redemption price of the TW NY Cable Preferred Membership Units is equal to their liquidation preference plus any accrued and unpaid dividends through the redemption date. Except under limited circumstances, holders of TW NY Cable Preferred Membership Units have no voting rights.
     The terms of the TW NY Cable Preferred Membership Units require that holders owning a majority of the TW NY Cable Preferred Membership Units must approve any agreement for a material sale or transfer by TW NY Cable and its subsidiaries of assets at any time during which TW NY Cable and its subsidiaries maintain, collectively, cable systems serving fewer than 500,000 cable subscribers, or that would (after giving effect to such asset sale) cause TW NY Cable to maintain, directly or indirectly, fewer than 500,000 cable subscribers, unless the net proceeds of the asset sale are applied to fund the redemption of the TW NY Cable Preferred Membership Units and the sale occurs on or immediately prior to the redemption date. Additionally, for so long as the TW NY Cable Preferred Membership Units remain outstanding, TW NY Cable may not merge or consolidate with another company, or convert from a limited liability company to a corporation, partnership or other entity, unless (i) such merger or consolidation is permitted by the asset sale covenant described above, (ii) if TW NY Cable is not the surviving entity or is no longer a limited liability company, the then holders of the TW NY Cable Preferred Membership Units have the right to receive from the surviving entity securities with terms at least as favorable as the TW NY Cable Preferred Membership Units and (iii) if TW NY Cable is the surviving entity, the tax characterization of the TW NY Cable Preferred Membership Units would not be affected by the merger or consolidation. Any securities received from a surviving entity as a result of a merger or consolidation or the conversion into a corporation, partnership or other entity must rank senior to any other securities of the surviving entity with respect to dividends and distributions or rights upon a liquidation.
Time Warner Approval Rights
     Under a shareholder agreement entered into between TWC and Time Warner on April 20, 2005 (the “Shareholder Agreement”), TWC is required to obtain Time Warner’s approval prior to incurring additional debt (except for ordinary course issuances of commercial paper or borrowings under the Revolving Credit Facility up to the limit of that credit facility, to which Time Warner has consented) or rental expenses (other than with respect to certain approved leases) or issuing preferred equity, if its consolidated ratio of debt, including preferred equity, plus six times its annual rental expense to EBITDAR (the “TW Leverage Ratio”) then exceeds, or would as a result of the incurrence or issuance exceed, 3:1. Under certain circumstances, TWC is required to include the indebtedness, annual rental expense obligations and EBITDAR of certain unconsolidated entities that it manages and/or in which it owns an equity interest, in the calculation of the TW Leverage Ratio. The Shareholder Agreement defines EBITDAR, at any time of measurement, as operating income (loss) plus depreciation, amortization and rental expense (for any lease that is not accounted for as a capital lease) for the twelve months ending on the last day of TWC’s most recent fiscal quarter, including certain adjustments to reflect the impact of significant transactions as if they had occurred at the beginning of the period. In the Separation Agreement, Time Warner agreed that the calculation of indebtedness under the Shareholder Agreement would exclude any indebtedness incurred pursuant to the 2008 Bridge Facility and any indebtedness that reduces, on a dollar-for-dollar basis, the commitments of the lenders under the 2008 Bridge Facility. All of Time Warner’s and TWC’s rights and obligations under the Shareholder Agreement will terminate upon completion of the Separation.
     The following table sets forth the calculation of the TW Leverage Ratio for the year ended December 31, 2008 (in millions, except ratio):

Total debt as defined by the Shareholder Agreement, as amended	$10,798
TW NY Cable Preferred Membership Units	300
Six times annual rental expense	1,140

Total	$12,238

EBITDAR	$6,376

TW Leverage Ratio	1.92	x

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Debt Issuance Costs
     For the year ended December 31, 2008, the Company capitalized debt issuance costs of $97 million in connection with the 2008 Bridge Facility and the 2008 Bond Offerings. For the year ended December 31, 2007, the Company capitalized debt issuance costs of $29 million in connection with the 2007 Bond Offering. These capitalized costs are amortized over the term of the related debt instrument and are included as a component of interest expense, net, in the consolidated statement of operations. For the year ended December 31, 2008, the Company expensed $45 million of debt issuance costs due primarily to the reduction of the commitments under the 2008 Bridge Facility as a result of the 2008 Bond Offerings, which is included as a component of interest expense, net, in the consolidated statement of operations.
Maturities
     Annual maturities of long-term debt and mandatorily redeemable preferred equity total $1 million in 2009, $0 in 2010, $3.046 billion in 2011, $2.108 billion in 2012, $1.801 billion in 2013 and $11.002 billion thereafter.
Fair Value of Debt
     Based on the level of interest rates prevailing at December 31, 2008 and 2007, the carrying value of TWC’s debt and the TW NY Cable Preferred Membership Units exceeded the fair value by approximately $540 million as of December 31, 2008 and the fair value exceeded the carrying value by approximately $420 million as of December 31, 2007. Unrealized gains or losses on debt do not result in the realization or expenditure of cash and are not recognized for financial reporting purposes unless the debt is retired prior to its maturity.
8. MERGER-RELATED AND RESTRUCTURING COSTS
Merger-related Costs
     Cumulatively, through December 31, 2007, the Company expensed non-capitalizable merger-related costs associated with the Adelphia/Comcast Transactions of $56 million, of which $10 million and $38 million was incurred during the years ended December 31, 2007 and 2006, respectively.
     As of December 31, 2007, payments of $56 million have been made against this accrual, of which $14 million and $38 million were made during the years ended December 31, 2007 and 2006, respectively.
Restructuring Costs
     Between January 1, 2005 and December 31, 2008, the Company incurred restructuring costs of $80 million as part of its broader plans to simplify its organizational structure and enhance its customer focus, and payments of $71 million have been made against this accrual. Of the remaining $9 million liability, $6 million is classified as a current liability, with the remaining $3 million classified as a noncurrent liability in the consolidated balance sheet as of December 31, 2008. Amounts are expected to be paid through 2011.
     Information relating to the restructuring costs is as follows (in millions):

	Employee	Other
	Terminations	Exit Costs	Total
Remaining liability as of December 31, 2006	$18	$5	$23
Accruals	7	6	13
Cash paid	(12)	(8)	(20)

Remaining liability as of December 31, 2007	13	3	16
Accruals	14	1	15
Cash paid	(20)	(2)	(22)

Remaining liability as of December 31, 2008	$7	$2	$9

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
9. GOODWILL AND INTANGIBLE ASSETS
     TWC has a significant number of intangible assets, including customer relationships and cable franchises. Goodwill and intangible assets are tested annually for impairment during the fourth quarter, or earlier upon the occurrence of certain events or substantive changes in circumstances. The Company’s 2008 annual impairment analysis did not result in any goodwill impairments, but did result in a noncash pretax impairment on cable franchise rights of $14.822 billion as of December 31, 2008. The Company determined during its annual impairment reviews that no impairments existed as of December 31, 2007 or 2006, respectively.
     A summary of changes in the Company’s goodwill for the years ended December 31, 2008 and 2007 is as follows (in millions):

Balance as of December 31, 2006	$2,059
Purchase price adjustments related to the Adelphia Acquisition and the Exchange	64
Other	(6)

Balance as of December 31, 2007	2,117
Other	(16)

Balance as of December 31, 2008	$2,101

     As of December 31, 2007 and 2006, the Company’s intangible assets and related accumulated amortization consisted of the following (in millions):

	December 31, 2008			December 31, 2007
		Accumulated			Accumulated
	Gross	Amortization	Net	Gross	Amortization	Net
Intangible assets subject to amortization:
Customer relationships	$953	$(566)	$387	$954	$(330)	$624
Renewal of cable franchise and access rights	276	(175)	101	242	(153)	89
Other	38	(33)	5	38	(32)	6

Total	$1,267	$(774)	$493	$1,234	$(515)	$719

Intangible assets not subject to amortization:
Cable franchise rights	$25,476	$(1,385)	$24,091	$40,312	$(1,390)	$38,922
Other	3	—	3	3	—	3

Total	$25,479	$(1,385)	$24,094	$40,315	$(1,390)	$38,925

     The Company recorded amortization expense of $262 million in 2008, $272 million in 2007 and $167 million in 2006. Based on the current amount of intangible assets subject to amortization, the estimated amortization expense is expected to be $262 million in 2009, $168 million in 2010, $19 million in 2011, $14 million in 2012 and $7 million in 2013. These amounts may vary as acquisitions and dispositions occur in the future.
10. INVESTMENTS AND JOINT VENTURES
     The Company had investments of $895 million and $735 million as of December 31, 2008 and 2007, respectively. These investments are comprised almost entirely of equity-method investees.
     As of December 31, 2008, investments accounted for using the equity method, and the respective ownership percentage held by TWC, primarily consisted of Clearwire LLC (as defined below) (3.8% owned) in which TWC invested $550 million in 2008, and SpectrumCo (as defined below), (27.8% owned) in which TWC invested an additional $3 million in 2008. During the fourth quarter of 2008, the Company recorded a noncash pretax impairment of $367 million on its investment in Clearwire LLC as a result of a significant decline in the estimated fair value of Clearwire, reflecting the Clearwire Corp stock price decline from May 2008, when TWC agreed to make its investment. As of December 31, 2008, the Company’s recorded investment for Clearwire LLC and SpectrumCo approximates the Company’s equity interests in the underlying net assets of these equity-method investments.
     As of December 31, 2007, investments accounted for using the equity method, and the respective ownership percentage held by TWC, primarily consisted of SpectrumCo (27.8% owned) in which TWC invested $33 million in 2007.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Investment in Clearwire
     In November 2008, TWC, Intel Corporation, Google Inc., Comcast Corporation (together with its subsidiaries, “Comcast”) and Bright House Networks, LLC collectively invested $3.2 billion in Clearwire Corporation, a wireless broadband communications company (“Clearwire Corp”), and one of its operating subsidiaries (“Clearwire LLC,” and, collectively with Clearwire Corp, “Clearwire”). TWC invested $550 million for membership interests in Clearwire LLC and received voting and board of director nomination rights in Clearwire Corp. Clearwire LLC was formed by the combination of Sprint Nextel Corporation’s (“Sprint”) and Clearwire Corp’s respective wireless broadband businesses and is focused on deploying the first nationwide fourth-generation wireless network to provide mobile broadband services to wholesale and retail customers. In connection with the transaction, TWC entered into a wholesale agreement with Sprint that allows TWC to offer wireless services utilizing Sprint’s second-generation and third-generation network and a wholesale agreement with Clearwire that will allow TWC to offer wireless services utilizing Clearwire’s mobile broadband wireless network. The Company allocated $20 million of its $550 million investment in Clearwire LLC to its rights under these agreements, which the Company believes represents the fair value of favorable pricing provisions contained in the agreements. Such assets are included in other assets in the consolidated balance sheet as of December 31, 2008 and will be amortized over the estimated lives of the agreements. The Company’s investment in Clearwire LLC is being accounted for under the equity method of accounting. The Company expects that Clearwire will incur losses in its early periods of operation.
SpectrumCo Joint Venture
     TWC is a participant in a joint venture with certain other cable companies (“SpectrumCo”) that holds advanced wireless spectrum (“AWS”) licenses. Under certain circumstances, the members of SpectrumCo have the ability to exit the venture and receive from the venture, subject to certain limitations and adjustments, AWS licenses covering the areas in which they provide cable services. In January 2009, SpectrumCo redeemed the 10.9% interest held by an affiliate of Cox Communications, Inc. (“Cox”) and Cox received AWS licenses, principally covering areas in which Cox has cable services, and approximately $70 million in cash (of which TWC’s share was $22 million). Following the closing of the Cox transaction, SpectrumCo’s AWS licenses cover 20 MHz over 80% of the continental United States and Hawaii.
TKCCP Joint Venture
     Texas and Kansas City Cable Partners, L.P. (“TKCCP”) was a 50-50 joint venture between a consolidated subsidiary of TWC (TWE-A/N) and Comcast. On January 1, 2007, TKCCP distributed its assets to its partners. TWC received certain cable assets located in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which served approximately 788,000 basic video subscribers as of December 31, 2006, and Comcast received the pool of assets consisting of the Houston cable systems (the “Houston Pool”), which served approximately 795,000 basic video subscribers as of December 31, 2006. TWC began consolidating the results of the Kansas City Pool on January 1, 2007. TKCCP was formally dissolved on May 15, 2007. For accounting purposes, TWC treated the distribution of TKCCP’s assets as a sale of TWC’s 50% equity interest in the Houston Pool and as an acquisition of Comcast’s 50% equity interest in the Kansas City Pool. As a result of the sale of TWC’s 50% equity interest in the Houston Pool, TWC recorded a pretax gain of $146 million in the first quarter of 2007, which is included as a component of other income, net, in the consolidated statement of operations for the year ended December 31, 2007.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
11. INCOME TAXES
     TWC is not a separate taxable entity for U.S. federal and various state income tax purposes and its results are included in the consolidated U.S. federal and certain state income tax returns of Time Warner. The following income tax information has been prepared assuming TWC was a stand-alone taxpayer for all periods presented.
     Current and deferred income taxes (tax benefits) provided on income from continuing operations are as follows (recast; in millions):

	Year Ended December 31,
	2008	2007	2006
Federal:
Current	$(188)	$356	$324
Deferred	(3,967)	321	217
State:
Current	39	67	56
Deferred	(993)	62	48

Total	$(5,109)	$806	$645

     The differences between income taxes (tax benefits) expected at the U.S. federal statutory income tax rate of 35% and income taxes (tax benefits) provided are as set forth below (recast; in millions):

	Year Ended December 31,
	2008	2007	2006
Taxes (tax benefits) on income at U.S. federal statutory rate	$(4,575)	$710	$582
State and local taxes (tax benefits), net of federal tax effects	(620)	85	74
Other	86	11	(11)

Total	$(5,109)	$806	$645

     Significant components of TWC’s deferred income tax liabilities, net, are as follows (in millions):

	December 31,
	2008	2007
Equity-based compensation	$161	$148
Investments	152	—
Other	449	423
Valuation allowances(a)	(76)	—

Deferred income tax assets	686	571

Cable franchise rights and customer relationships(b)	(5,886)	(11,573)
Fixed assets	(2,824)	(2,185)
Other	(13)	(13)

Deferred income tax liabilities	(8,723)	(13,771)

Deferred income tax liabilities, net(c)	$(8,037)	$(13,200)

(a)	The Company has recorded a valuation allowance for deferred tax assets associated with equity-method investments. The valuation allowance is based upon the Company’s assessment it is more likely than not that a portion of the deferred tax asset will not be realized.

(b)	Cable franchise rights and customer relationships is comprised of deferred tax assets (approximately $1.2 billion) where the tax basis exceeds the book basis as a result of the impairment recorded in 2008 that are expected to be realized as the Company receives tax deductions from the amortization, for tax purposes, of the intangible assets offset by deferred tax liabilities (approximately $7.0 billion) that are associated with intangible assets for which the book basis is greater than the tax basis.

(c)	Deferred income tax liabilities, net, includes current deferred income tax assets of $156 million and $91 million as of December 31, 2008 and 2007, respectively.
Accounting for Uncertainty in Income Taxes
     On January 1, 2007, the Company adopted the provisions of FIN 48, which clarifies the accounting for uncertainty in income tax positions. This interpretation requires the Company to recognize in the consolidated financial statements those tax positions determined more likely than not to be sustained upon examination, based on the technical merits of the positions. Upon adoption, the Company recognized a $3 million reduction of previously recorded tax reserves, which was accounted for as an increase to the

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
retained earnings balance as of January 1, 2007. After considering the impact of adopting FIN 48, the Company had a $17 million reserve for uncertain income tax positions, which includes an accrual for interest and penalties of $1 million, as of January 1, 2007.
     The Company had a $27 million and $20 million reserve for uncertain income tax positions as of December 31, 2008 and 2007, respectively, which includes an accrual for interest and penalties of $5 million and $2 million, respectively. The Company’s policy is to recognize interest and penalties accrued on uncertain tax positions as part of the income tax provision. The income tax provision for the year ended December 31, 2008 and 2007 includes interest and penalties of $2 million and $1 million, respectively.
     Changes in the Company’s uncertain income tax positions, excluding the related accrual for interest and penalties, from January 1 through December 31 are presented below (in millions):

	2008	2007
Beginning balance	$18	$16
Additions for prior year tax positions	3	—
Additions for current year tax positions	5	3
Reductions for prior year tax positions	(2)	(1)
Lapses in statute of limitations	(2)	—

Ending balance	$22	$18

     The Company does not currently anticipate that its existing reserves related to uncertain income tax positions as of December 31, 2008 will significantly increase or decrease during the twelve-month period ending December 31, 2009; however, various events could cause the Company’s current expectations to change in the future. These uncertain tax positions, if ever recognized in the financial statements, would be recorded in the statement of operations as part of the income tax provision.
     With few exceptions, periods ending after March 31, 2003 are subject to U.S., state and local income tax examinations by tax authorities.
12. EQUITY-BASED COMPENSATION
Time Warner Equity Plans
     Prior to 2007, Time Warner granted options to purchase Time Warner common stock and shares of Time Warner common stock (“restricted stock”) or restricted stock units (“RSUs”) under its equity plans (collectively, the “Time Warner Equity Awards”) to employees of TWC. TWC recognizes compensation expense for the fair value of such awards according to the provisions of FASB Statement No. 123 (revised 2004), Share-Based Payment. Time Warner has not granted Time Warner Equity Awards to employees of TWC since TWC Class A common stock began to trade publicly in March 2007. In addition, employees of Time Warner who become employed by TWC retain their Time Warner Equity Awards pursuant to their terms and TWC records equity-based compensation expense from the date of transfer through the end of the applicable vesting period. The stock options granted by Time Warner to employees of TWC were granted with exercise prices equal to, or in excess of, the fair market value of a share of Time Warner common stock at the date of grant. Generally, the stock options vest ratably over a four-year vesting period and expire ten years from the date of grant. The awards of restricted stock or RSUs generally vest between three to five years from the date of grant. Holders of Time Warner restricted stock and RSU awards are generally entitled to receive cash dividends or dividend equivalents, respectively, paid by Time Warner during the period of time that the restricted stock or RSU awards are unvested. Certain Time Warner stock options and RSU awards provide for accelerated vesting upon an election to retire pursuant to TWC’s defined benefit pension plans or a voluntary termination of employment after reaching a specified age and years of service.
     Upon the exercise of a stock option, the vesting of a RSU award or the grant of restricted stock, shares of Time Warner common stock are issued from authorized but unissued shares or from treasury stock.
     In connection with the Separation Transactions, and as provided for in Time Warner’s equity plans, the number of Time Warner stock options and RSUs outstanding at the Separation and the exercise prices of such stock options will be adjusted to maintain the fair value of those awards. The changes in the number of equity awards and the exercise prices will be determined by comparing the fair value of such awards immediately prior to the Separation Transactions to the fair value of such awards immediately after the Separation Transactions. In performing this analysis, the only assumptions that would change relate to the Time Warner stock price

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
and the employee’s exercise price. The modifications to the outstanding equity awards will be made pursuant to existing antidilution provisions in Time Warner’s equity plans.
     Under the terms of Time Warner’s equity plans and related award agreements, as a result of the Separation, TWC employees who hold Time Warner equity awards will be treated as if their employment with Time Warner had been terminated without cause at the time of the Separation. This treatment will result in the forfeiture of unvested stock options and shortened exercise periods for vested stock options and pro rata vesting of the next installment of (and forfeiture of the remainder of) the RSU awards for those TWC employees who do not satisfy retirement-treatment eligibility provisions in the Time Warner equity plans and related award agreements. TWC plans to grant “make-up” TWC equity awards or make cash payments to TWC employees that are generally intended to offset any loss of economic value in Time Warner equity awards as a result of the Separation.
     Other information pertaining to each category of Time Warner equity-based compensation appears below.
Time Warner Stock Options
     The following table summarizes information about Time Warner stock options held by TWC employees that were outstanding as of December 31, 2008:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Intrinsic
	of Options	Price	Life	Value
	(in thousands)		(in years)	(in thousands)
Outstanding as of December 31, 2007	53,033	$27.19
Transferred(a)	334	14.92
Exercised	(472)	10.43
Forfeited or expired	(3,901)	27.38

Outstanding as of December 31, 2008	48,994	27.39	3.92	$—

Exercisable as of December 31, 2008	43,795	28.56	3.56	$—

(a)	Transferred amounts represent outstanding Time Warner stock options held by employees of Time Warner who transferred to TWC during the year, net of Time Warner stock options held by employees of TWC who transferred to Time Warner during the year.
     As of December 31, 2008, the number, weighted-average exercise price, aggregate intrinsic value and weighted-average remaining contractual term of Time Warner stock options vested and expected to vest approximate amounts for options outstanding. Total unrecognized compensation cost related to unvested Time Warner stock options as of December 31, 2008, without taking into account expected forfeitures, is $8 million and is expected to be recognized over a weighted-average period of one year.
     The weighted-average fair value of a Time Warner stock option granted to TWC employees during the year was $4.47 ($2.68, net of tax) in 2006. The total intrinsic value of Time Warner stock options exercised during the year was $2 million in 2008, $24 million in 2007 and $16 million in 2006. The tax benefits realized from Time Warner stock options exercised during the year were $1 million in 2008, $10 million in 2007 and $6 million in 2006.
     Upon exercise of Time Warner stock options, TWC is obligated to reimburse Time Warner for the excess of the market price of the stock on the day of exercise over the option price. TWC records a stock option distribution liability and a corresponding adjustment to shareholders’ equity with respect to unexercised Time Warner stock options. This liability will increase or decrease depending on the market price of Time Warner common stock and the number of Time Warner stock options held by TWC employees. This liability was $0 and $36 million as of December 31, 2008 and 2007, respectively, and is included in long-term payables to affiliated parties in the consolidated balance sheet. TWC reimbursed Time Warner $2 million in 2008, $24 million in 2007 and $16 million in 2006 in connection with the exercise of Time Warner stock options.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Time Warner Restricted Stock and Restricted Stock Units
     The following table summarizes information about unvested Time Warner restricted stock and RSU awards held by TWC employees as of December 31, 2008:

		Weighted-
		Average
	Number of	Grant Date
	Shares/Units	Fair Value
	(in thousands)
Unvested as of December 31, 2007	518	$17.49
Transferred(a)	70	14.92
Vested	(86)	17.90
Forfeited	(19)	17.41

Unvested as of December 31, 2008	483	17.43

(a)	Transferred amounts represent unvested Time Warner restricted stock and RSU awards held by employees of Time Warner who transferred to TWC during the year, net of Time Warner restricted stock and RSU awards held by TWC employees who transferred to Time Warner during the year.
     As of December 31, 2008, the intrinsic value of unvested Time Warner restricted stock and RSU awards held by TWC employees was $5 million. Total unrecognized compensation cost related to unvested Time Warner restricted stock and RSU awards held by TWC employees as of December 31, 2008, without taking into account expected forfeitures, is $2 million and is expected to be recognized over a weighted-average period of one year. The fair value of Time Warner restricted stock and RSU awards held by TWC employees that vested during the year was $2 million in 2008, $3 million in 2007 and $1 million in 2006.
     For the year ended December 31, 2006, Time Warner granted 431,000 RSUs to TWC employees at a weighted-average grant date fair value of $17.40 per RSU.
TWC Equity Plan
     The Time Warner Cable Inc. 2006 Stock Incentive Plan (the “2006 Plan”) provides for the issuance of up to 33.3 million shares of TWC Class A common stock to directors, employees and certain non-employee advisors of TWC. Stock options have been granted under the 2006 Plan with exercise prices equal to the fair market value of TWC Class A common stock at the date of grant. Generally, the stock options vest ratably over a four-year vesting period and expire ten years from the date of grant. Certain stock option awards provide for accelerated vesting upon an election to retire pursuant to TWC’s defined benefit pension plans or a voluntary termination of employment after reaching a specified age and years of service.
     Pursuant to the 2006 Plan, the Company also granted RSU awards, which generally vest over a four-year period from the date of grant. RSU awards provide for accelerated vesting upon a termination of employment after reaching a specified age and years of service. Shares of TWC Class A common stock will generally be issued in connection with the vesting of an RSU. RSUs awarded to non-employee directors are not subject to vesting restrictions and the shares underlying the RSUs will be issued in connection with a director’s termination of service as a director. Holders of RSUs are generally entitled to receive dividend equivalents or retained distributions related to dividends paid by TWC.
     Upon the exercise of a stock option or the vesting of a RSU award, shares of TWC Class A common stock are issued from authorized but unissued shares.
     In connection with the Special Dividend, and as provided for in the Company’s equity plans and related award agreements, the number and the exercise prices of outstanding TWC stock options will be adjusted to maintain the fair value of those awards. The changes in the number of shares subject to options and the exercise prices will be determined by comparing the fair value of such awards immediately prior to the Special Dividend to the fair value of such awards immediately after the Special Dividend. The modifications to the outstanding equity awards will be made pursuant to existing antidilution provisions in TWC’s equity plans and related award agreements.
     Other information pertaining to each category of TWC equity-based compensation appears below.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
TWC Stock Options
     The assumptions presented in the table below represent the weighted-average value of the applicable assumption used to value TWC stock options at their grant date for the years ended December 31, 2008 and 2007.

	Year Ended December 31,
	2008	2007
Expected volatility	30.0%	24.1%
Expected term to exercise from grant date	6.51 years	6.58 years
Risk-free rate	3.2%	4.7%
Expected dividend yield	0.0%	0.0%
     The following table summarizes information about TWC stock options that were outstanding as of December 31, 2008:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number	Exercise	Contractual	Intrinsic
	of Options(a)	Price(a)	Life	Value
	(in thousands)		(in years)	(in thousands)
Outstanding as of December 31, 2007	937	$110.94
Granted	1,640	82.38
Forfeited or expired	(117)	99.36

Outstanding as of December 31, 2008	2,460	92.43	8.81	$99

Exercisable as of December 31, 2008	237	110.40	7.74	$—

(a)	Amounts recast to reflect adjustments related to the 1-for-3 TWC reverse stock split and do not include any adjustments related to the Separation.
     As of December 31, 2008, the number, weighted-average exercise price, aggregate intrinsic value and weighted-average remaining contractual term of TWC stock options vested and expected to vest approximate amounts for options outstanding. As of December 31, 2008, 26.3 million shares were available for future grants of TWC stock options. Total unrecognized compensation cost related to unvested TWC stock options as of December 31, 2008, without taking into account expected forfeitures, is $43 million and is expected to be recognized over a weighted-average period of three years.
     The weighted-average fair value of a TWC stock option granted during the year was $30.63 ($18.38, net of tax) in 2008 and $39.90 ($23.94, net of tax) in 2007. No TWC stock options were exercised during the years ended December 31, 2008 and 2007.
     During February 2009, TWC granted approximately 2.1 million options to employees under the 2006 Plan at a grant date fair value ranging from $21.18 to $21.66 per option.
TWC Restricted Stock Units
     The following table summarizes information about unvested TWC RSU awards as of December 31, 2008:

		Weighted-
		Average
	Number of	Grant Date
	Units(a)	Fair Value(a)
	(in thousands)
Unvested as of December 31, 2007	701	$110.94
Granted	993	82.35
Vested	(42)	98.82
Forfeited	(89)	98.43

Unvested as of December 31, 2008	1,563	93.78

(a)	Amounts recast to reflect adjustments related to the 1-for-3 TWC reverse stock split and do not include any adjustments related to the Separation.
     As of December 31, 2008, the intrinsic value of unvested TWC RSU awards was $101 million. Total unrecognized compensation cost related to unvested TWC RSU awards as of December 31, 2008, without taking into account expected forfeitures, is $82 million

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
and is expected to be recognized over a weighted-average period of three years. The fair value of TWC RSU awards that vested during the year was $4 million in 2008 and immaterial in 2007.
     During February 2009, TWC granted approximately 1.2 million RSUs to employees under the 2006 Plan at a grant date fair value of $54.42 per RSU.
Equity-based Compensation Expense
     Compensation expense recognized for Time Warner and TWC equity-based compensation plans for the years ended December 31, 2008, 2007 and 2006 is as follows (in millions):

	Year Ended December 31,
	2008	2007	2006
Time Warner Equity Plans:
Compensation cost recognized:
Stock options	$9	$15	$29
Restricted stock and restricted stock units	1	2	4

Total impact on Operating Income (Loss)	$10	$17	$33

Tax benefit recognized	$4	$7	$13

TWC Equity Plans:
Compensation cost recognized:
Stock options	$27	$14	$—
Restricted stock units	41	28	—

Total impact on Operating Income (Loss)	$68	$42	$—

Tax benefit recognized	$27	$17	$—

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
13. EMPLOYEE BENEFIT PLANS
Defined Benefit Plans
     The Company participates in various funded and unfunded noncontributory defined benefit pension plans administered by Time Warner through October 31, 2008 and by the Company thereafter. Pension benefits are based on formulas that reflect the employees’ years of service and compensation during their employment period. TWC uses a December 31 measurement date for its plans. A summary of activity for the defined benefit pension plans is as follows (in millions):

	December 31,
	2008	2007
Change in Benefit Obligation:
Projected benefit obligation, beginning of year	$1,220	$1,042
Service cost	96	75
Interest cost	79	68
Actuarial (gain) loss	(57)	38
Benefits paid	(21)	(21)
Plan amendment	1	—
Remeasurement impact of the Adelphia/Comcast Transactions(a)	—	18

Projected benefit obligation, end of year	$1,318	$1,220

Accumulated benefit obligation, end of year	$1,090	$1,001

Change in Plan Assets:
Fair value of plan assets, beginning of year	$1,187	$1,142
Actual return on plan assets	(455)	65
Employer contributions	402	1
Benefits paid	(21)	(21)

Fair value of plan assets, end of year	$1,113	$1,187

Funded Status:
Fair value of plan assets	$1,113	$1,187
Projected benefit obligation	1,318	1,220

Funded status, amount recognized	$(205)	$(33)

(a)	On August 1, 2007, the former employees of Adelphia and Comcast who became employees of TWC became eligible to participate in the defined benefit pension plans, which resulted in a remeasurement of those plans as of that date.
     Amounts recognized in the consolidated balance sheet consisted of (in millions):

	December 31,
	2008	2007
Noncurrent asset	$—	$4
Current liability	(11)	(2)
Noncurrent liability	(194)	(35)

	$(205)	$(33)

Accumulated other comprehensive loss:
Net actuarial loss	$768	$287
Prior service cost	1	—

	$769	$287

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Included in the change in benefit obligation table above are the following projected benefit obligations, accumulated benefit obligations and fair value of plan assets at the end of the year for the funded and unfunded defined benefit pension plans (in millions):

	Funded Plans		Unfunded Plan
	December 31,		December 31,
	2008	2007	2008	2007
Projected benefit obligation	$1,276	$1,183	$42	$37
Accumulated benefit obligation	1,045	961	45	40
Fair value of plan assets	1,113	1,187	—	—
     The components of net periodic benefit costs from continuing operations are as follows (in millions):

	Year Ended December 31,
	2008	2007	2006
Service cost	$96	$75	$63
Interest cost	79	68	58
Expected return on plan assets	(102)	(90)	(73)
Amounts amortized	18	11	29

Net periodic benefit costs	$91	$64	$77

     The estimated amounts that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost in 2009 include an actuarial loss of $63 million.
     In addition, certain employees of TWC participate in multi-employer pension plans, not included in the net periodic costs above, for which the expense was $31 million in 2008, $28 million in 2007 and $24 million in 2006.
     Weighted-average assumptions used to determine benefit obligations at December 31, 2008, 2007 and 2006 are as follows:

	Year Ended December 31,
	2008	2007	2006
Discount rate	6.17%	6.00%	6.00%
Rate of compensation increase	4.00%	4.50%	4.50%
     Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31, 2008, 2007 and 2006 are as follows:

	Year Ended December 31,
	2008	2007		2006
Discount rate	6.00%	6.00	%(a)	5.75%
Expected long-term return on plan assets	8.00%	8.00%		8.00%
Rate of compensation increase	4.50%	4.50%		4.50%

(a)	Due to the Adelphia/Comcast Transactions, the pension plans were remeasured on August 1, 2007 using a discount rate of 6.25%.
     The discount rate for the plan years ended December 31, 2007 and 2006 was determined by comparison against the Moody’s Aa Corporate Index rate, adjusted for coupon frequency and duration of the obligation, consistent with prior periods. The resulting discount rate was supported by periodic matching of plan liability cash flows to a pension yield curve constructed of a large population of high-quality corporate bonds. Effective for the plan year ending on December 31, 2008, the Company refined the discount rate determination process to rely on the matching of plan liability cash flows to a pension yield curve constructed of a large population of high-quality corporate bonds, without comparison against the Moody’s Aa Corporate Index rate. A decrease in the discount rate of 25 basis points, from 6.00% to 5.75%, while holding all other assumptions constant, would have resulted in an increase in the Company’s pension expense of approximately $13 million in 2008.
     In developing the expected long-term rate of return on assets, the Company considered the pension portfolio’s composition, past average rate of earnings and discussions with portfolio managers. The expected long-term rate of return is based on an asset allocation assumption of 75% equity securities and 25% fixed-income securities. A decrease in the expected long-term rate of return of 25 basis points, from 8.00% to 7.75%, while holding all other assumptions constant, would have resulted in an increase in the Company’s pension expense of approximately $3 million in 2008.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Effective October 31, 2008, the assets of the TWC defined benefit pension plans held in a master trust with the plan assets of other Time Warner defined benefit pension plans (the “Time Warner Master Trust”), were transferred to a new master trust established to hold the assets of the TWC defined benefit pension plans (the “TWC Master Trust”).
     The Company’s investment policy for its defined benefit pension plans is to maximize the long-term rate of return on plan assets within an acceptable level of risk while maintaining adequate funding levels. The Company’s current broad long-term strategic targets are to have a pension-assets portfolio comprised of 75% equity securities and 25% fixed-income securities, both within a target range of +/— five percentage points. Within equity securities, the Company’s objective is to achieve asset diversity in order to increase return and reduce volatility. The Company has asset allocation policy target ranges for growth and value U.S. equity securities; large, mid, and small capitalization U.S. equity securities; international equity securities; and alternative investments.
     As of December 31, 2008, the TWC Master Trust’s assets included 1.7 million shares of Time Warner common stock in the amount of $17 million (approximately 2% of total plan assets held in the TWC Master Trust). The TWC Master Trust’s weighted-average asset allocation by asset category as of December 31, 2008 is as follows: 49% equity securities, 23% fixed-income securities, 25% cash and equivalents and 3% other investments. The actual asset allocation as of December 31, 2008 differs from the broad long-term strategic target allocation primarily due to contributions made in late 2008 that will be invested in 2009. As of December 31, 2007, the Time Warner Master Trust’s assets included 4.4 million shares of Time Warner common stock in the amount of $73 million (approximately 2% of total plan assets held in the Time Warner Master Trust). The Time Warner Master Trust’s weighted-average asset allocation by asset category as of December 31, 2007 was as follows: 74% equity securities, 21% fixed-income securities, 4% cash and equivalents and 1% other investments. A portion of the fixed-income securities allocation is reserved in short-term cash investments to provide for expected pension benefits to be paid in the short term.
     The Company continuously monitors the performance of the overall pension-assets portfolio, asset-allocation policies, and the performance of individual pension-asset managers and makes adjustments and changes, as required. Every five years, or more frequently if appropriate, the Company conducts a broad strategic review of its portfolio construction and asset allocation policies. The Company does not manage any assets internally, does not have any passive investments in index funds, and does not directly utilize futures, options, or other derivative instruments or hedging with regards to the defined benefit pension plans; however, the investment mandate of some pension-assets managers allows the use of derivatives as components of their standard portfolio-management strategies.
     After considering the funded status of the Company’s defined benefit pension plans, movements in the discount rate, investment performance and related tax consequences, the Company may choose to make contributions to its pension plans in any given year. As of December 31, 2008, there were no minimum required contributions for the Company’s funded plans. The Company made $400 million of discretionary cash contributions to its funded defined benefit pension plans during the year ended December 31, 2008, and subject to market conditions and other considerations, the Company expects to make additional discretionary cash contributions of at least $150 million to its defined benefit pension plans during 2009. For the Company’s unfunded plan, contributions will continue to be made to the extent benefits are paid. Benefit payments for the unfunded plan are expected to be $11 million in 2009.
     Benefit payments for the Company’s defined benefit pension plans, including the unfunded plan previously discussed, are expected to be $30 million in 2009, $26 million in 2010, $30 million in 2011, $33 million in 2012, $41 million in 2013 and $310 million in 2014 to 2018.
Defined Contribution Plans
     TWC employees also participate in a defined contribution plan, the TWC Savings Plan, for which the expense for employer matching contributions totaled $63 million in 2008, $59 million in 2007 and $47 million in 2006. The Company’s contributions to the TWC Savings Plan are primarily based on a percentage of the employees’ elected contributions and are subject to plan provisions.
14. RELATED PARTIES
     In the normal course of conducting its business, the Company has various transactions with Time Warner, affiliates and subsidiaries of Time Warner, Comcast and the equity-method investees of TWC. Effective August 1, 2006, as a result of the completion of the Redemptions, Comcast is no longer a related party. Upon completion of the Separation, Time Warner and its

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
affiliates will no longer be related parties to TWC. A summary of these transactions is as follows for the years ended December 31, 2008, 2007 and 2006 (in millions):

	Year Ended December 31,
	2008	2007	2006
Revenues:
Advertising	$24	$11	$9
AOL broadband subscriptions	4	8	19
Road Runner revenues from TWC’s unconsolidated cable television systems joint ventures(a)	—	—	65
Other	1	1	1

Total	$29	$20	$94

Costs of revenues:
Programming services provided by subsidiaries of Time Warner and affiliates	$(1,033)	$(1,004)	$(718)
Programming services provided by affiliates of Comcast	—	—	(29)
Connectivity services provided by subsidiaries of Time Warner and affiliates	(1)	(4)	(39)
Other costs charged by subsidiaries of Time Warner and affiliates	—	(4)	(33)
Other costs charged by equity investees	(20)	(12)	(11)

Total	$(1,054)	$(1,024)	$(830)

Selling, general and administrative expenses:
Management fee income from unconsolidated cable television system joint ventures(a)	$—	$—	$28
Fees paid to Time Warner for reimbursement of certain administrative support functions and related overhead costs	(21)	(14)	(13)
Transactions with subsidiaries of Time Warner and affiliates	(1)	(2)	(6)

Total	$(22)	$(16)	$9

Interest expense, net:
Interest income on amounts receivable from unconsolidated cable television system joint ventures(a)	$—	$—	$39
Interest expense paid to Time Warner(b)	—	—	(112)

Total	$—	$—	$(73)

(a)	Amounts represent transactions with TKCCP, an equity-method investee, prior to the distribution of its assets on January 1, 2007. Refer to Note 10 for further details regarding the dissolution of TKCCP.

(b)	Amounts represent interest paid to ATC, a subsidiary of Time Warner, in connection with its $2.4 billion mandatorily redeemable preferred equity interest in TWE, which ATC contributed to TW NY, a subsidiary of TWC, in connection with the Adelphia/Comcast Transactions on July 28, 2006. Refer to Note 5 for further details.
Reimbursements of Programming Expense
     A subsidiary of Time Warner previously agreed to assume a portion of the cost of TWC’s contractual carriage arrangements with a programmer in order to secure other forms of content from the same programmer over time periods consistent with the terms of the respective TWC carriage contract. The amount assumed represented Time Warner’s best estimate of the fair value of the other content acquired by the Time Warner subsidiary at the time the agreements were executed. Under this arrangement, the Time Warner subsidiary makes periodic payments to TWC that are classified as a reduction of programming costs in the consolidated statement of operations. Payments received or receivable under this agreement totaled $39 million in 2008, $35 million in 2007 and $36 million in 2006.
15. TWC SHAREHOLDERS’ EQUITY
     TWC is authorized to issue up to 6.7 billion shares of Class A common stock, par value $0.01 per share, and 1.7 billion shares of Class B common stock, par value $0.01 per share. As of December 31, 2008, 300.7 million shares of Class A common stock and 25.0 million shares of Class B common stock were issued and outstanding. TWC is also authorized to issue up to 333 million shares of preferred stock, par value $0.01 per share; however, no preferred shares have been issued, nor does the Company have any current plans to issue any preferred shares.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     Each share of Class A common stock votes as a single class with respect to the election of Class A directors, which are required to represent not less than one-sixth of the Company’s directors and not more than one-fifth of the Company’s directors. Each share of the Company’s Class B common stock votes as a single class with respect to the election of Class B directors, which are required to represent not less than four-fifths of the Company’s directors. Each share of Class B common stock issued and outstanding generally has ten votes on any matter submitted to a vote of the stockholders, and each share of Class A common stock issued and outstanding has one vote on any matter submitted to a vote of stockholders. Except for the voting rights characteristics described above, there are no differences between the Class A and Class B common stock. The Class A common stock and the Class B common stock will generally vote together as a single class on all matters submitted to a vote of the stockholders, except with respect to the election of directors. The Class B common stock is not convertible into the Company’s Class A common stock. As a result of its shareholdings, Time Warner has the ability to cause the election of all Class A and Class B directors.
     As of December 31, 2008, Time Warner holds an 84.0% economic interest TWC (representing a 90.6% voting interest), through ownership of 82.7% of TWC’s Class A common stock and all of the outstanding shares of TWC’s Class B common stock. Refer to Note 4 for discussion pertaining to TWC’s pending separation from Time Warner.
16. COMMITMENTS AND CONTINGENCIES
     Prior to the TWE Restructuring, TWE had various contingent commitments, including guarantees, related to the TWE non-cable businesses. In connection with the TWE Restructuring, some of these commitments were not transferred with their applicable non-cable business and they remain contingent commitments of TWE. Time Warner and its subsidiary, WCI, have agreed, on a joint and several basis, to indemnify TWE from and against any and all of these contingent liabilities, but TWE remains a party to these commitments.
     TWC has cable franchise agreements containing provisions requiring the construction of cable plant and the provision of services to customers within the franchise areas. In connection with these obligations under existing franchise agreements, TWC obtains surety bonds or letters of credit guaranteeing performance to municipalities and public utilities and payment of insurance premiums. Such surety bonds and letters of credit as of December 31, 2008 and 2007 totaled $288 million and $299 million, respectively. Payments under these arrangements are required only in the event of nonperformance. TWC does not expect that these contingent commitments will result in any amounts being paid in the foreseeable future.
Contractual Obligations
     The Company has obligations under certain contractual arrangements to make future payments for goods and services. These contractual obligations secure the future rights to various assets and services to be used in the normal course of operations. For example, the Company is contractually committed to make certain minimum lease payments for the use of property under operating lease agreements. In accordance with applicable accounting rules, the future rights and obligations pertaining to firm commitments, such as operating lease obligations and certain purchase obligations under contracts, are not reflected as assets or liabilities in the consolidated balance sheet.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
     The following table summarizes the Company’s aggregate contractual obligations as of December 31, 2008, excluding obligations related to long-term debt and preferred equity that are discussed in Note 7, and the estimated timing and effect that such obligations are expected to have on the Company’s liquidity and cash flows in future periods.

		2010-	2012-	2014 and
	2009	2011	2013	thereafter	Total
	(in millions)
Programming purchases(a)	$3,098	$5,076	$2,933	$527	$11,634
Facility leases(b)	110	199	159	385	853
Data processing services	48	96	44	—	188
High-speed data connectivity(c)	40	21	7	35	103
Digital Phone connectivity(d)	453	704	280	1	1,438
Set-top box and modem purchases	175	—	—	—	175
Other	146	22	14	81	263

Total	$4,070	$6,118	$3,437	$1,029	$14,654

(a)	Programming purchases represent contracts that the Company has with cable television networks and broadcast stations to provide programming services to its subscribers. Typically, these arrangements provide that the Company purchase cable television and broadcast programming for a certain number of subscribers as long as the Company is providing video services to such number of subscribers. There is generally no obligation to purchase these services if the Company is not providing video services. Programming fees represent a significant portion of its costs of revenues. Future fees under such contracts are based on numerous variables, including number and type of customers. The amounts included above represent estimates of future programming costs based on subscriber numbers as of December 31, 2008 applied to the per-subscriber contractual rates contained in the contracts that were in effect as of December 31, 2008, for which the Company does not have the right to cancel the contract or for contracts with a guaranteed minimum commitment.

(b)	The Company has facility lease obligations under various operating leases including minimum lease obligations for real estate and operating equipment.

(c)	High-speed data connectivity obligations are based on the contractual terms for bandwidth circuits that were in use as of December 31, 2008.

(d)	Digital Phone connectivity obligations relate to transport, switching and interconnection services that allow for the origination and termination of local and long-distance telephony traffic. These expenses also include related technical support services. There is generally no obligation to purchase these services if the Company is not providing Digital Phone service. The amounts included above are based on the number of Digital Phone subscribers as of December 31, 2008 and the per-subscriber contractual rates contained in the contracts that were in effect as of December 31, 2008.
     The Company’s total rent expense, which primarily includes facility rental expense and pole attachment rental fees, amounted to $190 million in 2008, $182 million in 2007 and $149 million in 2006.
     Minimum pension funding requirements have not been presented, as such amounts have not been determined beyond 2008. The Company did not have a required minimum pension contribution obligation for its funded defined benefit pension plans in 2008; however, the Company made discretionary cash contributions of $400 million to these plans and expects to contribute at least $150 million to these plans in 2009.
Legal Proceedings
     On September 20, 2007, Brantley, et al. v. NBC Universal, Inc., et al. was filed in the U.S. District Court for the Central District of California against the Company and Time Warner. The complaint, which also named as defendants several other programming content providers (collectively, the “programmer defendants”) as well as other cable and satellite providers (collectively, the “distributor defendants”), alleged violations of Sections 1 and 2 of the Sherman Antitrust Act. Among other things, the complaint alleged coordination between and among the programmer defendants to sell and/or license programming on a “bundled” basis to the distributor defendants, who in turn purportedly offer that programming to subscribers in packaged tiers, rather than on a per channel (or “à la carte”) basis. Plaintiffs, who seek to represent a purported nationwide class of cable and satellite subscribers, demand, among other things, unspecified treble monetary damages and an injunction to compel the offering of channels to subscribers on an “à la carte” basis. On December 3, 2007, plaintiffs filed an amended complaint in this action (the “First Amended Complaint”) that, among other things, dropped the Section 2 claims and all allegations of horizontal coordination. On December 21, 2007, the programmer defendants, including Time Warner, and the distributor defendants, including TWC, filed motions to dismiss the First Amended Complaint. On March 10, 2008, the court granted these motions, dismissing the First Amended Complaint with leave to amend. On March 20, 2008, plaintiffs filed a second amended complaint (the “Second Amended Complaint”) that modified certain aspects of the First Amended Complaint in an attempt to address the deficiencies noted by the court in its prior dismissal order. On April 22, 2008, the programmer defendants, including Time Warner, and the distributor defendants, including the Company, filed motions to dismiss the Second Amended Complaint, which motions were denied by the court on June 25, 2008. On July 14, 2008, the programmer defendants and the distributor defendants filed motions requesting the court to certify its June 25, 2008 order for interlocutory appeal to the U.S. Court of Appeals for the Ninth Circuit, which motions were denied by the district court on August 4, 2008. On November 14, 2008, Time Warner was dismissed as a programmer defendant, and Turner Broadcasting System, Inc. was substituted in its place.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
The Company intends to defend against this lawsuit vigorously.
     On June 22, 2005, Mecklenburg County filed suit against TWE-A/N in the General Court of Justice District Court Division, Mecklenburg County, North Carolina. Mecklenburg County, the franchisor in TWE-A/N’s Mecklenburg County cable system, alleges that TWE-A/N’s predecessor failed to construct an institutional network in 1981 and that TWE-A/N assumed that obligation upon the transfer of the franchise in 1995. Mecklenburg County is seeking compensatory damages and TWE-A/N’s release of certain video channels it is currently using on the cable system. On April 14, 2006, TWE-A/N filed a motion for summary judgment, which is pending. TWE-A/N intends to defend against this lawsuit vigorously.
     On June 16, 1998, plaintiffs in Andrew Parker and Eric DeBrauwere, et al. v. Time Warner Entertainment Company, L.P. and Time Warner Cable filed a purported nationwide class action in U.S. District Court for the Eastern District of New York claiming that TWE sold its subscribers’ personally identifiable information and failed to inform subscribers of their privacy rights in violation of the Cable Communications Policy Act of 1984 and common law. The plaintiffs seek damages and declaratory and injunctive relief. On August 6, 1998, TWE filed a motion to dismiss, which was denied on September 7, 1999. On December 8, 1999, TWE filed a motion to deny class certification, which was granted on January 9, 2001 with respect to monetary damages, but denied with respect to injunctive relief. On June 2, 2003, the U.S. Court of Appeals for the Second Circuit vacated the district court’s decision denying class certification as a matter of law and remanded the case for further proceedings on class certification and other matters. On May 4, 2004, plaintiffs filed a motion for class certification, which the Company opposed. On October 25, 2005, the court granted preliminary approval of a class settlement arrangement, but final approval of that settlement was denied on January 26, 2007. The parties subsequently reached a revised settlement to resolve this action on terms that are not material to the Company and submitted their agreement to the district court on April 2, 2008. On May 8, 2008, the district court granted preliminary approval of the settlement, but it is still subject to final approval by the district court, and there can be no assurance that the settlement will receive this approval. Absent the issuance of final court approval of the revised settlement, the Company intends to defend against this lawsuit vigorously.
Certain Patent Litigation
     On September 1, 2006, Ronald A. Katz Technology Licensing, L.P. (“Katz”) filed a complaint in the U.S. District Court for the District of Delaware alleging that TWC and several other cable operators, among other defendants, infringe a number of patents purportedly relating to the Company’s customer call center operations and/or voicemail services. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. On March 20, 2007, this case, together with other lawsuits filed by Katz, was made subject to a Multidistrict Litigation (“MDL”) Order transferring the case for pretrial proceedings to the U.S. District Court for the Central District of California. In April 2008, TWC and other defendants filed “common” motions for summary judgment, which argued, among other things, that a number of claims in the patents at issue are invalid under Sections 112 and 103 of the Patent Act. On June 19 and August 4, 2008, the court issued orders granting, in part, and denying, in part, those motions. Defendants filed additional “individual” motions for summary judgment in August 2008, which argued, among other things, that defendants’ respective products do not infringe the surviving claims in plaintiff’s patents. Those motions have been fully briefed, but no decision has been reached. The Company intends to defend against this lawsuit vigorously.
     On June 1, 2006, Rembrandt Technologies, LP (“Rembrandt”) filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company and a number of other cable operators infringed several patents purportedly related to a variety of technologies, including high-speed data and IP-based telephony services. In addition, on September 13, 2006, Rembrandt filed a complaint in the U.S. District Court for the Eastern District of Texas alleging that the Company infringes several patents purportedly related to “high-speed cable modem internet products and services.” In each of these cases, the plaintiff is seeking unspecified monetary damages as well as injunctive relief. On June 18, 2007, these cases, along with other lawsuits filed by Rembrandt, were made subject to an MDL Order transferring the case for pretrial proceedings to the U.S. District Court for the District of Delaware. The Company intends to defend against these lawsuits vigorously.
     On April 26, 2005, Acacia Media Technologies (“AMT”) filed suit against TWC in the U.S. District Court for the Southern District of New York alleging that TWC infringes several patents held by AMT. AMT has publicly taken the position that delivery of broadcast video (except live programming such as sporting events), pay-per-view, VOD and ad insertion services over cable systems infringe its patents. AMT has brought similar actions regarding the same patents against numerous other entities, and all of the previously pending litigations have been made the subject of an MDL Order consolidating the actions for pretrial activity in the U.S. District Court for the Northern District of California. On October 25, 2005, the TWC action was consolidated into the MDL

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
proceedings. The plaintiff is seeking unspecified monetary damages as well as injunctive relief. The Company intends to defend against this lawsuit vigorously.
     From time to time, the Company receives notices from third parties claiming that it infringes their intellectual property rights. Claims of intellectual property infringement could require TWC to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question. In addition, certain agreements entered may require the Company to indemnify the other party for certain third-party intellectual property infringement claims, which could increase the Company’s damages and its costs of defending against such claims. Even if the claims are without merit, defending against the claims can be time consuming and costly.
     As part of the TWE Restructuring, Time Warner agreed to indemnify the cable businesses of TWE from and against any and all liabilities relating to, arising out of or resulting from specified litigation matters brought against the TWE non-cable businesses. Although Time Warner has agreed to indemnify the cable businesses of TWE against such liabilities, TWE remains a named party in certain litigation matters.
     The costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings (whether civil or criminal), settlements, judgments and investigations, claims and changes in those matters (including those matters described above), and developments or assertions by or against the Company relating to intellectual property rights and intellectual property licenses, could have a material adverse effect on the Company’s business, financial condition and operating results.
17. ADDITIONAL FINANCIAL INFORMATION
Other Cash Flow Information
     Additional financial information with respect to cash (payments) and receipts is as follows (in millions):

	Year Ended December 31,
	2008	2007	2006
Cash paid for interest	$(745)	$(855)	$(667)
Interest income received	38	10	5

Cash paid for interest, net	$(707)	$(845)	$(662)

Cash paid for income taxes	$(40)	$(298)	$(478)
Cash refunds of income taxes	4	6	4

Cash paid for income taxes, net	$(36)	$(292)	$(474)

     Noncash financing activities for the year ended December 31, 2007 included TWC’s 50% equity interest in the Houston Pool of TKCCP, valued at $880 million, delivered as the purchase price for Comcast’s 50% equity interest in the Kansas City Pool of TKCCP.
     Noncash financing and investing activities for the year ended December 31, 2006 included shares of TWC’s common stock, valued at approximately $5.5 billion, delivered as part of the purchase price for the assets acquired in the Adelphia Acquisition; mandatorily redeemable preferred equity, valued at $2.4 billion, contributed by ATC to TW NY in connection with the TWE Redemption; Urban Cable, with a fair value of $190 million, transferred as part of the Exchange; and cable systems with a fair value of approximately $3.1 billion transferred by TWC in the Redemptions.

TIME WARNER CABLE INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
Interest Expense, Net
     Interest expense, net consists of (in millions):

	Year Ended December 31,
	2008	2007	2006
Interest income	$38	$13	$44
Interest expense	(961)	(907)	(690)

Total interest expense, net	$(923)	$(894)	$(646)

Other Current Liabilities
     Other current liabilities consists of (in millions):

	December 31,
	2008	2007
Accrued interest	$368	$193
Accrued compensation and benefits	297	310
Accrued franchise fees	181	169
Accrued insurance	139	133
Accrued sales and other taxes	128	127
Accrued advertising and marketing support	88	71
Other accrued expenses	231	234

Total other current liabilities	$1,432	$1,237

TIME WARNER CABLE INC.
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and
Shareholders of Time Warner Cable Inc.
     We have audited the accompanying consolidated balance sheet of Time Warner Cable Inc. (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows and equity for each of the three years in the period ended December 31, 2008. Our audits also included the Supplementary Information and Financial Statement Schedule II listed in the Index. These financial statements, supplementary information and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements, supplementary information and financial statement schedule based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Time Warner Cable Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related supplementary information and financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
     As discussed in Note 1 to the accompanying consolidated financial statements, as of January 1, 2009, the Company adopted Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, using a retrospective application method. Also, as of January 1, 2007, the Company adopted the provisions of Emerging Issues Task Force Issue No. 06-2, Accounting for Sabbatical Leave and Other Similar Benefits, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Time Warner Cable Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 19, 2009 expressed an unqualified opinion thereon.
/s/ ERNST &YOUNG LLP
Charlotte, North Carolina
February 19, 2009
except for the “Changes in Basis of Presentation” as discussed in Note 1, as to which the date is June 8, 2009

TIME WARNER CABLE INC.
SELECTED FINANCIAL INFORMATION
     The selected financial information set forth below for each of the three years in the period ended December 31, 2008 has been derived from and should be read in conjunction with the audited financial statements and other financial information presented elsewhere herein. The selected financial information set forth below for the years ended December 31, 2005 and 2004 has been derived from audited financial statements not included herein. Capitalized terms are as defined and described in the consolidated financial statements or elsewhere herein.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(recast; in millions, except per share data)
Selected Operating Statement Information:(a)
Revenues:
Video	$10,524	$10,165	$7,632	$6,044	$5,706
High-speed data	4,159	3,730	2,756	1,997	1,642
Voice	1,619	1,193	715	272	29
Advertising	898	867	664	499	484

Total revenues	17,200	15,955	11,767	8,812	7,861
Total costs and expenses(b)	28,982	13,189	9,588	7,026	6,307

Operating Income (Loss)(b)	(11,782)	2,766	2,179	1,786	1,554
Interest expense, net	(923)	(894)	(646)	(464)	(465)
Income from equity investments, net	16	11	129	43	41
Other income (expense), net(c)	(383)	145	2	1	11

Income (loss) from continuing operations before income taxes	(13,072)	2,028	1,664	1,366	1,141
Income tax benefit (provision)	5,109	(806)	(645)	(156)	(454)

Income (loss) from continuing operations	(7,963)	1,222	1,019	1,210	687
Discontinued operations, net of tax	—	—	1,042	109	101
Cumulative effect of accounting change, net of tax(d)	—	—	2	—	—

Net income (loss)	(7,963)	1,222	2,063	1,319	788
Less: Net income (loss) attributable to noncontrolling interests	619	(99)	(87)	(66)	(62)

Net income (loss) attributable to TWC	$(7,344)	$1,123	$1,976	$1,253	$726

Basic income (loss) from continuing operations attributable to TWC per common share	$(22.55)	$3.45	$2.84	$3.45	$1.89
Discontinued operations	—	—	3.14	0.31	0.29
Cumulative effect of accounting change	—	—	0.01	—	—

Basic net income (loss) attributable to TWC per common share	$(22.55)	$3.45	$5.99	$3.76	$2.18

Diluted income (loss) from continuing operations attributable to TWC per common share	$(22.55)	$3.45	$2.84	$3.45	$1.89
Discontinued operations	—	—	3.14	0.31	0.29
Cumulative effect of accounting change	—	—	0.01	—	—

Diluted net income (loss) attributable to TWC per common share	$(22.55)	$3.45	$5.99	$3.76	$2.18

Average common shares outstanding:
Basic	325.7	325.6	330.1	333.3	333.3

Diluted	325.7	325.7	330.1	333.3	333.3

	December 31,
	2008	2007	2006	2005	2004
	(in millions)
Selected Balance Sheet Information:(a)
Cash and equivalents	$5,449	$232	$51	$12	$102
Total assets	47,889	56,600	55,821	43,724	43,189
Total debt and preferred equity	18,028	13,877	14,732	6,863	7,299
Cash dividends declared per common share	—	—	—	—	—

(a)	The following items impact the comparability of results from period to period: (i) on January 1, 2007, TWC began consolidating the results of the Kansas City Pool it received upon the distribution of the assets of TKCCP, which previously was accounted for as an equity-method investee and (ii) on July 31, 2006, a subsidiary of TWC and Comcast completed the Adelphia/Comcast Transactions.

(b)	Total costs and expenses and Operating Income (Loss) in 2008 includes a $14.822 billion impairment on cable franchise rights as a result of the Company’s annual impairment testing and a $58 million loss on the sale of cable systems. Total costs and expenses and Operating Income (Loss) also include restructuring costs of $15 million in 2008 and merger-related and restructuring costs of $23 million in 2007, $56 million in 2006 and $42 million in 2005 (none in 2004).

(c)	Other income (expense), net, in 2008 includes pretax impairments on equity-method investments totaling $375 million, primarily consisting of a $367 million impairment on the Company’s investment in Clearwire LLC, $17 million of direct transaction costs (e.g., legal and professional fees) related to the Separation, and a pretax gain of $9 million recorded on the sale of a cost-method investment. Other income (expense), net, in 2007 includes a pretax gain of $146 million related to the sale of TWC’s 50% equity interest in the Houston Pool of TKCCP.

(d)	Cumulative effect of accounting change, net of tax, includes a benefit of $2 million in 2006 related to the cumulative effect of a change in accounting principle in connection with the adoption of FAS 123R.

TIME WARNER CABLE INC.
QUARTERLY FINANCIAL INFORMATION
(Unaudited)

	Quarters Ended
	March 31,	June 30,	September, 30	December 31,
	(recast; in millions, except per share data)
2008(a)
Revenues:
Subscription	$3,963	$4,065	$4,116	$4,158
Advertising	197	233	224	244

Total revenues	4,160	4,298	4,340	4,402
Operating Income (Loss)	636	738	788	(13,944)
Net income (loss) attributable to TWC	242	277	301	(8,164)
Basic and diluted net income (loss) attributable to TWC per common share	0.74	0.85	0.92	(25.07)
Cash provided by operating activities	1,186	1,349	1,329	1,436
Common stock—high	84.36	94.68	89.88	78.78
Common stock—low	65.85	75.93	70.20	48.90

2007(a)
Revenues:
Subscription	$3,662	$3,788	$3,780	$3,858
Advertising	189	226	221	231

Total revenues	3,851	4,014	4,001	4,089
Operating Income	579	711	681	795
Net income attributable to TWC	276	272	248	327
Basic and diluted net income attributable to TWC per common share	0.85	0.84	0.76	1.00
Cash provided by operating activities	1,006	1,198	1,049	1,310
Common stock—high	117.03	120.09	126.33	101.22
Common stock—low	107.79	108.30	92.31	70.80

(a)	Per common share amounts for the quarters and full years have each been calculated separately. Accordingly, quarterly amounts may not sum to the annual amounts because of differences in the weighted-average common shares outstanding during each period.

TIME WARNER CABLE INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
     Time Warner Entertainment Company, L.P. (“TWE”) and TW NY Cable Holding Inc. (“TW NY” and, together with TWE, the “Guarantor Subsidiaries”) are subsidiaries of Time Warner Cable Inc. (the “Parent Company”). The Guarantor Subsidiaries have fully and unconditionally, jointly and severally, directly or indirectly, guaranteed the debt issued by the Parent Company in its 2007 registered exchange offer and its 2008 public offerings. The Parent Company owns 100% of the voting interests, directly or indirectly, of both TWE and TW NY.
     The Securities and Exchange Commission’s rules require that condensed consolidating financial information be provided for subsidiaries that have guaranteed debt of a registrant issued in a public offering, where each such guarantee is full and unconditional and where the voting interests of the subsidiaries are 100% owned by the registrant. Set forth below are condensed consolidating financial statements presenting the financial position, results of operations, and cash flows of (i) the Parent Company, (ii) the Guarantor Subsidiaries on a combined basis (as such guarantees are joint and several), (iii) the direct and indirect non-guarantor subsidiaries of the Parent Company (the “Non-Guarantor Subsidiaries”) on a combined basis and (iv) the eliminations necessary to arrive at the information for Time Warner Cable Inc. on a consolidated basis.
     There are no legal or regulatory restrictions on the Parent Company’s ability to obtain funds from any of its subsidiaries through dividends, loans or advances.
     These condensed consolidating financial statements should be read in conjunction with the consolidated financial statements of Time Warner Cable Inc.
Basis of Presentation
     In presenting the condensed consolidating financial statements, the equity method of accounting has been applied to (i) the Parent Company’s interests in the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries and (ii) the Guarantor Subsidiaries’ interests in the Non-Guarantor Subsidiaries, where applicable, even though all such subsidiaries meet the requirements to be consolidated under U.S. generally accepted accounting principles. All intercompany balances and transactions between the Parent Company, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries have been eliminated, as shown in the column “Eliminations.”
     The accounting bases in all subsidiaries, including goodwill and identified intangible assets, have been allocated to the applicable subsidiaries. Interest income (expense) is determined based on third-party debt and the relevant intercompany amounts within the respective legal entity.
     Time Warner Cable Inc. is not a separate taxable entity for U.S. federal and various state income tax purposes and its results are included in the consolidated U.S. federal and certain state income tax returns of Time Warner Inc. In the condensed consolidating financial statements, tax expense has been presented based on each subsidiary’s legal entity basis. Deferred taxes of the Parent Company, the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries have been presented based upon the temporary differences between the carrying amounts of the respective assets and liabilities of the applicable entities.
     Costs incurred by the Parent Company, the Guarantor Subsidiaries or the Non-Guarantor Subsidiaries are allocated to the various entities based on the relative usage of such expenses.

TIME WARNER CABLE INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS—(Continued)
Consolidating Balance Sheet
December 31, 2008

			Non-
	Parent	Guarantor	Guarantor		TWC
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(recast; in millions)
ASSETS
Current assets:
Cash and equivalents(a)	$5,395	$5,204	$—	$(5,150)	$5,449
Receivables, net	6	183	503	—	692
Receivables from affiliated parties	1,161	3	569	(1,572)	161
Deferred income tax assets	156	108	108	(216)	156
Prepaid expenses and other current assets	113	44	44	—	201

Total current assets	6,831	5,542	1,224	(6,938)	6,659
Investments in and amounts due to (from) consolidated subsidiaries	39,117	16,023	8,147	(63,287)	—
Investments	20	12	863	—	895
Property, plant and equipment, net	—	3,468	10,069	—	13,537
Intangible assets subject to amortization, net	—	6	487	—	493
Intangible assets not subject to amortization	—	5,417	18,677	—	24,094
Goodwill	4	3	2,094	—	2,101
Other assets	72	4	34	—	110

Total assets	$46,044	$30,475	$41,595	$(70,225)	$47,889

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2	$110	$434	$—	$546
Deferred revenue and subscriber-related liabilities	—	40	116	—	156
Payables to affiliated parties	—	634	1,147	(1,572)	209
Accrued programming expense	—	324	206	—	530
Other current liabilities	352	520	560	—	1,432

Total current liabilities	354	1,628	2,463	(1,572)	2,873
Long-term debt	15,001	2,726	—	—	17,727
Mandatorily redeemable preferred membership units issued by a subsidiary	—	—	300	—	300
Mandatorily redeemable preferred equity issued by a subsidiary	—	2,400	—	(2,400)	—
Deferred income tax liabilities, net	8,149	3,799	3,780	(7,535)	8,193
Long-term payables to affiliated parties	5,150	576	8,702	(14,428)	—
Other liabilities	226	115	181	—	522
TWC shareholders’ equity:
Due to (from) TWC and subsidiaries	—	1,733	(209)	(1,524)	—
Other TWC shareholders’ equity	17,164	15,187	26,378	(41,565)	17,164

Total TWC shareholders’ equity	17,164	16,920	26,169	(43,089)	17,164
Noncontrolling interests	—	2,311	—	(1,201)	1,110

Total equity	17,164	19,231	26,169	(44,290)	18,274

Total liabilities and equity	$46,044	$30,475	$41,595	$(70,225)	$47,889

(a)	Cash and equivalents at the Guarantor Subsidiaries primarily represents TWE’s intercompany amounts receivable from TWC under TWC’s internal investment program. Amounts bear interest at TWC’s prevailing commercial paper rates minus 0.025% and are settled daily.

TIME WARNER CABLE INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS—(Continued)
Consolidating Balance Sheet
December 31, 2007

			Non-
	Parent	Guarantor	Guarantor		TWC
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(recast; in millions)
ASSETS
Current assets:
Cash and equivalents(a)	$185	$3,458	$—	$(3,411)	$232
Receivables, net	—	171	572	—	743
Receivables from affiliated parties	719	2	359	(1,078)	2
Deferred income tax assets	91	52	52	(104)	91
Prepaid expenses and other current assets	5	40	50	—	95

Total current assets	1,000	3,723	1,033	(4,593)	1,163
Investments in and amounts due to (from) consolidated subsidiaries	50,704	23,223	9,752	(83,679)	—
Investments	13	38	684	—	735
Property, plant and equipment, net	—	3,268	9,605	—	12,873
Intangible assets subject to amortization, net	—	6	713	—	719
Intangible assets not subject to amortization	—	8,150	30,775	—	38,925
Goodwill	4	3	2,110	—	2,117
Other assets	35	4	29	—	68

Total assets	$51,756	$38,415	$54,701	$(88,272)	$56,600

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$—	$41	$376	$—	$417
Deferred revenue and subscriber-related liabilities	—	59	105	—	164
Payables to affiliated parties	30	408	844	(1,078)	204
Accrued programming expense	—	308	201	—	509
Other current liabilities	82	569	586	—	1,237
Current liabilities of discontinued operations	—	3	2	—	5

Total current liabilities	112	1,388	2,114	(1,078)	2,536
Long-term debt	10,240	3,337	—	—	13,577
Mandatorily redeemable preferred membership units issued by a subsidiary	—	—	300	—	300
Mandatorily redeemable preferred equity issued by a subsidiary	—	2,400	—	(2,400)	—
Deferred income tax liabilities, net	13,244	7,008	7,008	(13,969)	13,291
Long-term payables to affiliated parties	3,411	416	8,704	(12,495)	36
Other liabilities	43	180	207	—	430
TWC shareholders’ equity:
Due to (from) TWC and subsidiaries	—	450	(350)	(100)	—
Other TWC shareholders’ equity	24,706	20,120	36,718	(56,838)	24,706

Total TWC shareholders’ equity	24,706	20,570	36,368	(56,938)	24,706
Noncontrolling interests	—	3,116	—	(1,392)	1,724

Total equity	24,706	23,686	36,368	(58,330)	26,430

Total liabilities and equity	$51,756	$38,415	$54,701	$(88,272)	$56,600

(a)	Cash and equivalents at the Guarantor Subsidiaries primarily represents TWE’s intercompany amounts receivable from TWC under TWC’s internal investment program. Amounts bear interest at TWC’s prevailing commercial paper rates minus 0.025% and are settled daily.

TIME WARNER CABLE INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS—(Continued)
Consolidating Statement of Operations
Year Ended December 31, 2008

			Non-
	Parent	Guarantor	Guarantor		TWC
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(recast; in millions)
Revenues	$—	$3,324	$14,050	$(174)	$17,200

Costs of revenues	—	1,783	6,536	(174)	8,145
Selling, general and administrative	—	425	2,429	—	2,854
Depreciation	—	664	2,162	—	2,826
Amortization	—	1	261	—	262
Restructuring costs	—	4	11	—	15
Impairment of cable franchise rights	—	2,729	12,093	—	14,822
Loss on sale of cable systems	—	11	47	—	58

Total costs and expenses	—	5,617	23,539	(174)	28,982

Operating Loss	—	(2,293)	(9,489)	—	(11,782)
Equity in pretax loss of consolidated subsidiaries	(11,531)	(6,723)	(1,726)	19,980	—
Interest income (expense), net	(504)	(466)	47	—	(923)
Other income (expense), net	(15)	11	(363)	—	(367)

Loss before income taxes	(12,050)	(9,471)	(11,531)	19,980	(13,072)
Income tax benefit	4,706	3,255	3,310	(6,162)	5,109

Net loss	(7,344)	(6,216)	(8,221)	13,818	(7,963)
Less: Net loss attributable to noncontrolling interests	—	1,227	—	(608)	619

Net loss attributable to TWC	$(7,344)	$(4,989)	$(8,221)	$13,210	$(7,344)

TIME WARNER CABLE INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS—(Continued)
Consolidating Statement of Operations
Year Ended December 31, 2007

			Non-
	Parent	Guarantor	Guarantor		TWC
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(recast; in millions)
Revenues	$—	$3,360	$12,761	$(166)	$15,955

Costs of revenues	—	1,649	6,059	(166)	7,542
Selling, general and administrative	—	532	2,116	—	2,648
Depreciation	—	640	2,064	—	2,704
Amortization	—	17	255	—	272
Merger-related and restructuring costs	—	9	14	—	23

Total costs and expenses	—	2,847	10,508	(166)	13,189

Operating Income	—	513	2,253	—	2,766
Equity in pretax income (loss) of consolidated subsidiaries	2,138	1,290	(151)	(3,277)	—
Interest expense, net	(264)	(499)	(131)	—	(894)
Other income (expense), net	(11)	—	167	—	156

Income before income taxes	1,863	1,304	2,138	(3,277)	2,028
Income tax provision	(740)	(525)	(536)	995	(806)

Net income	1,123	779	1,602	(2,282)	1,222
Less: Net income attributable to noncontrolling interests	—	(7)	—	(92)	(99)

Net income attributable to TWC	$1,123	$772	$1,602	$(2,374)	$1,123

TIME WARNER CABLE INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS—(Continued)
Consolidating Statement of Operations
Year Ended December 31, 2006

			Non-
	Parent	Guarantor	Guarantor		TWC
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(recast; in millions)
Revenues	$—	$3,303	$8,612	$(148)	$11,767

Costs of revenues	—	1,600	3,904	(148)	5,356
Selling, general and administrative	2	607	1,517	—	2,126
Depreciation	—	599	1,284	—	1,883
Amortization	—	62	105	—	167
Merger-related and restructuring costs	—	19	37	—	56

Total costs and expenses	2	2,887	6,847	(148)	9,588

Operating Income (Loss)	(2)	416	1,765	—	2,179
Equity in pretax income (loss) of consolidated subsidiaries	1,710	1,044	(165)	(2,589)	—
Interest expense, net	(146)	(474)	(26)	—	(646)
Other income, net	(6)	1	136	—	131

Income from continuing operations before income taxes	1,556	987	1,710	(2,589)	1,664
Income tax provision	(620)	(412)	(424)	811	(645)

Income from continuing operations	936	575	1,286	(1,778)	1,019
Discontinued operations, net of tax	1,038	120	244	(360)	1,042
Cumulative effect of accounting change, net of tax	2	1	3	(4)	2

Net income	1,976	696	1,533	(2,142)	2,063
Less: Net income attributable to noncontrolling interests	—	(32)	—	(55)	(87)

Net income attributable to TWC	$1,976	$664	$1,533	$(2,197)	$1,976

TIME WARNER CABLE INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS—(Continued)
Consolidating Statement of Cash Flows
Year Ended December 31, 2008

			Non-
	Parent	Guarantor	Guarantor		TWC
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(recast; in millions)
OPERATING ACTIVITIES
Net loss	$(7,344)	$(6,216)	$(8,221)	$13,818	$(7,963)
Adjustments for noncash and nonoperating items:
Depreciation and amortization	—	665	2,423	—	3,088
Impairment of cable franchise rights	—	2,729	12,093	—	14,822
Pretax loss on asset sales	—	2	47	—	49
Excess of distributions over equity in pretax income of consolidated subsidiaries	11,531	6,723	1,726	(19,980)	—
(Income) loss from equity investments, net of cash distributions	—	(3)	381	—	378
Deferred income taxes	(4,557)	(3,213)	(3,149)	5,959	(4,960)
Equity-based compensation expense	—	78	—	—	78
Changes in operating assets and liabilities, net of acquisitions	(557)	442	(77)	—	(192)

Cash provided (used) by operating activities	(927)	1,207	5,223	(203)	5,300

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	(659)	(3)	(579)	556	(685)
Capital expenditures from continuing operations	—	(926)	(2,596)	—	(3,522)
Proceeds from asset sales	—	16	51	—	67

Cash used by investing activities	(659)	(913)	(3,124)	556	(4,140)

FINANCING ACTIVITIES
Borrowings (repayments), net	1,533	—	—	(1,739)	(206)
Borrowings	7,182	—	—	—	7,182
Repayments	(2,217)	(600)	—	—	(2,817)
Debt issuance costs	(97)	—	—	—	(97)
Net change in investments in and amounts due to and from consolidated subsidiaries	395	2,055	(2,097)	(353)	—
Other financing activities	—	(3)	(2)	—	(5)

Cash provided (used) by financing activities	6,796	1,452	(2,099)	(2,092)	4,057

INCREASE IN CASH AND EQUIVALENTS	5,210	1,746	—	(1,739)	5,217
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	185	3,458	—	(3,411)	232

CASH AND EQUIVALENTS AT END OF PERIOD	$5,395	$5,204	$—	$(5,150)	$5,449

TIME WARNER CABLE INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS—(Continued)
Consolidating Statement of Cash Flows
Year Ended December 31, 2007

			Non-
	Parent	Guarantor	Guarantor		TWC
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(recast; in millions)
OPERATING ACTIVITIES
Net income	$1,123	$779	$1,602	$(2,282)	$1,222
Adjustments for noncash and nonoperating items:
Depreciation and amortization	—	657	2,319	—	2,976
Pretax gain on sale of 50% equity interest in the Houston Pool of TKCCP	—	—	(146)	—	(146)
Excess (deficiency) of distributions over equity in pretax income of consolidated subsidiaries	(2,138)	(1,290)	151	3,277	—
Loss from equity investments, net of cash distributions	9	22	3	(22)	12
Deferred income taxes	317	342	342	(618)	383
Equity-based compensation expense	—	59	—	—	59
Changes in operating assets and liabilities, net of acquisitions	(242)	430	(178)	—	10
Adjustments relating to discontinued operations	—	23	24	—	47

Cash provided (used) by operating activities	(931)	1,022	4,117	355	4,563

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	(22)	(6)	(32)	—	(60)
Capital expenditures from continuing operations	—	(918)	(2,515)	—	(3,433)
Proceeds from asset sales	—	1	60	—	61

Cash used by investing activities	(22)	(923)	(2,487)	—	(3,432)

FINANCING ACTIVITIES
Borrowings (repayments), net	(438)	—	—	(1,107)	(1,545)
Borrowings	8,387	—	—	—	8,387
Repayments	(7,679)	—	—	—	(7,679)
Debt issuance costs	(29)	—	—	—	(29)
Net change in investments in and amounts due to and from consolidated subsidiaries	841	1,077	(1,563)	(355)	—
Other financing activities	5	(22)	(67)	—	(84)

Cash provided (used) by financing activities	1,087	1,055	(1,630)	(1,462)	(950)

INCREASE IN CASH AND EQUIVALENTS	134	1,154	—	(1,107)	181
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	51	2,304	—	(2,304)	51

CASH AND EQUIVALENTS AT END OF PERIOD	$185	$3,458	$—	$(3,411)	$232

TIME WARNER CABLE INC.
SUPPLEMENTARY INFORMATION
CONDENSED CONSOLIDATING FINANCIAL STATEMENTS—(Continued)
Consolidating Statement of Cash Flows
Year Ended December 31, 2006

			Non-
	Parent	Guarantor	Guarantor		TWC
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated
	(recast; in millions)
OPERATING ACTIVITIES
Net income	$1,976	$696	$1,533	$(2,142)	$2,063
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	(2)	(1)	(3)	4	(2)
Depreciation and amortization	—	661	1,389	—	2,050
Excess (deficiency) of distributions over equity in pretax income of consolidated subsidiaries	(1,710)	(1,044)	165	2,589	—
(Income) loss from equity investments, net of cash distributions	6	—	(135)	—	(129)
Deferred income taxes	240	93	93	(161)	265
Equity-based compensation expense	—	33	—	—	33
Changes in operating assets and liabilities, net of acquisitions	(286)	468	63	—	245
Adjustments relating to discontinued operations	(1,038)	(73)	(146)	327	(930)

Cash provided (used) by operating activities	(814)	833	2,959	617	3,595

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(8,712)	(1)	(9,704)	8,555	(9,862)
Capital expenditures from continuing operations	—	(966)	(1,752)	—	(2,718)
Capital expenditures from discontinued operations	—	(34)	(22)	—	(56)
Proceeds from asset sales	—	2	4	—	6
Other investing activities	—	—	631	—	631

Cash used by investing activities	(8,712)	(999)	(10,843)	8,555	(11,999)

FINANCING ACTIVITIES
Borrowings (repayments), net	2,082	—	—	(1,431)	651
Borrowings	10,300	—	8,702	(8,702)	10,300
Repayments	(975)	—	—	—	(975)
Debt issuance costs	(17)	—	—	—	(17)
Issuance of mandatorily redeemable preferred membership units by a subsidiary	—	—	300	—	300
Net change in investments and amounts due to and from consolidated subsidiaries	28	1,775	(1,186)	(617)	—
Redemption of Comcast’s interest in TWC	(1,857)	(147)	—	147	(1,857)
Other financing activities	4	(31)	68	—	41

Cash provided by financing activities	9,565	1,597	7,884	(10,603)	8,443

INCREASE IN CASH AND EQUIVALENTS	39	1,431	—	(1,431)	39
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	12	873	—	(873)	12

CASH AND EQUIVALENTS AT END OF PERIOD	$51	$2,304	$—	$(2,304)	$51

TIME WARNER CABLE INC.
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

		Additions
	Balance at	Charged to		Balance
	Beginning	Costs and		at End
	of Period	Expenses(a)	Deductions	of Period
	(in millions)
Year Ended December 31, 2008:
Allowance for doubtful accounts	$87	$262	$(259)	$90

Year Ended December 31, 2007:
Allowance for doubtful accounts	$73	$267	$(253)	$87

Year Ended December 31, 2006:
Allowance for doubtful accounts	$51	$189	$(167)	$73

(a)	Additions in 2006 include approximately $15 million attributable to the Adelphia Acquisition and the Exchange.